Exhibit 99.1

Independent Auditor’s Report
To the Board of Directors
1st Mariner Bank
We have audited the accompanying consolidated statements of financial condition of 1st Mariner Bank and Subsidiaries (the Bank) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended (collectively, the financial statements). These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting policies used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Mariner Bank and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Baltimore, Maryland
March 31 2017

Report of Independent Registered Public Accounting Firm
To the Board of Directors
1st Mariner Bank
Baltimore, Maryland
We have audited the accompanying consolidated statements of financial condition of 1st Mariner Bank and Subsidiaries (the Bank) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st Mariner Bank and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
Blue Bell, Pennsylvania
March 30 2016

Independent Auditor’s Report
To the Board of Directors
1st Mariner Bank
Baltimore, Maryland
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of 1st Mariner Bank, which comprise the consolidated statement of financial condition as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the period from June 17, 2014 (inception) to December 31, 2014, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st Mariner Bank as of December 31, 2014, and the results of its operations and its cash flows for the period from February 7, 2014 (inception) to December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.
Other Matter
We also have examined in accordance with attestation standards established by the American Institute of Certified Public Accountants, 1st Mariner Bank’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 1992 and our report dated April 28, 2015 expressed an unqualified opinion.
Blue Bell, Pennsylvania
April 28, 2015

Consolidated Financial Statements
As of and For the Years Ended December 31, 2016 and 2015

Consolidated Statements of Financial Condition
(dollars in thousands, except per share data)
	December 31,
	2016	2015
ASSETS
Cash and due from banks	$5,431	$7,088
Federal funds sold and interest-bearing deposits	14,637	32,229
Cash and cash equivalents	20,068	39,317
Certificates of deposit	992	992
Securities available for sale (“AFS”), at fair value	143,471	175,488
Loans held for sale (“LHFS”), at fair value	41,143	52,438
Loans receivable	656,138	543,332
Allowance for loan losses	(3,832)	(2,804)
Loans receivable, net	652,306	540,528
Real estate acquired through foreclosure	4,899	6,652
Restricted stock investments	5,569	3,364
Premises and equipment, net	34,990	33,288
Goodwill	10,502	10,502
Other Intangible assets	5,137	6,035
Accrued interest receivable	2,884	2,629
Bank-owned life insurance (“BOLI”)	42,701	41,650
Prepaid expenses and other assets	7,367	8,154
Total assets	$972,029	$921,037
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$137,905	$134,311
Interest-bearing	617,429	616,408
Total deposits	755,334	750,719
Short-term borrowings	100,000	40,479
Long-term borrowings	11,609	21,933
Accrued expenses and other liabilities	5,185	9,680
Total liabilities	872,128	822,811
Stockholders’ equity:
Preferred stock, $10 par value; 10,000,000 shares authorized; Series A, noncumulative perpetual preferred stock; 1,774,125 shares issued and outstanding	17,741	17,741
Common stock, $10 par value; 10,000,000 shares authorized; 3,725,893 shares issued and outstanding	37,259	37,259
Additional paid-in capital	55,763	55,191
Retained deficit	(9,670)	(10,722)
Accumulated other comprehensive loss	(1,192)	(1,243)
Total stockholders’ equity	99,901	98,226
Total liabilities and stockholders’ equity	$972,029	$921,037

See accompanying notes to Consolidated Financial Statements

Consolidated Statements of Operations
(dollars in thousands, except per share data)
	Years Ended December 31,
	2016	2015
Interest income:
Loans	$28,399	$29,427
Securities and other earning assets	4,301	2,390
Total interest income	32,700	31,817
Interest expense:
Deposits	3,905	2,932
Short-term borrowings	192	38
Long-term borrowings	288	167
Total interest expense	4,385	3,137
Net interest income	28,315	28,680
Provision for loan losses	2,673	3,191
Net interest income after provision for loan losses	25,642	25,489
Noninterest income:
Mortgage-banking revenue	14,008	14,397
ATM fees	2,091	2,186
Service fees on deposits	1,545	1,588
Gain on sale of AFS securities, net	143	300
Gain on disposal of premises and equipment	222	23
Gain on acquired loans	367	—
Commissions on sales of nondeposit investment products	166	158
Income from BOLI	1,828	1,065
Other	856	1,067
Total noninterest income	21,226	20,784
Noninterest expense:
Salaries and employee benefits	24,346	25,079
Occupancy	7,218	7,557
Furniture, fixtures, and equipment	875	1,616
Professional services	789	1,899
Advertising	170	743
Marketing and promotion	778	562
Data processing	2,392	2,389
ATM servicing expenses	457	431
Write-downs, losses, and costs of real estate acquired through foreclosure, net of gains	140	1,075
Federal Deposit Insurance Corporation (“FDIC”) insurance premiums	957	1,306
Service and maintenance – facilities	1,058	1,273
Service and maintenance – software	1,310	816
Corporate Insurance	403	547
Consulting fees	735	1,157
Loan expenses	908	1,777
Amortization of intangible assets	898	1,049
Other	2,382	2,754
Total noninterest expense	45,816	52,030
Net income (loss) before income taxes	1,052	(5,757)
Income tax expense	—	—
Net income (loss)	$1,052	$(5,757)
Net income (loss) per common share – basic and diluted	$0.28	$(1.55)

See accompanying notes to Consolidated Financial Statements

Consolidated Statements of Comprehensive Income (Loss)
(dollars in thousands)
	Years Ended December 31,
	2016	2015
Net income (loss)	$1,052	$(5,757)
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities arising during the period	194	(1,329)
Reclassification adjustment for net gains on securities included in net income (loss)	(143)	(300)
Total other comprehensive income (loss)	51	(1,629)
Total other comprehensive income (loss)	$1,103	$(7,386)

See accompanying notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands, except number of shares)
	Years Ended December 31, 2016 and 2015
	Number of Shares of Preferred Stock	Number of Shares of Common Stock	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2015	1,774,125	3,725,893	$17,741	$37,259	$55,000	$(4,965)	$386	$105,421
Net loss	—	—	—	—	—	(5,757)	—	(5,757)
Stock compensation	—	—	—	—	191	—	—	191
Change in unrealized gains and losses on AFS securities	—	—	—	—	—	—	(1,629)	(1,629)
Balance at December 31, 2015	1,774,125	3,725,893	17,741	37,259	55,191	(10,722)	(1,243)	98,226
Net income	—	—	—	—	—	1,052	—	1,052
Stock compensation	—	—	—	—	572	—	—	572
Change in unrealized gains and losses on AFS securities	—	—	—	—	—	—	51	51
Balance at December 31, 2016	1,774,125	3,725,893	$17,741	$37,259	$55,763	$(9,670)	$(1,192)	$99,901

See accompanying notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
(dollars in thousands)
	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$1,052	$(5,757)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	2,350	3,301
Stock compensation	572	191
Amortization of unearned loan fees and costs, net	955	966
Accretion of discounts on purchased loans, net	(1,984)	(4,682)
Amortization of premiums on AFS securities	1,021	329
Amortization of intangible assets	898	1,049
Amortization of premiums on purchased deposits	(355)	(907)
Gains on sales of LHFS	(20,291)	(22,476)
Increase in accrued interest receivable	(255)	(293)
Gain on sale of AFS securities, net	(143)	(300)
Gain on acquired loans	(367)	—
Provision for loan losses	2,673	3,191
Write-downs and losses on sales of real estate acquired through foreclosure, net of gains	(191)	615
Gain on disposal of premises and equipment	(222)	(23)
Increase in cash surrender value of BOLI	(1,828)	(1,065)
Originations of mortgage LHFS	(783,658)	(917,308)
Proceeds from mortgage LHFS	811,376	946,931
Net decrease in accrued expenses and other liabilities	(3,718)	(1,526)
Net decrease in prepaid expenses and other assets	787	2,270
Net cash provided by operating activities	8,672	4,506
Cash flows from investing activities:
Loan principal (disbursements), net of repayments	(112,945)	(59,631)
Proceeds from sales of loans	3,118	21,205
Purchase of restricted stock investments	(2,205)	(1,261)
Purchase of certificates of deposit	—	(992)
(Purchases) of premises and equipment, net of proceeds from disposals	(3,830)	350
Activity in AFS securities:
Maturities/calls/repayments	23,709	9,702
Purchases	(21,029)	(158,540)
Sales	28,510	32,680
Proceeds from sales of real estate acquired through foreclosure	2,584	2,849
Net cash used in investing activities	(82,088)	(153,638)
Cash flows from financing activities:
Net increase in deposits	4,970	61,498
Additional borrowings	573,000	197,000
Repayments of borrowings	(523,803)	(160,136)
Net cash provided by financing activities	54,167	98,362
Decrease in cash and cash equivalents	(19,249)	(50,770)
Cash and cash equivalents at beginning of period	39,317	90,087
Cash and cash equivalents at end of period	$20,068	$39,317
Supplemental information:
Interest paid on deposits and borrowed funds	$4,361	$3,144
Transfer of loans to real estate acquired through foreclosure	640	2,537
Transfers of LHFS to loan portfolio	3,868	2,702
See accompanying notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
As of and For the Years Ended December 31, 2016 and 2015
(1)
Summary of Significant Accounting Policies

Organization
First Mariner Bank (“First Mariner,” “the Bank,” “we,” “our,” or “us”) is a bank incorporated under the laws of the state of Maryland and is headquartered in Baltimore, Maryland. The Bank was purchased out of bankruptcy from First Mariner Bancorp by RKJS Bank on June 17, 2014 in a transaction that was accounted for as a business combination, with First Mariner Bank being the successor bank after merging with RKJS Bank. The majority of the Bank’s private ownership group consists of private equity investment firms, with the four largest investors consisting of Priam Capital Fund I LP, Patriot Financial Partners II, L.P., Greenhill Capital Partners III L.P., and TFO Financial Institutions Restructuring Fund II LLC.
Basis of Presentation, and Use of Estimates
We provide financial services to customers primarily within the Central Maryland region. A portion of activities related to mortgage lending are more dispersed and cover parts of the Mid-Atlantic region and other regions outside of the state of Maryland. We serve local consumers, small and medium size businesses, professionals, and other customers by offering a broad range of financial products and services, including Internet and mobile banking, commercial banking, cash management, mortgage lending, and retail banking. We fund a variety of loan types including commercial and residential real estate loans, commercial term loans and lines and letters of credit, and consumer loans. We do not have any concentrations to any one industry or customer. However, our customers’ ability to repay loan agreements is dependent on the real estate and general economic conditions of the market area.
Our consolidated financial statements include the accounts of the Bank and its subsidiaries, FM Appraisals, LLC (“FM Appraisals”) and Canton Crossing II, LLC (“CCII”). All significant intercompany accounts and transactions have been eliminated in consolidation. Events occurring through March 31, 2017, the date the financial statements were available to be issued, were considered in the preparation of the financial statements. Certain reclassifications have been made to amounts previously reported to conform to classifications made in 2016.
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S.”) (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses (the “Allowance”), real estate acquired through foreclosure, impairment of AFS securities, valuations of financial instruments, measurement and assessment of intangible assets, and deferred income taxes. In connection with these determinations, management evaluates historical trends and ratios and, where appropriate, obtains independent appraisals for significant assets and prepares fair value analyses. Actual results could differ significantly from those estimates.
Cash and Cash Equivalents
We consider all highly liquid securities with original maturities of three months or less to be cash equivalents. For reporting purposes, assets grouped in the Consolidated Statements of Financial Condition under the captions “Cash and due from banks” and “Federal funds sold and interest-bearing deposits” are considered cash or cash equivalents. For financial statement purposes, these assets are carried at cost. Federal funds sold and interest-bearing deposits have overnight maturities and are generally in excess of amounts that would be recoverable under FDIC insurance.

Securities
We designate securities into one of two categories at the time of purchase. Debt securities that we have the intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt securities not classified as held to maturity and equity securities are considered AFS and are reported at estimated fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity in accumulated other comprehensive loss.
AFS Securities are evaluated periodically to determine whether a decline in value is other than temporary. The term “other than temporary” is not intended to indicate a permanent decline in value. Rather, it means that the prospects for near term recovery of carrying value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the security.
The initial indications of other-than-temporary impairment (“OTTI”) for both debt and equity securities are a decline in the fair value below the amount recorded for a security and the severity and duration of the decline. In determining whether an impairment is other than temporary, we consider the length of time and the extent to which the fair value has been below cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, our intent to sell the security, and if it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. For marketable equity securities, we also consider the issuer’s financial condition, capital strength, and near-term prospects. For debt securities, we also consider the cause of the price decline (general level of interest rates and industry- and issuer-specific factors), the issuer’s financial condition, near-term prospects and current ability to make future payments in a timely manner, the issuer’s ability to service debt, and any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action. For debt securities, once a decline in value is determined to be other than temporary, the security is segmented into credit- and noncredit-related components. Any impairment adjustment due to identified credit-related components is recorded as an adjustment to current period earnings, while noncredit-related fair value adjustments are recorded through accumulated other comprehensive loss. For equity securities, any determined decline in value that is determined to be other than temporary is recorded as an adjustment to current period earnings in its entirety. In situations where we intend to sell or it is more likely than not that we will be required to sell the security, the entire OTTI loss is recognized in earnings.
Gains or losses on the sales of securities are calculated on a specific-identification basis and are determined on a trade-date basis. Premiums and discounts on securities are amortized (accreted) over the term of the security using methods that approximate the interest method.
LHFS
Loans originated for sale are carried at fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, on current investor yield requirements or third party pricing models. Gains and losses on loan sales are determined using the specific-identification method and are recognized through mortgage-banking revenue in the Consolidated Statements of Operations.
When we sell mortgage loans, we make certain representations to the purchaser related to loan ownership, loan compliance and legality, and accurate documentation, among other things. If a loan is found to be out of compliance with any of the representations subsequent to the date of purchase, we may be required to repurchase the loan or indemnify the purchaser for losses related to the loan, depending on the agreement with the purchaser. In addition other factors may cause us to be required to repurchase or “make-whole” a loan previously sold.
The most common reason for a loan repurchase is due to a documentation error or disagreement with an investor, early borrower default or, on rare occasions, for borrower fraud. Loan purchase agreements are subject to normal representations and warranties. Repurchase requests are negotiated with each investor at the time we are notified of the demand and an appropriate reserve is taken at that time. Repurchase and/or “make-whole” requests are initially negotiated by the secondary marketing department and monitored by the secondary marketing committee where most disagreements are resolved with no reserve requirement or loss to the Bank. In the event there is an unresolved repurchase or “make-whole” request, the loan is managed by the secondary marketing committee and is elevated to be monitored by the mortgage oversight committee to determine the final settlement terms with the investor. Repurchased loans are subsequently sold when feasible or held for investment. Loans that we decide to hold for investment are transferred at the lower of cost or market value (“LCM”), using a risk-based model to calculate the respective discount. We did not repurchase any loans in 2016 or 2015. Our reserve for potential repurchase losses was $595,000 and $1.8 million as of December 31, 2016 and 2015, respectively. The total reserves represent (1) reserves calculated based upon an analysis of specific loans in question and (2) reserves calculated using historical and industry experience rates applied to current new loan production. We do not foresee increases in repurchases to be a growing trend nor do we see it having a significant impact on our financial results.
Loans Receivable
Our loans receivable are stated at their principal balance outstanding, net of related deferred fees and costs.
Risk Characteristics
Commercial Portfolio
Credit risk in commercial lending, which includes commercial, commercial mortgage, commercial construction, and consumer construction loans, can vary significantly, as losses as a percentage of outstanding loans can shift widely during economic cycles and are particularly sensitive to changing economic conditions.
The risks associated with each commercial portfolio class are as follows:
Commercial and Commercial Mortgage — The primary loan-specific risks in commercial and commercial mortgage loans are: deterioration of the business and/or collateral values, deterioration of the financial condition of the borrowers and/or guarantors, which creates a risk of default, and the risk that real estate collateral values determined through appraisals are not reflective of the true property values.
Portfolio risk includes condition of the economy, changing demand, large concentrations, and geographic concentrations.
Commercial Construction — loan-specific and portfolio risks related to commercial construction loans also carry the loan-specific and portfolio risks of commercial and commercial mortgage loans as described above. Additional loan-specific risks include project budget overruns and performance variables related to the contractor and subcontractors. An additional loan-specific risk for commercial construction of residential developments is the risk that the builder has a geographical concentration of developments.
Consumer Construction — loan-specific and portfolio risks related to consumer construction loans to builders and ultimate homeowners carry the same loan-specific and portfolio risks as commercial construction loans as described above.
In general, improving economic conditions may result in improved operating results on the part of commercial customers, enhancing their ability to meet debt service requirements. However, any improvements in operating cash flows can be offset by the impact of rising interest rates that could occur during improved economic times. Declining economic conditions may have an adverse effect on the operating results of commercial customers, reducing their ability to meet debt service obligations.
Consumer Portfolio
Our consumer portfolio includes first- and second-lien mortgage loans and other loans to individuals. The risks associated with each portfolio class are as follows:
Residential Mortgage, Home Equity, and 2nd Mortgage — The primary loan-specific risks related to residential mortgage, home equity, and 2nd mortgage lending include: unemployment, deterioration in real estate values, our ability to assess the creditworthiness of the customer, deterioration in the borrowers financial condition, whether the result of personal issues or a general economic downturn, and the risk that property values determined through appraisals are not reflective of the true property values. The portfolio risks for these types of loans are the same as for commercial and commercial mortgages as described above.
Other Consumer — The primary loan-specific risks of consumer loans are: unemployment, deterioration of the borrower’s financial condition, whether the result of personal issues or a general economic downturn, and for certain consumer loans such as auto loans and boat loans, there is also a risk of deterioration in the value of the collateral. The portfolio risks for these types of loans are the same as for commercial and commercial mortgages as described above.
Generally, consumer loans are segregated into homogeneous pools with similar risk characteristics. We do not individually grade consumer loans. Such loans are classified as performing or nonperforming. Trends such as delinquency and loss and current economic conditions in consumer loan pools are utilized in determining loss factors for such pools.
Income recognition
Interest income on loans is accrued at the contractual rate based on the principal outstanding. Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual loan terms or until the date of sale or disposition. Accrual of interest is discontinued when its receipt is in doubt, which typically occurs when a loan becomes impaired. Any interest accrued to income in the year when interest accruals are discontinued is generally reversed. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of the collateral is sufficient to satisfy the principal balance and accrued interest. Payments on nonaccrual loans are applied to principal. See additional information on loan impairment and nonaccrual status below.
Nonaccrual status
For smaller noncommercial loans, we place loans in nonaccrual status when they are contractually past due 90 days as to either principal or interest, unless the loan is well secured and in the process of collection, or earlier, when, in the opinion of management, the collection of principal and interest is in doubt. For all commercial loans and larger loans, management applies Financial Accounting Standards Board (“FASB”) guidance on impaired loan accounting to determine accrual status. Under that guidance, when it is probable that we will be unable to collect all payments due, including interest, we place the loan in nonaccrual status. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Specifically, in order for a nonaccrual loan to be returned to accrual status, a borrower must make six consecutive monthly payments and the borrower must demonstrate the ability to keep the loan current going forward. When a loan is partially charged off, the remaining balance remains in nonaccrual status.
As a result of our ongoing review of the loan portfolio, we may classify loans as nonaccrual even though the presence of collateral or the borrower’s financial strength may be sufficient to provide for ultimate repayment. In general, loans are charged off when a loan or a portion thereof is considered uncollectible. We determine that the entire balance of a loan is contractually delinquent for all classes if the minimum payment is not received by the specified due date. Interest and fees continue to accrue on past due loans until the date the loan goes in nonaccrual status.
Impairment
We determine a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, impaired loans consist of nonaccrual loans and troubled debt restructures (“TDR” or “TDRs”) (see separate discussion on TDRs below). We do not consider a loan impaired during a period of delay in payment if we expect to collect all amounts due, including interest past due. Generally we consider a period of delay in payment to include delinquency up to 90 days, but may extend this period if the loan is collateralized by residential or commercial real estate with a low loan-to-value (“LTV”) ratio, and where collection and repayment efforts are progressing. In general, we evaluate our commercial, commercial mortgage, commercial construction, and consumer construction classes of loans individually for impairment and evaluate larger groups of smaller-balance homogeneous loans, which include our residential mortgage, home equity and second mortgage, and other consumer classes of loans, collectively for impairment, or, individually at the time certain events occur, such as delinquency or notification by the borrower of financial trouble.
We measure loan impairment (1) at the present value of expected cash flows discounted at the loan’s effective interest rate, (2) at the observable market price, or (3) at the fair value of the collateral, less estimated costs to sell, if the loan is collateral dependent. If our measure of the impaired loan is less than the recorded investment in the loan, we recognize an impairment loss through the Allowance.
When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreement.
See separate discussion of purchased impaired loans below.
Fees and costs
Origination and commitment fees and direct origination costs on loans held for investment generally are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Fees to extend loans three months or less are recognized in income upon receipt. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.
Transfers of LHFS to the loan portfolio
In accordance with FASB guidance on mortgage-banking activities, any loans which are originally originated for sale into the secondary market and which we subsequently elect to transfer into the Bank’s loan portfolio are valued at LCM at the time of the transfer with any decline in value recorded as a charge against mortgage-banking revenue in noninterest income.
Purchased loans
Purchased loans are recorded at their initial fair value and segregated into pools of loans with credit deterioration and loans with no credit deterioration. Credit deterioration is determined based on the probability of collection of all contractually required principal and interest payments. The determination of credit quality deterioration as of the purchase date may include parameters such as past due and nonaccrual status, commercial risk ratings, cash flow projections, type of loan and collateral, collateral value, and recent LTV ratios or appraised values. For loans acquired with no evidence of credit deterioration, the fair value discount or premium is accreted/amortized over the contractual life of the loan as an adjustment to yield. For loans acquired with evidence of credit deterioration, the Bank determines at the acquisition date the excess of the loan’s contractually required payments over all cash flows expected to be collected as an amount that should not be accreted into interest income (nonaccretable difference). The remaining amount, representing the difference in the expected cash flows of acquired loans and the initial investment in the acquired loans, is accreted into interest income over the remaining life of the loan or pool of loans (accretable yield) using the interest method. Subsequent to the purchase date, increases in expected cash flows over those expected at the purchase date are recognized prospectively as interest income over the remaining life of the loan as an adjustment to the accretable yield. Any decreases in the present value of expected cash flows after the purchase date are recognized as impairments as allocated portions of the Allowance. Subsequent to the purchase date, the methods utilized to estimate the required Allowance are similar to originated loans.
TDRs
We strive to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related now-modified loan is classified as a TDR. These modified terms may include rate reductions, principal forgiveness, payment extensions, payment forbearance, and/or other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. These loans are excluded from pooled loss forecasts and a separate reserve, included in the Allowance, is provided under the accounting guidance for loan impairment. At the time that a loan is modified, we evaluate any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole remaining source of repayment for the loan is the liquidation of the collateral. In these cases, we use the current fair value of the collateral, less selling costs, instead of discounted cash flows. Any impairment amount is then established as an allocated portion of the Allowance.
Allowance for Loan Losses
Our Allowance represents an estimated amount that, in management’s judgment, will be adequate to absorb probable incurred losses on existing loans. Management uses a disciplined process and methodology to establish the Allowance each quarter. To determine the Allowance, we estimate the reserves needed for each loan class, including loans analyzed individually and loans analyzed on a pooled basis.
To determine the general portion of the Allowance, loans are pooled by loan class and losses are determined using historical experience and quantitative analysis over the loss emergence period. Historical loss factors are applied to the pools to determine the appropriate reserve related to those loans. Additionally, environmental factors are applied to each loan class that are based upon management’s evaluation of various conditions that are not directly measured in the determination of the formula and other allowances. See “Impairment” above for discussion of the determination of the impaired allocation portion of the Allowance.
On a quarterly basis, we also analyze our purchased loan portfolios to determine if any allowance is required. We perform cash flow analyses on purchased loan pools to determine if any deterioration has occurred in the pools. If deterioration has occurred, we compare the deterioration to any remaining discount on the pools to determine if additional reserves are required as part of the Allowance.
The establishment of the Allowance relies on a consistent process that requires management review and judgment and timely responses to changes in economic conditions and other influences. From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the Allowance.
We monitor differences between estimated and actual incurred loan losses utilizing charge-off history. Loans deemed uncollectible are charged against, while recoveries are credited to, the Allowance. Management adjusts the level of the Allowance through the provision for loan losses, which is recorded as a current period operating expense.
Commercial (including commercial mortgages) and construction loans (including both commercial and consumer) are generally evaluated for impairment when the loan becomes 90 days past due and/or is rated as substandard. The difference between the fair value of the collateral, less estimated selling costs, and the carrying value of the loan is charged off at that time. Residential mortgage loans are generally charged down to the estimated collectible amount when the loan becomes 120 days past due or is placed in nonaccrual status, whichever is earlier. Consumer loans are generally charged off when the loan becomes 120 days past due or when it is determined that the amounts due are uncollectible (whichever is earlier). The above charge-off guidelines may not apply if the loan is both well secured and in the process of collection.
Real Estate Acquired Through Foreclosure
We record real estate acquired through foreclosure at the fair value, less estimated costs to sell, on the acquisition date and at the lower of such initial amount or estimated fair value less estimated selling costs thereafter. Estimated fair value is based upon many subjective factors, including location and condition of the property and current economic conditions, among other things. Because the calculation of fair value relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Write-downs at the time of transfer are made through the Allowance. Write-downs subsequent to transfer are included in noninterest expense, along with operating income, net of related expenses, and gains or losses realized upon disposition of such properties.
Restricted Stock Investments
The Bank is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) based on specific percentages of outstanding mortgages, total assets, or FHLB advances. Purchases and sales of stock are made directly with the FHLB at par value. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.
The Bank maintains an investment in capital stock of a bankers’ bank. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.
Premises and Equipment
Our premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using straight-line and accelerated methods over the estimated useful lives of the assets. Additions and betterments are capitalized and charges for repairs and maintenance are expensed when incurred. The cost and accumulated depreciation or amortization is eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income. Premises and equipment have estimated useful lives ranging from 3 to 39 years.
BOLI
BOLI is carried at the aggregate cash surrender value of life insurance policies owned where the Bank is named beneficiary. Increases in cash surrender value derived from crediting rates for underlying insurance policies are credited to noninterest income.
Goodwill and Other Intangible Assets
Goodwill represents the excess purchase price paid over the fair value of the net assets acquired in a business combination and is allocated to the Bank’s reporting units. Based upon an in-depth analysis performed in accordance with FASB guidance, we have determined that we have one reporting unit – commercial and consumer banking.
Goodwill is not amortized but is tested for impairment periodically. We assess goodwill for potential impairment annually as of November 30, or during the year if an event or other circumstance indicates that we may not be able to recover the carrying amount of the asset. As of the testing date, we determine the fair value of the reporting unit. If the fair value of the reporting unit exceeds its book value, no write-down of the recorded goodwill is required.
As of November 30, 2016, we performed a fair value analysis for the reporting period and determined that the fair value of the reporting unit was greater than its carrying amount and that there was no evidence of impairment of goodwill.
Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our other intangible assets include the fair value of our trade name and a core deposit intangible. The trade name intangible and the core deposit intangible are amortized over an estimated useful life of 10 years.
Impairment of Long-Lived Assets
We continually monitor events and changes in circumstances that could indicate that our carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through a requirement to repurchase them before their maturity.
Income Taxes
Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred income taxes are provided on income and expense items when they are reported for financial statement purposes in periods different from the periods in which these items are recognized in the income tax returns. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based upon consideration of available evidence, including tax planning strategies and other factors. As of December 31, 2016 and 2015, we maintained a valuation allowance against the full amount of our net deferred tax asset.
The calculation of tax assets and liabilities is complex and requires the use of estimates and judgment since it involves the application of complex tax laws that are subject to different interpretations by us and the various tax authorities. These interpretations are subject to challenge by the tax authorities upon audit or to reinterpretation based on management’s ongoing assessment of facts and evolving case law.
Periodically and in the ordinary course of business, we are involved in inquiries and reviews by tax authorities that normally require management to provide supplemental information to support certain tax positions we take in our tax returns. Uncertain tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit or liability that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. For tax positions not meeting the “more likely than not” test, no tax benefit or liability is recorded. Management believes it has taken appropriate positions on its tax returns, although the ultimate outcome of any tax review cannot be predicted with certainty. No assurance can be given that the final outcome of these matters will not be different than what is reflected in the financial statements.
We recognize interest and penalties related to income tax matters in income tax expense.
Advertising
We expense our advertising costs as incurred, except payments for major sponsorships which are amortized over an estimated life not to exceed one year. Advertising expenses amounted to $170,000 and $743,000 for 2016 and 2015, respectively.
Stock Compensation
In 2015, the First Mariner Bank 2015 Equity Incentive Plan (“Plan”) was approved by the Bank’s Board of Directors. The Plan provides for the granting of up to 700,000 shares through incentive and non-qualifying stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, Phantom Stock, performance awards, or any combination of the foregoing to selected key employees on a periodic basis at the discretion of the board.
Option exercise prices are equal to or greater than the fair market value of the common stock on the date of the grant. Vesting schedules are determined at the time of the grant. Options granted under the Plan have an exercise price which may not be less than 100% of the fair market value of the common stock on the date of the grant and terminate ten years from the date of grant. The exercise price of stock options must be paid for in full in cash or shares of Bank common stock, or a combination of both. The Board has the discretion when making a grant of stock options to impose restrictions on the shares to be purchased upon the exercise of such options.
Derivatives and Hedging Activities
We maintain and account for derivatives in accordance with FASB guidance on accounting for derivative instruments and hedging activities. When we enter into the derivative contract, we designate a derivative as held for trading, an economic hedge, or a qualifying hedge as detailed in the literature. The designation may change based upon management’s reassessment or changing circumstances.
We designate at inception whether a derivative contract is considered hedging or nonhedging. All of our derivatives are nonexchange traded contracts, and as such, their fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation.
For qualifying hedges, we formally document at inception all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various accounting hedges. We utilize derivatives to manage interest rate risk in certain cases.
Derivatives utilized by the Bank include interest rate lock commitments (“IRLCs”) and forward settlement contracts as described below.
The Bank, through First Mariner Mortgage (a division of the Bank), enters into IRLCs, under which we originate residential mortgage loans with interest rates determined prior to funding. IRLCs on mortgage loans that we intend to sell in the secondary market are considered derivatives. For these IRLCs, we protect the Bank from changes in interest rates through the use of forward sales of to be issued (“TBA”) mortgage-backed securities. We are exposed to price risk from the time a mortgage loan closes until the time the loan is sold. We utilize forward sales of TBA mortgage-backed securities to manage exposure to price risk. During the period of the rate lock commitment and from the time a loan is closed with the borrowers and sold to investors, we remain exposed to basis (execution, timing, and/or volatility) risk in that the changes in value of our forward sales commitments may not equal or completely offset the changes in value of the rate commitments. We also mitigate counterparty risk by entering into commitments with proven counterparties and pre-approved financial intermediaries.
The market value of IRLCs is not readily ascertainable with precision because they are not actively traded in stand-alone markets. The Bank determines the fair value of IRLCs by measuring the change in the value of the underlying asset, while taking into consideration the probability that the IRLCs will close.
Changes in interest rates could materially affect the fair value of the IRLCs or the forward commitments. In the case of the loan related derivatives, fair value is also impacted by the probability that the rate lock commitment will not close (“fallout factor”). Changes in interest rates could result in changes in the fallout factor, which might magnify or counteract the sensitivities. The impact of an interest rate shift on the fallout ratio is nonsymmetrical and nonlinear. At December 31, 2016 and 2015, we did not have any designated hedges as we do not designate IRLCs or forward sales commitments on LHFS originations as hedges. We recognize any gains and losses on IRLCs and forward sales commitments on LHFS originations through mortgage-banking revenue in the Consolidated Statement of Operations.
(2)
Restrictions on Cash and Due From Banks

The Bank is required by the Federal Reserve Board (“FRB”) to maintain certain cash reserve balances based principally on deposit liabilities. Due to large vault cash amounts at December 31, 2016, no additional reserves were required at the FRB. The Bank pledged $1.7 million and $6.1 million in cash for exposure on debit card transactions and as collateral for hedging activities, respectively, at December 31, 2016.

(3)
AFS Securities

The composition of our AFS securities portfolio is as follows at December 31:
	2016
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Mortgage-backed securities	$129,128	$161	$1,232	$128,057
Trust preferred securities	3,025	48	—	3,073
U.S. government agency notes	6,718	23	38	6,703
Corporate bonds	5,042	—	148	4,894
Equity securities – mutual funds	750	—	6	744
	$144,663	$232	$1,424	$143,471

	2015
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Mortgage-backed securities	$150,076	$183	$1,080	$149,179
Trust preferred securities	3,045	—	8	3,037
U.S. government agency notes	17,813	14	191	17,636
Corporate bonds	5,047	—	167	4,880
Equity securities – mutual funds	750	6	—	756
	$176,731	$203	$1,446	$175,488

Contractual maturities of debt securities at December 31, 2016 are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Due after five year through ten years	$5,042	$4,894
Due after ten years	9,743	9,776
Mortgage-backed securities	129,128	128,057
	$143,913	$142,727

The following tables show the level of our gross unrealized losses and the fair value of the associated securities by type and duration of loss position for AFS securities at December 31:
	2016
	Less than 12 months		12 months or more		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(dollars in thousands)
Mortgage-backed securities	$113,496	$1,229	$750	$3	$114,246	$1,232
U.S. government agency notes	770	6	4,041	32	4,811	38
Corporate bonds	4,894	148	—	—	4,894	148
Equity securities – mutual funds	744	6	—	—	744	6
	$119,904	$1,389	$4,791	$35	$124,695	$1,424

	2015
	Less than 12 months		12 months or more		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(dollars in thousands)
Mortgage-backed securities	$135,778	$1,080	$—	$—	$135,778	$1,080
Trust preferred securities	—	—	3,037	8	3,037	8
U.S. government agency notes	12,695	191	—	—	12,695	191
Corporate bonds	4,880	167	—	—	4,880	167
	$153,353	$1,438	$3,037	$8	$156,390	$1,446

For AFS securities, gross unrealized losses totaled $1.4 million as of December 31, 2016 and equaled 1.1% of the fair value of securities with unrealized losses as of that date. A total of 52 securities were in an unrealized loss position as of December 31, 2016, with the largest single unrealized loss in any one security totaling $79,000.
All of the securities that are impaired are so due to declines in fair values resulting from changes in interest rates or increased credit/liquidity spreads since the time they were purchased. We have the intent to hold these debt securities to maturity, and, for equity securities in a loss position, for the foreseeable future and believe it is not more likely than not that we will be required to sell the securities before anticipated recovery. We expect these securities will be repaid in full, with no losses realized. As such, management considers the impairments to be temporary.
During 2016 and 2015, we recognized gross gains on the sale of AFS securities of  $173,000 and $337,000, respectively, and recognized gross losses on the sale of AFS securities of  $30,000 and $37,000, respectively.
The outstanding balance of no single issuer, except for U.S. government agency notes, exceeded 10% of stockholders’ equity at December 31, 2016.
At December 31, 2016, none of our securities were subject to OTTI.
At December 31, 2016, we held securities with an aggregate carrying value (fair value) of  $95.8 million that we have pledged as collateral for certain mortgage-banking activities and borrowings.
(4)
Loans Receivable and Allowance for Loan Losses

Loans receivable are summarized as follows at December 31:
	2016	2015
	(dollars in thousands)
Commercial	$108,455	$78,441
Commercial mortgage	214,982	193,790
Commercial construction	34,503	14,607
Consumer construction	7,021	11,169
Residential mortgage	172,818	150,844
Consumer	121,569	96,935
Total loans	659,348	545,786
Unearned loan fees, net	(3,210)	(2,454)
	$656,138	$543,332

Included in consumer loan totals in the above table are overdrawn commercial and retail checking accounts totaling approximately $77,000 and $31,000 as of December 31, 2016 and 2015, respectively.
At December 31, 2016, we had pledged loans with carrying values of  $223.2 million as collateral for potential borrowings.

Purchased Credit-Impaired Loans
We have purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows as of December 31:
	2016	2015
	(dollars in thousands)
Commercial	$1,215	$1,672
Commercial mortgage	6,461	13,452
Commercial construction	1,828	7,713
Consumer construction	1,557	1,594
Residential mortgage	2,879	3,104
Consumer	852	880
Outstanding balance	14,792	28,415
Net discount on purchased impaired loans	(2,018)	(3,458)
Net carrying amount	$12,774	$24,957

For those purchased credit impaired loans disclosed above, we maintained allocations of the Allowance of  $410,000 and $303,000 for such loans at December 31, 2016 and 2015, respectively.
The following table presents changes in the accretable discount on purchased credit-impaired loans for the years ended December 31:
	2016	2015
	(dollars in thousands)
Beginning balance	$1,741	$3,240
Accretion	(1,202)	(2,697)
Reclassification	328	1,198
Ending balance	$867	$1,741

Credit Quality
Management has an established methodology to determine the adequacy of the Allowance that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the Allowance, we have segmented our loan portfolio by product type. Our portfolio loan segments are commercial, commercial mortgage, commercial construction, consumer construction, residential mortgage, and consumer. We have evaluated all segments to determine if subcategorization into classes is warranted based upon our credit review methodology. We have divided consumer loans into two classes, (1) home equity and second mortgage loans and (2) other consumer loans.
To establish the general portion of the Allowance, loans are pooled by portfolio class and a historical loss percentage is applied to each class of nonimpaired loans. Those percentages are then applied to the current period loan balances to determine the required reserve. We then apply additional general loss factors to the different segments of loans to reflect various environmental factors. For individually evaluated loans, we do additional analyses to determine any impairment. In general, this impairment is included as part of the Allowance. These loss estimates are performed under multiple economic scenarios to establish a range of potential outcomes for each criterion. Management applies judgment to develop its own view of loss probability within that range, using external and internal parameters with the objective of establishing an Allowance inherent within these portfolios as of the reporting date.

The following table presents by portfolio segment, the changes in the Allowance, and the recorded investment in loans as of and for the year ended December 31, 2016:
	Commercial	Commercial Mortgage	Commercial Construction	Consumer Construction	Residential Mortgage	Consumer	Unallocated	Total
	(dollars in thousands)
Beginning Balance	$778	$884	$38	$54	$331	$719	$—	$2,804
Charge-offs	(168)	(97)	—	(231)	(458)	(836)	—	(1,790)
Recoveries	—	—	—	—	56	89	—	145
Net charge offs	(168)	(97)	—	(231)	(402)	(747)	—	(1,645)
(Reversal of) provision for loan losses	(163)	514	208	302	1,042	770	—	2,673
Ending Balance	$447	$1,301	$246	$125	$971	$742	$—	$3,832
Ending balance – individually evaluated for impairment	$—	$—	$—	$—	$338	$203	$—	$541
Ending balance – purchased impaired loans	22	155	19	114	—	100	—	410
Ending balance – collectively evaluated for impairment	425	1,146	227	11	633	439	—	2,881
	$447	$1,301	$246	$125	$971	$742	$—	$3,832
Ending loan balance – individually evaluated for impairment	$16	$1,589	$—	$—	$11,143	$1,341		$14,089
Ending loan balance – purchased impaired loans	946	5,107	1,594	1,568	2,708	851		12,774
Ending loan balance – collectively evaluated for impairment	107,248	207,833	33,084	5,333	158,264	117,513		629,275
	$108,210	$214,529	$34,678	$6,901	$172,115	$119,705		$656,138

The following table presents by portfolio segment, the changes in the Allowance, and the recorded investment in loans as of and for year ended December 31, 2015:
	Commercial	Commercial Mortgage	Commercial Construction	Consumer Construction	Residential Mortgage	Consumer	Unallocated	Total
	(dollars in thousands)
Beginning Balance	$51	$352	$163	$168	$599	$100	$—	$1,433
Charge-offs	(236)	(67)	—	—	(1,295)	(995)	—	(2,593)
Recoveries	271	15	3	—	125	359	—	773
Net recoveries (charge offs)	35	(52)	3	—	(1,170)	(636)	—	(1,820)
Provision for (reversal of) loan losses	692	584	(128)	(114)	902	1,255	—	3,191
Ending Balance	$778	$884	$38	$54	$331	$719	$—	$2,804
Ending balance – individually evaluated for impairment	$—	$168	$—	$—	$141	$308	$—	$617
Ending balance – purchased impaired loans	—	—	—	—	—	303	—	303
Ending balance – collectively evaluated for impairment	778	716	38	54	190	108	—	1,884
	$778	$884	$38	$54	$331	$719	$—	$2,804
Ending loan balance – individually evaluated for impairment	$—	$2,925	$—	$58	$9,144	$1,760		$13,887
Ending loan balance – purchased impaired loans	1,408	10,856	7,464	1,740	2,728	761		24,957
Ending loan balance – collectively evaluated for impairment	76,785	179,086	7,190	9,233	138,571	93,623		504,488
	$78,193	$192,867	$14,654	$11,031	$150,443	$96,144		$543,332

We use creditworthiness categories to grade commercial loans. Our internal grading system is based on experiences with similarly graded loans. Risk ratings of 6 and higher are reviewed each quarter. Reviews occur on the remaining credits when specific circumstances warrant it. Our internal risk ratings are as follows:
Superior Credit Quality (“RR1”) — This category includes credits that are secured by up to 95% advance against cash balances, municipal or corporate bonds carrying an A rating or better (subject to maturity), U.S. Government securities (subject to maturity), and fully marketable securities of companies with an A or better debt rating. In addition, the borrower must have a reasonable financial condition evidenced by complete financial statements. At December 31, 2016 and 2015, none of our loans carried this risk rating.
High Credit Quality (“RR2”) — This category generally includes credits that are secured by up to 70% advance against municipal or corporate bonds carrying an A rating or better, U.S. Government securities, and marketable securities of companies with an A or better debt rating, or a first deed of trust on residential owner-occupied property with an LTV ratio of 80% or less and adequate cash flow to service the debt. At December 31, 2016 and 2015, none of our loans carried this risk rating.
Above Average Credit Quality (“RR3”) — This category includes business loans to publicly traded companies with a B rating or better, commercial construction loans with a contingent-free take-out or substantial pre-leasing (75% or more of leasable space) with an LTV ratio of 70% or less, residential construction loans with pre-sold units and an LTV ratio of 75% or less as long as sales are on a noncontingent basis and the overall project is progressing on schedule as originally determined, loans to individuals with liquid assets and strong net worth and the additional ability to service the debt from sources unrelated to the purpose of the credit extension, and monitored credits to borrowers of sound financial condition with approved advance rates providing adequate margin so that collateral can be easily liquidated within 90 days or less.
Average/Satisfactory Credit Quality (“RR4”) — In general, this category includes small-to-medium sized companies with satisfactory financial condition, cash flow, profitability, and balance sheet and income statement ratios, term loans and revolving credits with annual clean-up requirements, the majority of retail commercial credits, loans to partnerships or small businesses, most wholesale sales finance lines, wholesale distributors whose capital position and profitability are at Risk Management Association averages, and loans to individuals with acceptable financial condition and sufficient net cash flow to service the debt as long as the source of repayment is identifiable and sufficient to liquidate the debt within an acceptable period of time and a secondary source of repayment is evident.
Acceptable With Care (“RR5”) — This category includes secured loans to small or medium sized companies which have suffered a financial setback where a convincing plan for correction demonstrates the deficiency is temporary in nature, loans with debt service coverage ratios below or LTV ratios above policy guidelines, most construction and development loans, permanent loans underwritten based on pro forma rents as opposed to historical or actual rents, real estate loans where the project is moderately off the original projections as to cost estimates or absorption, and loans where the interest reserve is no longer adequate, but the customer or guarantor has a proven ability to carry the interest expense out of pocket for an extended time period without undue financial strain.
Watch Credits (“RR6”) — This category includes loans to borrowers who have experienced a temporary setback or deterioration in financial condition that should correct itself during the next twelve months, companies whose financial condition has been marginally acceptable for a period of time and prospects for significant improvement are limited, loans to individuals with marginal financial condition, and most credits for start-up operations. Also included in this category are real estate loans where the project is moderately off original projections, interest reserve may be depleted, with the borrower or guarantor having a questionable or unproven ability to pay interest out of pocket. These credits are considered marginally acceptable.
Special Mention (“RR7”) — special mention credits are characterized as adequately covered by collateral (if any) and/or the paying capacity of the borrower, but are subject to one or more deteriorating trends. These credits constitute an undue and unwarranted credit risk, but not to the point of justifying a classification of substandard. These credits have potential weaknesses which, if not examined and corrected, may weaken the asset or inadequately protect the Bank’s credit position at some future date.

Substandard (“RR8”) — Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses, which jeopardize the orderly liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. The borrower’s financial condition indicates an inability to repay, even if restructured. Prospects for improvement in the borrower’s financial condition are poor. Primary repayment source appears to be shifting from cash flow to liquidation of collateral.
Doubtful (“RR9”) — Doubtful classifications have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently known facts, conditions, and values highly questionable and improbable. A doubtful classification may be appropriate in cases where significant risk exposures are perceived, but loss cannot be determined because of specific, reasonable, and pending factors which may strengthen and work to the advantage of the credit in the near term. Account officers attempt to identify any principal loss in the credit, where possible, thereby limiting the excessive use of the doubtful classification. The classification is a deferral of the estimated loss until its more exact status may be determined. At December 31, 2016 and 2015, none of our loans carried this risk rating.
Loss (“RR10”) — Losses must be taken as soon as they are realized. In some instances and on a temporary basis, a portion of a loan may receive this rating (split rating) when the actual loss cannot be currently identified. In these instances, additional facts or information is necessary to determine the final amount to be charged against the Allowance. When applied for these purposes, this risk rating may be used for a period not to exceed nine months. Subsequent to the identification of this split rating, the remaining balance will be risk rated substandard. At December 31, 2016 and 2015, none of our loans carried this risk rating.
The following table shows the credit quality breakdown of our commercial loan portfolio by class as of December 31:
	Commercial		Commercial Mortgage		Commercial Construction		Consumer Construction		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	(dollars in thousands)
RR8	$599	$2,180	$7,884	$20,843	$2,239	$2,337	$—	$58	$10,722	$25,418
RR7	3,210	4,512	12,366	6,858	2,444	2,396	—	—	18,020	13,766
RR6	3,008	4,268	25,629	28,097	—	—	—	—	28,637	32,365
RR5	67,581	38,728	75,386	76,655	14,555	5,263	—	—	157,522	120,646
RR4	33,812	28,329	81,460	47,761	15,440	4,658	6,901	10,973	137,613	91,721
RR3	—	176	11,804	12,653	—	—	—	—	11,804	12,829
	$108,210	$78,193	$214,529	$192,867	$34,678	$14,654	$6,901	$11,031	$364,318	$296,745

We do not individually grade residential mortgage or consumer loans. Such loans are classified as performing or nonperforming. Loan performance is reviewed each quarter. The following table shows performing and nonperforming (nonaccrual) residential mortgage and consumer loans by class as of December 31:
	Residential Mortgage		Home Equity & 2nd Mortgage		Other Consumer		Total
	2016	2015	2016	2015	2016	2015	2016	2015
	(dollars in thousands)
Nonaccrual loans	$6,298	$5,989	$755	$948	$120	$—	$7,173	$6,937
Performing loans	165,817	144,454	66,979	74,453	51,851	20,743	284,647	239,650
	$172,115	$150,443	$67,734	$75,401	$51,971	$20,743	$291,820	$246,587

The following table shows the aging of our loans receivable by class at December 31, 2016:
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due	Purchased Impaired	Current	Total Loans
	(dollars in thousands)
Commercial	$61	$—	$—	$16	$77	$946	$107,187	$108,210
Commercial mortgage	2,173	1,171	25	1,589	4,958	5,107	204,464	214,529
Commercial construction	—	—	—	—	—	1,594	33,084	34,678
Consumer construction	442	—	—	—	442	1,568	4,891	6,901
Residential mortgage	3,919	1,056	5,171	6,298	16,444	2,708	152,963	172,115
Home equity and 2nd mortgage	2,025	501	—	755	3,281	677	63,776	67,734
Other consumer	118	—	—	120	238	174	51,559	51,971
	$8,738	$2,728	$5,196	$8,778	$25,440	$12,774	$617,924	$656,138

The following table shows the aging of our loans receivable by class at December 31, 2015:
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due	Purchased Impaired	Current	Total Loans
	(dollars in thousands)
Commercial	$20	$—	$—	$—	$20	$1,408	$76,765	$78,193
Commercial mortgage	1,171	—	229	2,925	4,325	10,856	177,686	192,867
Commercial construction	173	—	—	—	173	7,464	7,017	14,654
Consumer construction	439	191	—	58	688	1,740	8,603	11,031
Residential mortgage	4,302	3,390	256	5,989	13,937	2,728	133,778	150,443
Home equity and 2nd mortgage	791	514	—	948	2,253	598	72,550	75,401
Other consumer	9	—	—	—	9	163	20,571	20,743
	$6,905	$4,095	$485	$9,920	$21,405	$24,957	$496,970	$543,332

The interest which would have been recorded on the above nonaccrual loans if those loans had been performing in accordance with their contractual terms was approximately $178,000 and $690,000 for the years ended December 31, 2016 and 2015, respectively. The actual interest income recorded on those loans was approximately $50,000 and $401,000 for the years ended December 31, 2016 and 2015, respectively.

Impaired loans include nonaccrual loans and accruing TDRs. The following tables show the breakout of impaired loans (excluding purchased impaired loans of  $12.8 million at December 31, 2016 and $24.9 million at December 31, 2015) by class:
	As of and For the Year Ended December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
With no related allowance:
Commercial	$16	$17	$—	$10	$—
Commercial mortgage	1,589	2,058	—	2,093	15
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	35	—
Residential mortgage	7,531	8,640	—	6,445	126
Home equity & 2nd mortgage	1,018	1,119	—	1,091	48
Other consumer	120	120	—	24	2
With a related allowance:
Commercial	—	—	—	—	—
Commercial mortgage	—	—	—	91	—
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	3,612	3,612	338	3,306	120
Home equity & 2nd mortgage	203	500	203	317	2
Other consumer	—	—	—	—	—
Totals:
Commercial	16	17	—	10	—
Commercial mortgage	1,589	2,058	—	2,184	15
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	35	—
Residential mortgage	11,143	12,252	338	9,751	246
Home equity & 2nd mortgage	1,221	1,619	203	1,408	50
Other consumer	120	120	—	24	2

	As of and For the Year Ended December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
With no related allowance:
Commercial	$—	$—	$—	$—	$—
Commercial mortgage	2,471	2,840	—	3,953	132
Commercial construction	—	—	—	—	—
Consumer construction	58	58	—	46	—
Residential mortgage	7,223	8,151	—	5,203	320
Home equity & 2nd mortgage	1,220	1,248	—	723	78
Other consumer	—	—	—	6	—
With a related allowance:
Commercial	—	—	—	—	—
Commercial mortgage	454	466	168	91	12
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	1,921	1,921	141	1,876	85
Home equity & 2nd mortgage	540	819	308	202	45
Other consumer	—	—	—	—	—
Totals:
Commercial	—	—	—	—	—
Commercial mortgage	2,925	3,306	168	4,044	144
Commercial construction	—	—	—	—	—
Consumer construction	58	58	—	46	—
Residential mortgage	9,144	10,072	141	7,079	405
Home equity & 2nd mortgage	1,760	2,067	308	925	123
Other consumer	—	—	—	6	—
TDRs
In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a TDR. These loans are excluded from pooled loss forecasts and a separate allocated portion of the Allowance is provided under the accounting guidance for loan impairment. At the time that a loan is modified, management evaluates any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole remaining source of repayment for the loan is the liquidation of the collateral. In these cases, we use the current fair value of the collateral, less selling costs, instead of discounted cash flows. Any impairment amount is then set up as an allocated portion of the Allowance.

The following table shows the breakdown of loans we modified for the years ended December 31, 2016 and 2015:
	2016			2015
	Number of Modifications	Recorded Investment Prior to Modification	Recorded Investment After Modification	Number of Modifications	Recorded Investment Prior to Modification	Recorded Investment After Modification
	(dollars in thousands)
Commercial mortgage	—	$—	$—	1	$598	$598
Residential mortgage	2	1,751	1,751	5	2,445	2,445
Home equity & 2nd Mortgage	—	—	—	1	494	494
	2	$1,751	$1,751	7	$3,537	$3,537

Our TDRs are the result of renewals where the only concession is that the interest rate is not considered to be a market rate. As such, the best illustration of the financial impact of the TDRs is the effect on the Allowance. The TDRs described above increased the Allowance by $138,000 and $141,000 during 2016 and 2015, respectively.
During 2016, $321,000 in TDRs defaulted within twelve months of modification. There were no TDR modifications for which there was a payment default within the lesser of the year ended December 31, 2015 or the twelve months following the modification.
Total TDRs as of December 31, 2016 amounted to $5.3 million, none of which were in nonaccrual status. Total TDRs as of December 31, 2015 amounted to $4.5 million, $559,000 of which were in nonaccrual status.
Residential mortgage loans in the process of foreclosure amounted to $10.6 million at December 31, 2016.
(5)
Premises and Equipment

We own premises and equipment as follows at December 31:
	2016	2015
	(dollars in thousands)
Land	$1,892	$1,892
Buildings and improvements	34,897	31,667
Leasehold improvements	1,674	1,439
Furniture, fixtures, automobiles, and equipment	2,591	2,287
Total, at cost	41,054	37,285
Less: accumulated depreciation and amortization	(6,064)	(3,997)
Net premises and equipment	$34,990	$33,288

Depreciation and amortization expense for the years ended December 31, 2016 and 2015 was $2.4 million and $3.3 million, respectively.
We lease various branch and general office facilities to conduct our operations. The leases have remaining terms which range from a period of less than 1 year to 9 years. Most leases contain renewal options which are generally exercisable at increased rates. Some of the leases provide for increases in the rental rates at specified times during the lease terms, prior to the expiration dates. The leases generally provide for payment of property taxes, insurance, and maintenance costs by the Bank. The total rental expense for all real property leases amounted to $4.0 million and $3.7 million for the years ended December 31, 2016 and 2015, respectively.

Our minimum lease payments due for each of the next five years are as follows (dollars in thousands):
2017	$1,803
2018	1,473
2019	860
2020	452
2021	357
Thereafter	1,289
$6,234

(6)
Goodwill and Other Intangible Assets

The Bank’s goodwill and other intangible assets related to the acquisition of the Bank by RKJS Bank in June, 2014 were as follows as of and for the years ended December 31, 2016 and 2015:
	Other Intangible Assets
	Goodwill	Trade Name	Core Deposit Intangible	Total
	(dollars in thousands)
Balance at January 1, 2015	$10,502	$3,515	$3,569	$7,084
Amortization	—	(370)	(679)	(1,049)
Balance at December 31, 2015	10,502	3,145	2,890	6,035
Amortization	—	(370)	(528)	(898)
Balance at December 31, 2016	$10,502	$2,775	$2,362	$5,137

Both the core deposit intangible and the trade name are being amortized over 10 years. The estimated future amortization expense for both intangibles is as follows:
	Trade Name	Core Deposit Intangible	Total
	(dollars in thousands)
2017	$370	$437	$807
2018	370	378	748
2019	370	341	711
2020	370	312	682
2021	370	286	656
Thereafter	925	608	1,533
	$2,775	$2,362	$5,137

(7)
Deposits

Deposits are summarized as follows at December 31:
	2016		2015
	Amount	Weighted- Average Effective Rate	Amount	Weighted- Average Effective Rate
	(dollars in thousands)
Transaction accounts:
NOW	$66,943	0.12%	$72,137	0.16%
Savings	81,531	0.12%	69,518	0.15%
Money market	119,770	0.25%	95,799	0.24%
Noninterest-bearing demand	137,905		134,311
Total transaction accounts	406,149		371,765
Certificates of deposit:
Original maturities:
Under 12 months	104,614	1.03%	87,884	0.85%
12 to 60 months	217,990	0.90%	260,965	0.64%
IRA and KEOGH	26,581	0.75%	30,105	0.55%
Total certificates of deposit	349,185		378,954
Total deposits	$755,334		$750,719

Time deposits mature as follows as of December 31:
	2016		2015
	Amount	% of Total	Amount	% of Total
	(dollars in thousands)
Within 6 months	$147,108	42.1%	$55,165	14.6%
Over 6 months – 12 months	103,566	29.7%	35,192	9.3%
Over 12 months – 24 months	78,814	22.6%	146,875	38.7%
Over 24 months – 36 months	6,968	2.0%	84,210	22.2%
Over 36 months – 48 months	6,627	1.9%	5,780	1.5%
Over 48 months	6,102	1.7%	51,732	13.7%
	$349,185	100.0%	$378,954	100.0%

The Bank offers certain certificate products that provide customers a “one-time” withdrawal option that the customer may exercise at any time without penalty. As of December 31, 2016, certificates that permitted early withdrawal totaled $123.0 million.
The FDIC, through the Deposit Insurance Fund, insures deposits of accountholders up to $250,000. The Bank pays an annual premium to provide for this insurance. Certificates of deposit of  $250,000 or more totaled $73.0 million and $60.3 million at December 31, 2016 and December 31, 2015, respectively.
(8)
Borrowings

Our borrowings consist of retail repurchase agreements, short- and long-term advances from the FHLB, a short-term note, and various long-term notes related to sales of consumer loans not treated as sales for accounting purposes.
The FHLB advances are available under a specific collateral pledge and security agreement, which requires that we maintain collateral for all of our borrowings equal to 100% of advances. We may pledge as collateral specific first- and second-lien mortgage loans or commercial mortgages for borrowings up to 25%

of the Bank’s total assets. The advances are fixed-rate instruments with a specific maturity date. As of December 31, 2016, our total credit line with the FHLB was $261.1 million, with outstanding balances of $110.0 million and $60.0 million at December 31, 2016 and 2015, respectively.
We also have available $46.0 million in lines of credit from other financial institutions, on which we do not have any outstanding borrowings.
Certain information regarding our borrowings is as follows as of December 31:
	2016	2015
	(dollars in thousands)
Amount outstanding at year-end:
FHLB short-term advances	$100,000	$40,000
Retail repurchase agreements	—	462
Short-term note payable	—	17
FHLB long-term advances	10,000	20,000
Long-term notes payable	1,609	1,933
Weighted-average interest rate at year-end:
FHLB short-term advances	0.63%	0.44%
Retail repurchase agreements	—	0.01%
Short-term note payable	—	—
FHLB long-term advances	1.12%	0.96%
Long-term notes payable	5.71%	5.58%
Maximum outstanding at any month-end:
FHLB short-term advances	$100,000	$50,000
Retail repurchase agreements	447	718
Short-term note payable	17	50
FHLB long-term advances	20,000	20,000
Long-term notes payable	1,737	2,724
Average outstanding:
FHLB short-term advances	$39,464	$16,123
Retail repurchase agreements	153	405
Short-term note payable	5	36
FHLB long-term advances	20,000	3,562
Long-term notes payable	1,687	2,337
Weighted-average interest rate during the year:
FHLB short-term advances	0.49%	0.23%
Retail repurchase agreements	0.01%	0.01%
Short-term note payable	—	—
FHLB long-term advances	0.96%	0.96%
Long-term notes payable	5.65%	5.70%
The short-term note payable was noninterest-bearing and matured in 2016.
At December 31, 2016, we had pledged loans with a carrying value of  $223.2 million and pledged securities with a carrying value of  $79.1 million as collateral for FHLB advances. We had pledged securities with an aggregate carrying value (fair value) of  $10.6 million as collateral for potential borrowings at December 31, 2016.

(9)
Regulatory Matters and Capital Adequacy

Various regulatory capital requirements administered by the federal banking agencies apply to the Bank. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
In July 2015, federal bank regulatory agencies issued final results to revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Baking Supervision and certain provisions of the Dodd-Frank Act (“Basel III”). On January 1, 2015, the Basel III rules became effective and include transition provisions which implement certain portions of the rules through January 1, 2019. Under the final rules, the effects of certain accumulated other comprehensive items are not excluded, however, banking organizations like us that are not considered “advanced approaches” banking organizations may make a one-time permanent election to continue to exclude these items. With the submission of the Call Report for the first quarter of 2015, we made this election in order to avoid significant variations in the level of capital that can be caused by interest rate fluctuations on the fair value of the Bank’s AFS securities portfolio.
The Basel III rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The new capital conservation buffer requirements have been phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses to executive officers if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.
As of the date of the last regulatory exam, the Bank was considered “well capitalized” and as of December 31, 2016, the Bank continued to meet the requirements to be considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements.
Our regulatory capital amounts and ratios were as follows.
	Actual Amount	Ratio	Minimum Requirements for Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provision
			Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2016
Common Equity Tier 1 Capital	$52,026	7.2%	$36,927	5.125%(1)	$46,835	6.5%
Total capital (to risk-weighted assets)	91,994	12.8%	62,146	8.625%(1)	72,054	10.0%
Tier 1 capital (to risk-weighted assets)	87,509	12.1%	47,735	6.625%(1)	57,643	8.0%
Tier 1 capital (to average quarterly assets)	87,509	9.4%	37,076	4.000%	46,345	5.0%
December 31, 2015:
Common Equity Tier 1 Capital	$51,069	8.2%	$28,172	4.5%	$40,692	6.5%
Total capital (to risk-weighted assets)	90,252	14.4%	50,083	8.0%	62,604	10.0%
Tier 1 capital (to risk-weighted assets)	86,552	13.8%	37,562	6.0%	50,083	8.0%
Tier 1 capital (to average quarterly assets)	86,553	9.6%	35,936	4.0%	44,920	5.0%

(1)
Includes 0.625% capital conservation buffer.

The Bank was under an Agreement with the FDIC and the Commissioner of Financial Regulation for the state of Maryland (the “Commissioner”) (entered into on September 18, 2009, prior to the sale of the Bank to RKJS Bank), pursuant to which it consented to the entry of an Order to Cease and Desist (“the Order”), which directed the Bank to, among other things, (i) increase capitalization, (ii) improve earnings, (iii) reduce nonperforming loans, (iv) strengthen management policies and practices, and (v) reduce reliance on noncore funding. The Order was lifted on June 18, 2015. Upon the termination of the Order, we entered into agreements with the FDIC and the Commissioner (“Agreements”). The material terms of the Agreements require us to: (i) improve our asset quality; (ii) maintain adequate capital levels; (iii) quantitatively and qualitatively enhance our allowance for loan loss policy; (iv) enhance Board participation in the affairs of the Bank; (v) implement an effective interest rate risk monitoring program; (vi) formulate and submit to the FDIC and the Commissioner a written profit and budget plan in accordance with specified timelines; (vii) revise and enhance our Contingency Funding Plan (liquidity); (viii) appoint a Board Compliance Committee; and (ix) furnish progress reports on the status of each item to the FDIC and the Commissioner in accordance with specified timelines.
As a condition of the merger between the Bank and RKJS Bank, the Bank is subject to an Order and Basis for Corporation Approval (“Approval Order”) by the FDIC that requires the Bank to (i) maintain at not less than 8%, a Tier 1 capital to assets leverage ratio for the first seven years after consummation of the merger, (ii) maintain an adequate allowance for loan and lease losses, (iii) operate within the parameters of the business plan submitted to the FDIC, and for the first seven years after consummation of the merger, obtain approval from the FDIC Regional Director for any proposed major deviation or material change from the submitted business plan before consummation of the change, (iv) submit to the appropriate FDIC office, within 60 days before the end of the third year of operation, pro forma financial statements and a business plan for operating years four through seven, (v) for the three-year period after the consummation of the merger, obtain the written non-objection of the FDIC Regional Director prior to implementation of any stock benefit plans, including stock options, stock warrants, and/or other similar stock-based compensation plans, (vi) not declare or pay dividends without prior written approval of the FDIC Regional Director for three years following the consummation of the merger, (vii) obtain the written approval of the FDIC Regional Director prior to adding or replacing any individual as a director or senior executive officer, or changing the responsibilities of any senior executive officer position for three years after the consummation of the merger.
The Bank is also subject to requirements of the Commissioner as conditions of the merger. The Bank is required to (i) remain well capitalized and in satisfactory condition following the merger, (ii) obtain written approval from the Commissioner prior to making any material changes to the Business Plan, for the three-year period immediately following the effective date of the merger, (iii) provide prior notifications to and receive written approval from the Commissioner before making any changes to the Bank’s senior management or board of directors for the at least the three-year period immediately following the effective date of the merger, with an additional three-year period requirement possible at the discretion of the Commissioner, (iv) not pay any dividends unless prior written approval has been received from the Commissioner, (v) submit to the Commissioner financial statements in a prescribed format in accordance with specified timelines.
As of December 31, 2016, we have met all provisions of the Agreements and the Approval Order.
(10)
Income (Loss) Per Share

Basic income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted income (loss) per share is computed after adjusting the denominator of the basic income (loss) per share computation for the effects of all dilutive potential common shares outstanding during the period. The dilutive effects of options, warrants, and their equivalents are computed using the “treasury stock” method. For the year ended December 31, 2015, all common stock equivalents were antidilutive.

Information relating to the calculations of our loss per common share is summarized as follows for the years ended December 31:
	2016	2015
	(dollars in thousands, except for per share data)
Weighted-average shares outstanding – basic	3,725,893	3,725,893
Dilution	7,846	—
Weighted-average share outstanding – diluted	3,733,739	3,725,893
Net income (loss)	$1,052	$(5,757)
Net income (loss) per share – basic	$0.28	$(1.55)
Net income (loss) per share – diluted	$0.28	$(1.55)

(11)
Other Comprehensive Income (Loss)

The following table presents the changes in the components of accumulated other comprehensive income (loss) for the years ended December 31, 2016 and 2015:
Accumulated Other Comprehensive Income (Loss) — AFS securities
(dollars in thousands)
Balance at January 1, 2015	$386
Other comprehensive loss before reclassification	(1,329)
Amounts reclassified from accumulated other comprehensive loss	(300)
Balance at December 31, 2015	(1,243)
Other comprehensive gain before reclassification	194
Amounts reclassified from accumulated other comprehensive loss	(143)
Balance at December 31, 2016	$(1,192)

The following table presents the amounts reclassified out of the components of accumulated other comprehensive loss for the year ended December 31, 2016:
	Accumulated Other Comprehensive Loss — AFS securities	Affected Line Item in the Statement Where Net Loss is Presented
	(dollars in thousands)
Realized gain on sale of AFS securities	$143	Gain on sale of AFS securities, net
The following table presents the amounts reclassified out of the components of accumulated other comprehensive income for the year ended December 31, 2015:
	Accumulated Other Comprehensive Loss — AFS securities	Affected Line Item in the Statement Where Net Loss is Presented
	(dollars in thousands)
Realized gain on sale of AFS securities	$300	Gain on sale of AFS securities, net
(12)
Stock Options

We maintain a stock option plan, approved in 2015, which provides for the granting of incentive and non-qualifying stock options to selected key employees on a periodic basis at the discretion of the board.
Option exercise prices are equal to or greater than the fair market value of the common stock on the date of the grant. Vesting schedules are determined at the time of the grant. Options granted under the plan have an exercise price which may not be less than 100% of the fair market value of the common stock on the date of the grant and must be exercised within ten years from the date of grant. The exercise price of stock options must be paid for in full in cash or shares of common stock, or a combination of both. The Board has the discretion when making a grant of stock options to impose restrictions on the shares to be purchased upon the exercise of such options.
As of December 31, 2016, approximately 85,000 options to purchase common stock were fully vested and approximately 533,000 shares vest over the next seven years. All options expire 10 years after the date of grant.
Information with respect to stock options is as follows for the years ended December 31:
	2016				2015
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)			(in years)	(in thousands)
Outstanding at beginning of year	613,000	$20.00			—	$—
Granted	20,000	20.00			613,000	20.00
Forfeited	(15,000)	20.00			—	—
Oustanding at end of year	618,000	20.00	8.7	$2,015	613,000	20.00	9.7	$—
Exercisable at end of year	85,429	20.00	8.7	$278	—	—	—	$—

The weighted average fair value of the options issued for years ended December 31, 2016 and 2015 at the time of issuance was $6.50 and $6.61, respectively. The fair values of the options were calculated using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions at the time of issuance for the years ended December 31:
	2016	2015
Dividend yield	—	—
Expected volatility	27.50%	27.40%
Risk-free interest rate	1.42%	1.85%
Expected lives	7 years	7 years
The dividend yield is based on estimated future dividend yields. The risk-free rate for periods within the contractual term of the share option is based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatilities were determined utilizing an appropriate peer group as we have no historical pricing activity of our own. The expected term of share options granted is generally based upon the vesting term of the options.
Compensation expense is recognized on a straight-line basis over the vesting period of the respective stock option. We recognized stock based compensation cost of  $572,000 and $191,000 for the years ended December 31, 2016 and 2015, respectively. We expect to incur approximately $3.3 million in additional stock based compensation expense related to the unvested portion of options over the next seven years.

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Other Expenses

The following summarizes our other noninterest expenses for the years ended December 31:
	2016	2015
	(dollars in thousands)
Office supplies	$170	$312
Overnight delivery/courier	172	236
Dues and subscriptions	222	298
Director fees	259	242
Security	182	181
Postage	91	146
Automobile	94	90
Printing	67	77
Travel and entertainment	246	285
Employee education and training	40	52
Other	839	835
	$2,382	$2,754

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Income Taxes

Our income tax expense consists of the following for the years ended December 31:
	2016	2015
(dollars in thousands)
Current	$—	$—
Deferred	—	—
Income tax expense	$—	$—
The income tax expense is reconciled to the amount computed by applying the federal corporate tax rate of 34% to the net income (loss) before taxes as follows for the years ended December 31:
	2016		2015
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Tax at statutory federal rate	$358	34.0%	$(1,957)	(34.0)%
Change in valuation allowance	154	14.6%	2,244	39.1%
BOLI	(621)	(59.0)%	(362)	(6.3)%
Incentive stock options	77	7.3%	26	0.4%
Other permanent M-1 adjustments	32	3.1%	49	0.8%
	$—	—%	$—	—%

The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities relate to the following at December 31:
	2016	2015
	(dollars in thousands)
Deferred tax assets:
Net operating loss carryforward	$43,857	$40,967
Allowance	1,511	1,106
Purchase accounting fair value adjustments	2,208	3,162
Real estate acquired through foreclosure	597	2,086
Nonaccrual interest	552	114
Accrued expenses	235	1,594
Tax credits	1,518	1,518
Nonqualifying stock options	181	45
Charitable contributions	26	19
Miscellaneous	88	88
Total gross deferred tax assets	50,773	50,699
Less: valuation allowance	(48,465)	(48,008)
	2,308	2,691
Deferred tax liabilities:
Accrued intangibles	(2,026)	(2,380)
Depreciation	(282)	(311)
Total gross deferred tax liabilities	(2,308)	(2,691)
Net deferred tax assets	$—	$—

As of December 31, 2016, the Bank determined, based on the weight of available evidence, that it was more likely than not that the deferred tax asset would not be realized and, accordingly, has maintained a valuation allowance for the full amount of the net deferred tax asset.
We have net operating loss carryforwards available for federal income tax purposes of approximately $110.6 million. Internal Revenue Code Section 382 (“IRC 382”) places an annual limitation on a corporation’s ability to utilize its net operating loss carryforward if there is a greater than 50% change in ownership. The acquisition of First Mariner Bank by RKJS Bank met the definition of a change of ownership and First Mariner Bank’s net operating losses are now limited by IRC 382. Management has estimated the amount of the IRC 382 limitation. The deferred tax asset for net operating losses has been reduced to reflect the estimated amount of net operating losses that can be utilized considering the IRC 382 limitation. The net operating loss carryforwards begin to expire in 2029 through 2034.
Our income tax returns are subject to review and examination by federal and state taxing authorities. We are no longer subject to examination by federal tax authorities for the years ended before 2013. The years open to examination by state taxing authorities vary by jurisdiction.
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Fair Value

We classify financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
We record transfers between levels at the end of the reporting period in which the change in significant inputs occurs.
Assets and Liabilities Measured on a Recurring Basis
The following tables present fair value measurements for assets and liabilities that are measured at fair value on a recurring basis as of and for the year ended December 31, 2016:
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Changes In Fair Values Included In Period Income
	(dollars in thousands)
ASSETS:
Securities:
Mortgage-backed securities	$128,057	$—	$128,057	$—	$—
Trust preferred securities	3,073	—	3,073	—	—
U.S. government agency notes	6,703	—	6,703	—	—
Corporate bonds	4,894	—	4,894	—	—
Equity securities – mutual funds	744	—	744	—	—
	$143,471	$—	$143,471	$—	$—
LHFS	$41,143	$—	$41,143	$—	$(849)
IRLCs	1,330	—	1,330	—	132
Forward contracts to sell mortgage-backed securities	1,030	—	1,030	—	1,058
The following tables present fair value measurements for assets and liabilities that are measured at fair value on a recurring basis as of and for the year ended December 31, 2015:
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Changes In Fair Values Included In Period Loss
	(dollars in thousands)
ASSETS:
Securities:
Mortgage-backed securities	$149,179	$—	$149,179	$—	$—
Trust preferred securities	3,037	—	3,037	—	—
U.S. government agency notes	17,636	—	17,636	—	—
Corporate bonds	4,880	—	4,880	—	—
Equity securities – mutual funds	756	—	756	—	—
	$175,488	$—	$175,488	$—	$—
LHFS	$52,438	$—	$52,438	$—	$(544)
IRLCs	1,198	—	1,198	—	(575)
LIABILITIES:
Forward contracts to sell
mortgage-backed securities	27	—	27	—	643

There were no transfers between any of Levels 1, 2, and 3 for the years ended December 31, 2016 or 2015.
AFS Securities
The estimated fair values of AFS equity securities are determined by obtaining quoted prices on nationally recognized exchanges. The estimated fair values for our debt securities are obtained from a nationally-recognized pricing service. This pricing service develops estimated fair values by analyzing like securities and applying available market information through processes such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing, to prepare valuations. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things, and are based on market data obtained from sources independent from the Bank. The Level 2 investments in the Bank’s portfolio are priced using those inputs that, based on the analysis prepared by the pricing service, reflect the assumptions that market participants would use to price the assets. The Bank has determined that the Level 2 designation is appropriate for these securities because, as with most fixed-income securities, those in the Bank’s portfolio are not exchange-traded, and such nonexchange- traded fixed income securities are typically priced by correlation to observed market data. The Bank has reviewed the pricing service’s methodology to confirm its understanding that such methodology results in a valuation based on quoted market prices for similar instruments traded in active markets, quoted markets for identical or similar instruments traded in markets that are not active, and model-based valuation techniques for which the significant assumptions can be corroborated by market data as appropriate to a Level 2 designation.
LHFS
LHFS are carried at fair value, which is determined based on outstanding investor commitments or, in the absence of such commitments, on current investor yield requirements or third party pricing models.
IRLCs
We utilize a third party specialist model to estimate the fair value of our IRLCs, which are valued based upon mandatory pricing quotes from correspondent lenders less estimated costs to process and settle the loan. Fair value is adjusted for the estimated probability of the loan closing with the borrower.
Forward Contracts to Sell Mortgage-Backed Securities
Fair value of these commitments is determined based upon the quoted market values of the securities.
Assets Measured on a Nonrecurring Basis
We may be required, from time to time, to measure certain other assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of LCM accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis, the following tables provide the level of valuation assumptions used to determine each adjustment and the carrying value of the assets as of December 31:
	2016
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Range Of Discount	Weighted Average
	(dollars in thousands)
Impaired loans	$1,496	$—	$—	$1,496	0% – 63%	20%
Real estate acquired through foreclosure	366	—	—	366	0% – 15%	12%

	2015
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Range Of Discount	Weighted Average
	(dollars in thousands)
Impaired loans	$2,826	$—	$—	$2,826	0% – 8%	8%
Real estate acquired through foreclosure	1,721	—	—	1,721	0% – 8%	8%
Impaired Loans
Collateral-dependent impaired loans are classified as Level 3 assets and the estimated fair value of the collateral is based on the appraised value or other reasonable offers less estimated costs to sell. We generally obtain certified external appraisals of impaired loans and estimate fair value using those appraisals. Other valuation sources may be used, including broker price opinions, letters of intent, and executed sale agreements.
For all collateral-dependent impaired loans, when the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through an allocated portion of the Allowance or is charged off. The amount shown is the balance of impaired loans, net of any charge-offs and any related allocated portion of the Allowance.
Real Estate Acquired Through Foreclosure
We record foreclosed real estate assets at the fair value less estimated selling costs on their acquisition dates and at the lower of such initial amount or estimated fair value less estimated selling costs thereafter. We generally obtain certified external appraisals of real estate acquired through foreclosure and estimate fair value using those appraisals. Other valuation sources may be used, including broker price opinions, letters of intent, and executed sale agreements.
Fair Value of All Financial Instruments
The carrying value and estimated fair value of all financial instruments are summarized in the following table as of December 31. The descriptions of the fair value calculations for AFS securities, LHFS, impaired loans, real estate acquired through foreclosure, IRLCs, and forward contracts to sell mortgage-backed securities are included in the discussions above.
	2016
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Assets:
Cash and cash equivalents	$20,068	$20,068	$—	$—	$20,068
Certificates of deposit	992	992	—	—	992
AFS securities	143,471	—	143,471	—	143,471
LHFS	41,143	—	41,143	—	41,143
Loans receivable	656,138	—	—	650,680	650,680
Restricted stock investments	5,569	—	5,569	—	5,569
IRLCs	1,330	—	1,330	—	1,330
Forward contracts to sell mortgage-backed securities	1,030	—	1,030	—	1,030
Liabilities:
Deposits	755,334	—	—	755,040	755,040
Borrowings	111,609	—	—	109,896	109,896

	2015
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Assets:
Cash and cash equivalents	$39,317	$39,317	$—	$—	$39,317
Certificates of deposit	992	992	—	—	992
AFS securities	175,488	—	175,488	—	175,488
LHFS	52,438	—	52,438	—	52,438
Loans receivable	543,332	—	—	541,121	541,121
Restricted stock investments	3,364	—	3,364	—	3,364
IRLCs	1,198	—	1,198	—	1,198
Liabilities:
Deposits	750,719	—	—	751,808	751,808
Borrowings	62,412	—	—	62,492	62,492
Forward contracts to sell mortgage-backed securities	27	—	27	—	27
At December 31, 2016 and 2015, the Bank had commitments of  $91.0 million and $78.8 million, respectively, and standby letters of credit outstanding of  $377,000 and $389,000, respectively. The fair value of these commitments is nominal.
Pricing or valuation models are applied using current market information to estimate fair value. In some cases considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.
Cash and Cash Equivalents
The carrying amount for cash and cash equivalents approximates fair value due to the liquid nature and short maturity of these instruments.
Certificates of Deposit
The carrying amount for certificates of deposit approximates fair value as they are similar to cash and cash equivalents except for maturity term.
Loans Receivable
Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily, residential and nonresidential construction and land, home equity and second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed- and adjustable-rate interest terms and performing and nonperforming categories. The fair value of each loan category was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, and discount rate. From time to time, nonrecurring fair value adjustments to collateral-dependent impaired loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of collateral.
Restricted Stock Investments
The carrying value of restricted stock investments is a reasonable estimate of fair value as these investments do not have a readily available market.
Deposits
The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, interest- bearing NOW accounts, money market, and savings accounts, is deemed to be equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

Borrowings
Long-term and short-term borrowings were segmented into categories with similar financial characteristics. Carrying values were discounted using a cash flow approach based on market rates.
Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from a one-time sale of our total holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.
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Credit Commitments

We are party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include loan commitments, unused lines of credit, and standby letters of credit. We use these financial instruments to meet the financing needs of our customers. Financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk.
Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. These commitments are subject to the same credit policy as a similar on-balance sheet instrument. Commitments for first mortgage loans generally expire within 60 days and are normally funded with loan principal repayments, excess liquidity, and deposits. The majority of these commitments are committed for sale in the secondary market. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent our future cash requirements.
We also have commitments to loan funds under unused home equity lines of credit and unused commercial lines of credit, retail checking lines of credit, as well as unfunded construction, commercial, and consumer commitments. Such commitments generally carry a fixed rate of interest, while home equity lines of credit are generally variable.
Substantially all outstanding commitments are for loans to be secured by real estate with appraised values in excess of the commitment amounts. Our exposure to credit loss under these contracts in the event of nonperformance by the other parties is represented by the commitment amounts, assuming the collateral has no value.
Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party.
Outstanding loan commitments and lines and letters of credit were as follows as of December 31:
	2016	2015
	(dollars in thousands)
1st mortgage loans on residential real estate	$52,732	$52,998
HELOCs	38,826	40,885
Other unused lines of credit	52,183	37,960
Standby letters of credit	377	389
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Derivatives and Hedging

IRLCs and forward commitments for the future sale of mortgage-backed securities are considered derivatives. It is our practice to enter into forward commitments for the future sale of mortgage-backed securities when IRLCs are entered into in order to economically hedge the effect of changes in interest rates resulting from commitments to fund loans. These mortgage-banking derivatives are not designated as hedge relationships.

We recognize gains and losses on IRLCs and forward sales commitments through mortgage-banking revenue in the Consolidated Statements of Operations.
Information pertaining to the carrying amounts of our derivative financial instruments follows as of December 31:
	2016		2015
	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
	(dollars in thousands)
Asset – IRLCs	$52,732	$1,330	$52,998	$1,198
Asset – Forward contracts to sell mortgage-backed securities	73,000	1,030	—	—
Liability – Forward contracts to sell mortgage-backed securities	—	—	88,604	27
At December 31, 2016, we had pledged securities with an aggregate carrying value (fair value) of  $6.1 million and pledged cash of  $6.1 million as collateral for hedging activities.
(18) Related Party Transactions
During the ordinary course of business, we make loans to our directors and their affiliates and several of our policy making officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers. During the year ended December 31, 2016, transactions in related party loans were as follows (dollars in thousands):
Beginning balance	$—
Additions	9,822
Repayments	(5)
$9,817

There were no related party transactions during 2015.
Unused loan commitments to directors and policy making officers totaled $4.1 million and $2.5 million as of December 31, 2016 and 2015, respectively.
Deposits from principal officers, directors, or affiliates were approximately $8.2 million and $22.6 million as of December 31, 2016 and 2015, respectively.
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Contingencies — Legal Proceedings

We are party to various legal actions that are routine and incidental to our business, including the mortgage-banking business. In management’s opinion, the outcome of these matters, individually or in the aggregate, will not have a material effect on our results of operations or financial condition.
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Self-Insurance

We are self-insured with respect to employee-related health insurance claims. We use commercial insurance above our self-insured retentions to reduce our risk of catastrophic loss. Our reserves for self-insured losses are estimated based on employee claim history. Our self-insurance liability totaled $400,000 and $500,000 as of December 31, 2016 and 2015, respectively.
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Recent Accounting Pronouncements

Pronouncement Adopted
In November 2014, FASB issued Accounting Standards Update (“ASU”) 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a Consensus of the FASB Emerging Issues Task Force), which clarifies GAAP for hedge accounting as it’s applied to preferred stock and other types of hybrid financial instruments. The guidance was effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption was permitted. The guidance did not have a significant impact on the Bank’s financial condition or results of operations.
Pronouncements Issued
In September 2016, FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends U.S. GAAP to require businesses and other organizations to measure the expected credit losses on financial assets, such as loans, securities, bond insurance, and many receivables. The guidance is effective for public business entities and certain other entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For entities such as First Mariner, the amendments are effective for fiscal years and interim periods within fiscal years beginning after December 15, 2020.
In March 2016, FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies the accounting for a stock payment’s tax consequences and also amends how excess tax benefits and a business’s payments to cover the tax bills for the shares’ recipients should be classified. The guidance is effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted.
In February 2016, FASB issued ASU 2016-02, Leases (Topic 842), which requires companies that lease valuable assets like aircraft, real estate, and heavy equipment to recognize on their balance sheets the assets and liabilities generated by contracts longer than a year. The guidance is effective for public business entities and certain other entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For entities such as First Mariner, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.
In January 2016, FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which changes how to recognize and measure financial assets and liabilities. The guidance is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019.
In September 2015, FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which amends the guidance for amounts that are adjusted in a merger or acquisition. The guidance is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017.
In May 2015, FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a Consensus of the Emerging Issues Task Force), which widens the use of the net asset value per share method for valuing some investments. The guidance is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. A reporting entity should apply the amendments retrospectively to all periods presented. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.
In April 2015, FASB issued ASU 2015-05, Intangibles — Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which adds guidance to help businesses determine whether the purchase of cloud services should be accounted for as the purchase of a license to own the software or a service contract. The guidance is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for annual periods beginning after December 15, 2015, and interim periods in annual periods beginning after December 31, 2016. Early adoption of the amendments is permitted. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.
In August, 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which was updated in 2016 by ASU No. 2016-10, 20-16-11 and 2016-12 for additional clarification. The standard implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.

Consolidated Financial Statements
As of and For the Year Ended December 31, 2015 and As of and For the Period of Inception Through December 31, 2014

Consolidated Statements of Financial Condition
(dollars in thousands, except per share data)
	December 31,
	2015	2014
ASSETS
Cash and due from banks	$7,088	$7,753
Federal funds sold and interest-bearing deposits	32,229	82,334
Cash and cash equivalents	39,317	90,087
Certificates of deposit	992	—
Securities available for sale (“AFS”), at fair value	175,488	60,988
Loans held for sale (“LHFS”), at fair value	52,438	63,032
Loans receivable	543,332	502,099
Allowance for loan losses	(2,804)	(1,433)
Loans receivable, net	540,528	500,666
Real estate acquired through foreclosure	6,652	7,580
Restricted stock investments	3,364	2,103
Premises and equipment, net	33,288	36,916
Goodwill	10,502	10,502
Other Intangible assets	6,035	7,084
Accrued interest receivable	2,629	2,336
Bank-owned life insurance (“BOLI”)	41,650	40,585
Prepaid expenses and other assets	8,154	10,425
Total assets	$921,037	$832,304
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$134,311	$112,317
Interest-bearing	616,408	577,812
Total deposits	750,719	690,129
Short-term borrowings	40,479	25,498
Long-term borrowings	21,933	50
Accrued expenses and other liabilities	9,680	11,206
Total liabilities	822,811	726,883
Stockholders’ equity:
Preferred stock, $10 par value; 10,000,000 shares authorized; Series A, noncumulative perpetual preferred stock; 1,774,125 shares issued and outstanding	17,741	17,741
Common stock, $10 par value; 10,000,000 shares authorized; 3,725,893 shares issued and outstanding	37,259	37,259
Additional paid-in capital	55,191	55,000
Retained deficit	(10,722)	(4,965)
Accumulated other comprehensive (loss) income	(1,243)	386
Total stockholders’ equity	98,226	105,421
Total liabilities and stockholders’ equity	$921,037	$832,304

See accompanying notes to Consolidated Financial Statements

Consolidated Statements of Operations
(dollars in thousands, except per share data)
	For the Year Ended December 31, 2015	June 17, 2014 (Inception) Through December 31, 2014
Interest income:
Loans	$29,427	$16,510
Securities and other earning assets	2,390	1,039
Total interest income	31,817	17,549
Interest expense:
Deposits	2,932	1,596
Short-term borrowings	38	11
Long-term borrowings	167	89
Total interest expense	3,137	1,696
Net interest income	28,680	15,853
Provision for loan losses	3,191	1,620
Net interest income after provision for loan losses	25,489	14,233
Noninterest income:
Mortgage-banking revenue	14,397	8,276
ATM fees	2,186	1,178
Service fees on deposits	1,588	1,053
Gain on sale of AFS securities, net	300	174
Gain (loss) on disposal of premises and equipment	23	(409)
Commissions on sales of nondeposit investment products	158	123
Income from BOLI	1,065	537
Other	1,067	478
Total noninterest income	20,784	11,410
Noninterest expense:
Salaries and employee benefits	25,079	15,568
Occupancy	7,557	4,517
Furniture, fixtures, and equipment	1,616	910
Professional services	1,899	706
Advertising	743	933
Marketing and promotion	562	257
Data processing	2,389	1,183
ATM servicing	431	226
Write-downs, losses, and costs of real estate acquired through foreclosure, net of gains	1,075	665
Federal Deposit Insurance Corporation (“FDIC”) insurance premiums	1,306	814
Service and maintenance – premises	1,273	577
Service and maintenance – software	816	540
Corporate Insurance	547	428
Consulting fees	1,157	496
Loan expenses	1,777	790
Amortization of intangible assets	1,049	611
Other	2,754	1,387
Total noninterest expense	52,030	30,608
Net loss before income taxes	(5,757)	(4,965)
Income tax expense	—	—
Net loss	$(5,757)	$(4,965)
Net loss per common share – basic and diluted	$(1.55)	$(1.33)

See accompanying notes to Consolidated Financial Statements

Consolidated Statements of Comprehensive Loss
(dollars in thousands)
	For the Year Ended December 31, 2015	June 17, 2014 (Inception) Through December 31, 2014
Net loss	$(5,757)	$(4,965)
Other comprehensive (loss) income:
Unrealized holding (losses) gains on securities arising during the period	(1,329)	560
Reclassification adjustment for net gains on securities included in net loss	(300)	(174)
Total other comprehensive (loss) income	(1,629)	386
Total comprehensive loss	$(7,386)	$(4,579)

See accompanying notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands, except number of shares)
	For the Year Ended December 31, 2015
	Number of Shares of Preferred Stock	Number of Shares of Common Stock	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2015	1,774,125	3,725,893	$17,741	$37,259	$55,000	$(4,965)	$386	$105,421
Net loss	—	—	—	—	—	(5,757)	—	(5,757)
Stock-based compensation	—	—	—	—	191	—	—	191
Change in unrealized gains and losses on AFS securities	—	—	—	—	—	—	(1,629)	(1,629)
Balance at December 31, 2015	1,774,125	3,725,893	$17,741	$37,259	$55,191	$(10,722)	$(1,243)	$98,226

	June 17, 2014 (Inception) Through December 31, 2014
	Number of Shares of Preferred Stock	Number of Shares of Common Stock	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at June 17, 2014	—	—	$—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(4,965)	—	(4,965)
Preferred stock issued, net of costs	1,774,125	—	17,741	—	17,741	—	—	35,482
Common stock issued, net of costs	—	3,725,893	—	37,259	37,259	—	—	74,518
Change in unrealized gains and losses on AFS securities	—	—	—	—	—	—	386	386
Balance at December 31, 2014	1,774,125	3,725,893	$17,741	$37,259	$55,000	$(4,965)	$386	$105,421

See accompanying notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
(dollars in thousands)
	For the Year Ended December 31, 2015	June 17, 2014 (Inception) Through December 31, 2014
Cash flows from operating activities:
Net loss	$(5,757)	$(4,965)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	3,301	1,976
Stock-based compensation	191	—
Amortization of unearned loan fees and costs, net	966	108
Accretion of discounts on purchased loans, net	(4,682)	(1,515)
Amortization of premiums on AFS securities	329	135
Amortization of intangible assets	1,049	611
Amortization of premiums on purchased deposits	(907)	(963)
Gains on sales of LHFS	(22,476)	(13,188)
(Increase) decrease in accrued interest receivable	(293)	69
Gain on sale of AFS securities, net	(300)	(174)
Provision for loan losses	3,191	1,620
Write-downs and losses on sales of real estate acquired through foreclosure	615	585
(Gain) loss on disposal of premises and equipment	(23)	409
Increase in cash surrender value of BOLI	(1,065)	(537)
Originations of mortgage LHFS	(917,308)	(463,119)
Proceeds from sales of mortgage LHFS	946,931	450,657
Net decrease in accrued expenses and other liabilities	(1,526)	(5,747)
Net decrease in prepaid expenses and other assets	2,270	3,759
Net cash provided by (used in) operating activities	4,506	(30,279)
Cash flows from investing activities:
Cash received in purchase of Bank	—	116,089
Purchase of Bank	—	(18,726)
Loan principal (disbursements), net of repayments	(59,631)	21,806
Proceeds from sales of loans	21,205	6,567
Repurchases of loans previously sold	—	(571)
Purchase of restricted stock investments	(1,261)	—
Purchase of certificates of deposit	(992)	—
Proceeds from disposals of premises and equipment, net of (purchases)	350	(791)
Maturities/calls/repayments of AFS securities	9,702	12,512
Purchases of AFS securities	(158,540)	—
Sales of AFS securities	32,680	29,017
Proceeds from sales of real estate acquired through foreclosure	2,849	5,126
Net cash (used in) provided by investing activities	(153,638)	171,029
Cash flows from financing activities:
Net increase (decrease) in deposits	61,498	(151,931)
Additional borrowings	197,000
Repayments of borrowings	(160,136)	(8,732)
Net proceeds from stock issuance	—	110,000
Net cash provided by (used in) financing activities	98,362	(50,663)
(Decrease) increase in cash and cash equivalents	(50,770)	90,087
Cash and cash equivalents at beginning of period	90,087	—
Cash and cash equivalents at end of period	$39,317	$90,087
Supplemental information:
Interest paid on deposits and borrowed funds	$3,144	$1,846
Transfer of loans to real estate acquired through foreclosure	2,537	518
Transfers of LHFS to loan portfolio	2,702	4,164
Noncash assets acquired	—	786,392
Noncash liabilities assumed	—	894,257
See accompanying notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015 and As of and For the Period of Inception Through December 31, 2014
(1)
Nature of Organization and Summary of Significant Accounting Policies

Organization
First Mariner Bank (“First Mariner,” “the Bank,” “we,” “our,” or “us”) is a bank incorporated under the laws of the state of Maryland and is headquartered in Baltimore, Maryland. The Bank was previously owned by First Mariner Bancorp, which filed for bankruptcy in February of 2014. The Bank was purchased out of bankruptcy by RKJS Bank on June 17, 2014 in a transaction that was accounted for as a business combination (see Note 2), with First Mariner Bank being the successor bank after merging with RKJS Bank. The majority of the Bank’s private ownership group now consists of private equity investment firms, with the four largest investors consisting of Priam Capital Fund I LP, Patriot Financial Partners II, L.P., Greenhill Capital Partners III L.P., and TFO Financial Institutions Restructuring Fund II LLC. In conjunction with the merger, and as a condition for approval of the merger by regulators, the entire board of directors and senior management team of the Bank was replaced.
The purchase price of the Bank was $18.7 million. The Bank raised $110.0 million in capital in the form of both common and preferred stock sales. The preferred stock is noncumulative perpetual preferred stock, with no stated interest rate, no voting rights, and is not convertible to common stock until such an event as a public offering of stock occurs. Additionally, 75,000 preferred stock warrants were issued as past compensation for one of the investors, with immediate vesting and a 10 year expiration period.
Basis of Presentation, and Use of Estimates
We provide financial services to customers primarily within the Central Maryland region. A portion of activities related to mortgage lending are more dispersed and cover parts of the Mid-Atlantic region and other regions outside of the state of Maryland. We serve local consumers, small- and medium-sized businesses, professionals, and other customers by offering a broad range of financial products and services, including Internet and mobile banking, commercial banking, cash management, mortgage lending, and retail banking. We fund a variety of loan types including commercial and residential real estate loans, commercial term loans and lines and letters of credit, and consumer loans. We do not have any concentrations to any one industry or customer. However, our customers’ ability to repay loan agreements is dependent on the real estate and general economic conditions of the market area.
Our consolidated financial statements include the accounts of the Bank and its subsidiaries, FM Appraisals, LLC (“FM Appraisals”) and Canton Crossing II, LLC (“CCII”). All significant intercompany accounts and transactions have been eliminated in consolidation. Events occurring through March 30, 2016, the date the financial statements were available to be issued, were considered in the preparation of the financial statements. Certain amounts have been restated to conform with the presentation of the other 1st Mariner Bank financial statements included in this S-4 filing.
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S.”) (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses (the “Allowance”), valuations of real estate acquired through foreclosure, impairment of AFS securities, valuations of financial instruments, acquisition day asset and liability valuations, measurement and assessment of intangible assets, and deferred income tax valuations. In connection with these determinations, management evaluates historical trends and ratios and, where appropriate, obtains independent appraisals for significant assets and prepares fair value analyses. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents
We consider all highly liquid securities with original maturities of three months or less to be cash equivalents. For reporting purposes, assets grouped in the Consolidated Statement of Financial Condition under the captions “Cash and due from banks” and “Federal funds sold and interest-bearing deposits” are considered cash or cash equivalents. For financial statement purposes, these assets are carried at cost. Federal funds sold and interest-bearing deposits have overnight maturities and are generally in excess of amounts that would be recoverable under FDIC insurance.
Securities
We designate securities into one of two categories at the time of purchase. Debt securities that we have the intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt securities not classified as held to maturity and equity securities are considered AFS and are reported at estimated fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity in accumulated other comprehensive (loss) income.
AFS Securities are evaluated periodically to determine whether a decline in value is other than temporary. The term “other than temporary” is not intended to indicate a permanent decline in value. Rather, it means that the prospects for near term recovery of carrying value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the security.
The initial indications of other-than-temporary impairment (“OTTI”) for both debt and equity securities are a decline in the fair value below the amount recorded for a security and the severity and duration of the decline. In determining whether an impairment is other than temporary, we consider the length of time and the extent to which the fair value has been below cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, our intent to sell the security, and if it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. For marketable equity securities, we also consider the issuer’s financial condition, capital strength, and near-term prospects. For debt securities, we also consider the cause of the price decline (general level of interest rates and industry- and issuer-specific factors), the issuer’s financial condition, near-term prospects and current ability to make future payments in a timely manner, the issuer’s ability to service debt, and any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action. For debt securities, once a decline in value is determined to be other than temporary, the security is segmented into credit- and noncredit-related components. Any impairment adjustment due to identified credit-related components is recorded as an adjustment to current period earnings, while noncredit-related fair value adjustments are recorded through accumulated other comprehensive (loss) income. For equity securities, any determined decline in value that is determined to be other than temporary is recorded as an adjustment to current period earnings in its entirety. In situations where we intend to sell or it is more likely than not that we will be required to sell the security, the entire OTTI loss is recognized in earnings.
Gains or losses on the sales of securities are calculated on a specific-identification basis and are determined on a trade-date basis. Premiums and discounts on securities are amortized (accreted) over the term of the security using methods that approximate the interest method.
LHFS
Loans originated for sale are carried at fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, on current investor yield requirements or third party pricing models. Gains and losses on loan sales are determined using the specific-identification method and are recognized through mortgage-banking revenue in the Consolidated Statement of Operations.
When we sell mortgage loans, we make certain representations to the purchaser related to loan ownership, loan compliance and legality, and accurate documentation, among other things. If a loan is found to be out of compliance with any of the representations subsequent to the date of purchase, we may be required to repurchase the loan or indemnify the purchaser for losses related to the loan, depending on the agreement with the purchaser. In addition other factors may cause us to be required to repurchase or “make-whole” a loan previously sold.

The most common reason for a loan repurchase is due to a documentation error or disagreement with an investor, early borrower default or, on rare occasions, for borrower fraud. Loan purchase agreements are subject to normal representations and warranties. Repurchase requests are negotiated with each investor at the time we are notified of the demand and an appropriate reserve is taken at that time. Repurchase and/or “make-whole” requests are initially negotiated by the secondary marketing department and monitored by the secondary marketing committee where most disagreements are resolved with no reserve requirement or loss to the Bank. In the event there is an unresolved repurchase or “make-whole” request, the loan is managed by the secondary marketing committee and is elevated to be monitored by the mortgage oversight committee to determine the final settlement terms with the investor. Repurchased loans are subsequently sold when feasible or held for investment. Loans that we decide to hold for investment are transferred at the lower of cost or market value (“LCM”), using a risk-based model to calculate the respective discount. We did not repurchase any loans in 2015. Repurchases amounted to $571,000 for 2014. Our reserve for potential repurchase losses was $1.8 million and $744,000 as of December 31, 2015 and 2014, respectively. The total reserves represent (1) reserves calculated based upon an analysis of specific loans in question and (2) reserves calculated using historical experience based upon a four year rolling average of loan production. We do not foresee increases in repurchases to be a growing trend nor do we see it having a significant impact on our financial results.
Loans Receivable
Our loans receivable are stated at their principal balance outstanding, net of related deferred fees and costs.
Risk Characteristics
Commercial Portfolio
Credit risk in commercial lending, which includes commercial, commercial mortgage, commercial construction, and consumer construction loans, can vary significantly, as losses as a percentage of outstanding loans can shift widely during economic cycles and are particularly sensitive to changing economic conditions.
The risks associated with each commercial portfolio class are as follows:
Commercial and Commercial Mortgage  —  The primary loan-specific risks in commercial and commercial mortgage loans are: deterioration of the business and/or collateral values, deterioration of the financial condition of the borrowers and/or guarantors, which creates a risk of default, and the risk that real estate collateral value determined through appraisals are not reflective of the true property values.
Portfolio risk includes condition of the economy, changing demand, large concentrations, and geographic concentrations.
Commercial Construction  —  loan-specific and portfolio risks related to commercial construction loans also carry the loan-specific and portfolio risks of commercial and commercial mortgage loans as described above. Additional loan-specific risks include project budget overruns and performance variables related to the contractor and subcontractors. An additional loan-specific risk for commercial construction of residential developments is the risk that the builder has a geographical concentration of developments.
Consumer Construction  —  loan-specific and portfolio risks related to consumer construction loans to builders and ultimate homeowners carry the same loan-specific and portfolio risks as commercial construction loans as described above.
In general, improving economic conditions may result in improved operating results on the part of commercial customers, enhancing their ability to meet debt service requirements. However, any improvements in operating cash flows can be offset by the impact of rising interest rates that could occur during improved economic times. Declining economic conditions may have an adverse effect on the operating results of commercial customers, reducing their ability to meet debt service obligations.

Consumer Portfolio
Our consumer portfolio includes first- and second-lien mortgage loans and other loans to individuals. The risks associated with each portfolio class are as follows:
Residential Mortgage, Home Equity, and 2nd Mortgage  —  The primary loan-specific risks related to residential mortgage, home equity, and 2nd mortgage lending include: unemployment, deterioration in real estate values, our ability to assess the creditworthiness of the customer, deterioration in the borrowers financial condition, whether the result of personal issues or a general economic downturn, and the risk that property values determined through appraisals are not reflective of the true property values. The portfolio risks for these types of loans are the same as for commercial and commercial mortgages as described above.
Other Consumer  —  The primary loan-specific risks of consumer loans are: unemployment, deterioration of the borrower’s financial condition, whether the result of personal issues or a general economic downturn, and for certain consumer loans such as auto loans and boat loans, there is also a risk of deterioration in the value of the collateral. The portfolio risks for these types of loans are the same as for commercial and commercial mortgages as described above.
Generally, consumer loans are segregated into homogeneous pools with similar risk characteristics. We do not individually grade consumer loans. Such loans are classified as performing or nonperforming. Trends such as delinquency and loss and current economic conditions in consumer loan pools are analyzed and historical loss experience is adjusted accordingly.
Income recognition
Interest income on loans is accrued at the contractual rate based on the principal outstanding. Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual loan terms or until the date of sale or disposition. Accrual of interest is discontinued when its receipt is in doubt, which typically occurs when a loan becomes impaired. Any interest accrued to income in the year when interest accruals are discontinued is generally reversed. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of the collateral is sufficient to satisfy the principal balance and accrued interest. Payments on nonaccrual loans are applied to principal. See additional information on loan impairment and nonaccrual status below.
Nonaccrual status
For smaller noncommercial loans, we place loans in nonaccrual status when they are contractually past due 90 days as to either principal or interest, unless the loan is well secured and in the process of collection, or earlier, when, in the opinion of management, the collection of principal and interest is in doubt. For all commercial loans and larger loans, management applies Financial Accounting Standards Board (“FASB”) guidance on impaired loan accounting to determine accrual status. Under that guidance, when it is probable that we will be unable to collect all payments due, including interest, we place the loan in nonaccrual status. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Specifically, in order for a nonaccrual loan to be returned to accrual status, a borrower must make six consecutive monthly payments and the borrower must demonstrate the ability to keep the loan current going forward. When a loan is partially charged off, the remaining balance remains in nonaccrual status.
As a result of our ongoing review of the loan portfolio, we may classify loans as nonaccrual even though the presence of collateral or the borrower’s financial strength may be sufficient to provide for ultimate repayment. In general, loans are charged off when a loan or a portion thereof is considered uncollectible. We determine that the entire balance of a loan is contractually delinquent for all classes if the minimum payment is not received by the specified due date. Interest and fees continue to accrue on past due loans until the date the loan goes in nonaccrual status.
Impairment
We determine a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, impaired loans consist of nonaccrual loans and troubled debt restructures (“TDR” or “TDRs”)

(see separate discussion on TDRs below). We do not consider a loan impaired during a period of delay in payment if we expect to collect all amounts due, including interest past due. Generally we consider a period of delay in payment to include delinquency up to 90 days, but may extend this period if the loan is collateralized by residential or commercial real estate with a low loan-to-value (“LTV”) ratio, and where collection and repayment efforts are progressing. In general, we evaluate our commercial, commercial mortgage, commercial construction, and consumer construction classes of loans individually for impairment and evaluate larger groups of smaller-balance homogeneous loans, which include our residential mortgage, home equity and second mortgage, and other consumer classes of loans, collectively for impairment, or, individually at the time certain events occur, such as delinquency or notification by the borrower of financial trouble.
We measure loan impairment (1) at the present value of expected cash flows discounted at the loan’s effective interest rate, (2) at the observable market price, or (3) at the fair value of the collateral, less estimated costs to sell, if the loan is collateral dependent. If our measure of the impaired loan is less than the recorded investment in the loan, we recognize an impairment loss through the allowance for loan losses.
When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreement.
See separate discussion of purchased impaired loans under “Purchased Loans” below.
Fees and costs
Origination and commitment fees and direct origination costs on loans held for investment generally are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Fees to extend loans three months or less are recognized in income upon receipt. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.
Transfers of LHFS to the loan portfolio
In accordance with FASB guidance on mortgage-banking activities, any loans which are originally originated for sale into the secondary market and which we subsequently elect to transfer into the Bank’s loan portfolio are valued at LCM at the time of the transfer with any decline in value recorded as a charge against mortgage-banking revenue in noninterest income.
Purchased loans
Acquired loans are recorded at their initial fair value. Purchased loans are segregated into pools of loans with credit deterioration and loans with no credit deterioration. Credit deterioration is determined based on the probability of collection of all contractually required principal and interest payments. The determination of credit quality deterioration as of the purchase date may include parameters such as past due and nonaccrual status, commercial risk ratings, cash flow projections, type of loan and collateral, collateral value, and recent LTV ratios or appraised values. For loans acquired with no evidence of credit deterioration, the fair value discount or premium is accreted/amortized over the contractual life of the loan as an adjustment to yield. For loans acquired with evidence of credit deterioration, the Bank determines at the acquisition date the excess of the loan’s contractually required payments over all cash flows expected to be collected as an amount that should not be accreted into interest income (nonaccretable difference). The remaining amount, representing the difference in the expected cash flows of acquired loans and the initial investment in the acquired loans, is accreted into interest income over the remaining life of the loan or pool of loans (accretable yield) using the interest method. Subsequent to the purchase date, increases in expected cash flows over those expected at the purchase date are recognized prospectively as interest income over the remaining life of the loan as an adjustment to the accretable yield. Any decreases in the present value of expected cash flows after the purchase date are recognized as impairments as allocated portions of the Allowance. Subsequent to the purchase date, the methods utilized to estimate the required allowance for loan losses are similar to originated loans.

TDRs
We strive to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related now-modified loan is classified as a TDR. These modified terms may include rate reductions, principal forgiveness, payment extensions, payment forbearance, and/or other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. These loans are excluded from pooled loss forecasts and a separate reserve, included in the Allowance, is provided under the accounting guidance for loan impairment. At the time that a loan is modified, we evaluate any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole remaining source of repayment for the loan is the liquidation of the collateral. In these cases, we use the current fair value of the collateral, less selling costs, instead of discounted cash flows. Any impairment amount is then established as an allocated portion of the Allowance.
Allowance for Loan Losses
Our Allowance represents an estimated amount that, in management’s judgment, will be adequate to absorb probable incurred losses on existing loans. Management uses a disciplined process and methodology to establish the Allowance each quarter. To determine the Allowance, we estimate the reserves needed for each loan class, including loans analyzed individually and loans analyzed on a pooled basis.
To determine the general portion of the Allowance, loans are pooled by loan class and losses are determined using historical experience and quantitative analysis over the loss emergence period. Historical loss factors are applied to the pools to determine the appropriate reserve related to those loans. Additionally, environmental factors are applied to each loan class that are based upon management’s evaluation of various conditions that are not directly measured in the determination of the formula and other allowances. See “Impairment” above for discussion of the determination of the impaired allocation portion of the Allowance.
On a quarterly basis, we also analyze our purchased loan portfolios to determine if any allowance is required. We perform cash flow analyses on purchased loan pools to determine if any deterioration has occurred in the pools. If deterioration has occurred, we compare the deterioration to any remaining discount on the pools to determine if additional reserves are required as part of the Allowance.
The establishment of the Allowance relies on a consistent process that requires management review and judgment and timely responses to changes in economic conditions and other influences. From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the Allowance.
We monitor differences between estimated and actual incurred loan losses utilizing charge-off history. Loans deemed uncollectible are charged against, while recoveries are credited to, the Allowance. Management adjusts the level of the Allowance through the provision for loan losses, which is recorded as a current period operating expense.
Commercial (including commercial mortgages) and construction loans (including both commercial and consumer) are generally evaluated for impairment when the loan becomes 90 days past due and/or is rated as substandard. The difference between the fair value of the collateral, less estimated selling costs, and the carrying value of the loan is charged off at that time. Residential mortgage loans are generally charged down to the estimated collectible amount when the loan becomes 120 days past due or is placed in nonaccrual status, whichever is earlier. Consumer loans are generally charged off when the loan becomes 120 days past due or when it is determined that the amounts due are uncollectible (whichever is earlier). The above charge-off guidelines may not apply if the loan is both well secured and in the process of collection.
Real Estate Acquired Through Foreclosure
We record real estate acquired through foreclosure at the fair value, less estimated costs to sell, on the acquisition date and at the lower of such initial amount or estimated fair value less estimated selling costs thereafter. Estimated fair value is based upon many subjective factors, including location and condition of the property and current economic conditions, among other things. Because the calculation of fair value relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.
Write-downs at the time of transfer are made through the Allowance. Write-downs subsequent to transfer are included in noninterest expense, along with operating income, net of related expenses, and gains or losses realized upon disposition of such properties.
Restricted Stock Investments
The Bank is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) based on specific percentages of outstanding mortgages, total assets, or FHLB advances. Purchases and sales of stock are made directly with the FHLB at par value. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.
The Bank maintains an investment in capital stock of a bankers’ bank. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.
Premises and Equipment
Our premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using straight-line and accelerated methods over the estimated useful lives of the assets. Additions and betterments are capitalized and charges for repairs and maintenance are expensed when incurred. The cost and accumulated depreciation or amortization is eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income. Premises and equipment have estimated useful lives ranging from 3 to 39 years.
BOLI
BOLI is carried at the aggregate cash surrender value of life insurance policies owned where the Bank is named beneficiary. Increases in cash surrender value derived from crediting rates for underlying insurance policies are credited to noninterest income.
Goodwill and Other Intangible Assets
Goodwill represents the excess purchase price paid over the fair value of the net assets acquired in a business combination and is allocated to the Bank’s reporting units. Based upon an in-depth analysis performed in accordance with FASB guidance, we have determined that we have one reporting unit – commercial and consumer banking.
Goodwill is not amortized but is tested for impairment periodically. We assess goodwill for potential impairment annually as of November 30, or during the year if an event or other circumstance indicates that we may not be able to recover the carrying amount of the asset. As of the testing date, we determine the fair value of the reporting unit. If the fair value of the reporting unit exceeds its book value, no write-down of the recorded goodwill is required. If the fair value is less than book value, an additional valuation procedure is necessary to assess the proper carrying value of goodwill.
As of November 30, 2015, we performed a fair value analysis for the reporting period and determined that the fair value of the reporting unit was greater than its carrying amount. The analysis was updated through December 31, 2015 to account for operating losses recorded in December 2015. We determined that no additional testing was necessary and that there was no evidence of impairment of goodwill.
Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our other intangible assets include the fair value of our trade name and a core deposit intangible. The trade name intangible and the core deposit intangible are amortized over an estimated useful life of 10 years.

Impairment of Long-Lived Assets
We continually monitor events and changes in circumstances that could indicate that our carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through a requirement to repurchase them before their maturity.
Income Taxes
Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred income taxes are provided on income and expense items when they are reported for financial statement purposes in periods different from the periods in which these items are recognized in the income tax returns. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based upon consideration of available evidence, including tax planning strategies and other factors. As of December 31, 2015 and 2014, we maintained a valuation allowance against the full amount of our deferred tax assets.
The calculation of tax assets and liabilities is complex and requires the use of estimates and judgment since it involves the application of complex tax laws that are subject to different interpretations by us and the various tax authorities. These interpretations are subject to challenge by the tax authorities upon audit or to reinterpretation based on management’s ongoing assessment of facts and evolving case law.
Periodically and in the ordinary course of business, we are involved in inquiries and reviews by tax authorities that normally require management to provide supplemental information to support certain tax positions we take in our tax returns. Uncertain tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit or liability that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. For tax positions not meeting the “more likely than not” test, no tax benefit or liability is recorded. Management believes it has taken appropriate positions on its tax returns, although the ultimate outcome of any tax review cannot be predicted with certainty. No assurance can be given that the final outcome of these matters will not be different than what is reflected in the financial statements.
We recognize interest and penalties related to income tax matters in income tax expense.
Advertising
We expense our advertising costs as incurred, except payments for major sponsorships which are amortized over an estimated life not to exceed one year. Advertising expenses amounted to $743,000 and $933,000 for the year ended December 31, 2015 and the period from inception through December 31, 2014, respectively.
Stock Compensation
In 2015, the First Mariner Bank 2015 Equity Incentive Plan (“Plan”) was approved by the Bank’s Board of Directors. The Plan provides for the granting of up to 700,000 shares through incentive and non-qualifying stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, Phantom Stock, performance awards, or any combination of the foregoing to selected key employees on a periodic basis at the discretion of the board.

The fair value of stock options granted is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The market price of First Mariner’s common stock at the date of grant is used for the stock option. Compensation cost is recognized over the required service period, generally defined as the vesting period, on a straight-line basis.
Option exercise prices are equal to or greater than the fair market value of the common stock on the date of the grant. Vesting schedules are determined at the time of the grant. Options granted under the Plan have an exercise price which may not be less than 100% of the fair market value of the common stock on the date of the grant and terminate ten years from the date of grant. The exercise price of stock options must be paid for in full in cash or shares of Bank common stock, or a combination of both. The Board has the discretion when making a grant of stock options to impose restrictions on the shares to be purchased upon the exercise of such options.
Derivatives and Hedging Activities
We maintain and account for derivatives in accordance with FASB guidance on accounting for derivative instruments and hedging activities. When we enter into the derivative contract, we designate a derivative as held for trading, an economic hedge, or a qualifying hedge as detailed in the literature. The designation may change based upon management’s reassessment or changing circumstances.
We designate at inception whether a derivative contract is considered hedging or nonhedging. All of our derivatives are nonexchange traded contracts, and as such, their fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation.
For qualifying hedges, we formally document at inception all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various accounting hedges. We utilize derivatives to manage interest rate sensitivity in certain cases.
Derivatives utilized by the Bank include interest rate lock commitments (“IRLCs”) and forward settlement contracts as described below.
The Bank, through First Mariner Mortgage (a division of the Bank), enters into IRLCs, under which we originate residential mortgage loans with interest rates determined prior to funding. IRLCs on mortgage loans that we intend to sell in the secondary market are considered derivatives. For these IRLCs, we protect the Bank from changes in interest rates through the use of forward sales of to be issued (“TBA”) mortgage-backed securities. We are exposed to price risk from the time a mortgage loan closes until the time the loan is sold. We utilize forward sales of TBA mortgage-backed securities to manage exposure to price risk. During the period of the rate lock commitment and from the time a loan is closed with the borrowers and sold to investors, we remain exposed to basis (execution, timing, and/or volatility) risk in that the changes in value of our forward sales commitments may not equal or completely offset the changes in value of the rate commitments. We also mitigate counterparty risk by entering into commitments with proven counterparties and pre-approved financial intermediaries.
The market value of IRLCs is not readily ascertainable with precision because they are not actively traded in stand-alone markets. See discussion in Note 16 on the determination of fair value for IRLCs.
Changes in interest rates could materially affect the fair value of the IRLCs or the forward commitments. In the case of the loan related derivatives, fair value is also impacted by the probability that the rate lock commitment will not close (“fallout factor”). Changes in interest rates could result in changes in the fallout factor, which might magnify or counteract the sensitivities. The impact of an interest rate shift on the fallout ratio is nonsymmetrical and nonlinear. At December 31, 2015 and 2014, we did not have any designated hedges as we do not designate IRLCs or forward sales commitments on LHFS originations as hedges. We recognize any gains and losses on IRLCs and forward sales commitments on LHFS originations through mortgage-banking revenue in the Consolidated Statement of Operations.
(2)
Business Combination

On June 17, 2014, RKJS Bank acquired the Bank in a transaction that was accounted for as a business combination. The purchase price of the Bank was $18.7 million.

The transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed, and consideration transferred were recorded at the estimated fair value on the acquisition date.
The following table shows the net assets at fair value of the Bank as of June 17, 2014, the date of the acquisition (dollars in thousands):
Consideration paid – cash	$18,726
Assets acquired:
Cash and due from banks and interest-bearing deposits	116,089
AFS Securities	102,091
LHFS	41,545
Loans receivable	525,036
Real estate acquired through foreclosure	12,773
Core deposit intangible	3,995
Trade name	3,700
Other assets	97,252
Total assets	902,481
Liabilities assumed:
Deposits	843,023
Borrowings	34,280
Other liabilities	16,954
Total liabilities	894,257
Net assets acquired at fair value	8,224
Goodwill resulting from acquisition	$10,502

(3)
Restrictions on Cash and Due From Banks

The Bank is required by the Federal Reserve Board (“FRB”) to maintain certain cash reserve balances based principally on deposit liabilities. Due to large vault cash amounts at December 31, 2015, no additional reserves were required at the FRB. The Bank pledged $1.7 million and $6.9 million in cash for exposure on debit card transactions and as collateral for hedging activities, respectively, at December 31, 2015.
(4)
AFS Securities

The composition of our AFS securities portfolio is as follows at December 31:
	2015
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Mortgage-backed securities	$150,076	$183	$1,080	$149,179
Trust preferred securities	3,045	—	8	3,037
U.S. government agency notes	17,813	14	191	17,636
Corporate bonds	5,047	—	167	4,880
Equity securities – mutual funds	750	6	—	756
	$176,731	$203	$1,446	$175,488

	2014
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Mortgage-backed securities	$46,170	$448	$49	$46,569
Trust preferred securities	3,065	3	—	3,068
U.S. government agency notes	10,617	2	28	10,591
Equity securities – mutual funds	750	10	—	760
	$60,602	$463	$77	$60,988

Contractual maturities of debt securities at December 31, 2015 are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Due in one year or less	$6,944	$6,836
Due after five year through ten years	6,766	6,587
Due after ten years	12,195	12,130
Mortgage-backed securities	150,076	149,179
	$175,981	$174,732

The following tables show the level of our gross unrealized losses and the fair value of the associated securities by type and duration of loss position for AFS securities at December 31:
	2015
	Less than 12 months		12 months or more		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(dollars in thousands)
Mortgage-backed securities	$135,778	$1,080	$—	$—	$135,778	$1,080
Trust preferred securities	—	—	3,037	8	3,037	8
U.S. government agency notes	12,695	191	—	—	12,695	191
Corporate bonds	4,880	167	—	—	4,880	167
	$153,353	$1,438	$3,037	$8	$156,390	$1,446

	2014
	Less than 12 months		12 months or more		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(dollars in thousands)
Mortgage-backed securities	$19,268	$49	$—	$—	$19,268	$49
U.S. government agency notes	9,062	28	—	—	9,062	28
	$28,330	$77	$—	$—	$28,330	$77

For AFS securities, gross unrealized losses totaled $1.4 million as of December 31, 2015 and equaled 0.9% of the fair value of securities with unrealized losses as of that date. A total of 67 securities were in an unrealized loss position as of December 31, 2015, with the largest single unrealized loss in any one security totaling $117,000.

All of the securities that are impaired are so due to declines in fair values resulting from changes in interest rates or increased credit/liquidity spreads since the time they were purchased. We have the intent to hold these debt securities to maturity, and, for equity securities in a loss position, for the foreseeable future, and believe it is not more likely than not that we will be required to sell the securities before anticipated recovery. We expect these securities will be repaid in full, with no losses realized. As such, management considers the impairments to be temporary.
During the year ended December 31, 2015 and the period of inception through December 31, 2014, we recognized gross gains on the sale of AFS securities of  $337,000 and $175,000, respectively, and recognized gross losses on the sale of AFS securities of  $37,000 and $1,000, respectively.
The outstanding balance of no single issuer, except for U.S. government agency notes, exceeded 10% of stockholders’ equity at December 31, 2015.
At December 31, 2015, none of our securities were subject to OTTI.
At December 31, 2015, we held securities with an aggregate carrying value (fair value) of  $19.7 million that we have pledged as collateral for certain mortgage-banking activities and borrowings.
(5)
Loans Receivable and Allowance for Loan Losses

Loans receivable are summarized as follows at December 31:
	2015	2014
	(dollars in thousands)
Commercial	$78,441	$43,038
Commercial mortgage	193,790	190,522
Commercial construction	14,607	21,023
Consumer construction	11,169	10,679
Residential mortgage	150,844	131,001
Consumer	96,935	107,623
Total loans	545,786	503,886
Unearned loan fees, net	(2,454)	(1,787)
	$543,332	$502,099

Included in consumer loan totals in the above table are overdrawn commercial and retail checking accounts totaling approximately $31,000 and $90,000 as of December 31, 2015 and 2014, respectively.
At December 31, 2015, we had pledged loans with carrying values of  $147.4 million as collateral for borrowings.

Purchased Credit-Impaired Loans
We have purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows as of December 31:
	2015	2014
	(dollars in thousands)
Commercial	$1,672	$1,766
Commercial mortgage	13,452	24,828
Commercial construction	7,713	8,713
Consumer construction	1,594	2,158
Residential mortgage	3,104	4,822
Consumer	880	1,049
Outstanding balance	28,415	43,336
Net discount on purchased impaired loans	(3,458)	(8,424)
Net carrying amount	$24,957	$34,912

For those purchased credit impaired loans disclosed above, we maintained allocations of the Allowance of  $303,000 and $233,000 for such loans at December 31, 2015 and 2014, respectively.
The following table presents changes in the accretable discount on purchased credit-impaired loans:
	For the Year Ended December 31, 2015	June 17, 2014 (Inception) Throuth December 31, 2014
	(dollars in thousands)
Beginning balance	$3,240	$—
Purchases	—	2,883
Accretion	(2,697)	(1,026)
Reclassification	1,198	1,383
Ending balance	$1,741	$3,240

Credit Quality
Management has an established methodology to determine the adequacy of the Allowance that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the Allowance, we have segmented our loan portfolio by product type. Our portfolio loan segments are commercial, commercial mortgage, commercial construction, consumer construction, residential mortgage, and consumer. We have evaluated all segments to determine if subcategorization into classes is warranted based upon our credit review methodology. We have divided consumer loans into two classes, (1) home equity and second mortgage loans and (2) other consumer loans.
To establish the general portion of the Allowance, loans are pooled by portfolio class and a historical loss percentage is applied to each class of nonimpaired loans. Those percentages are then applied to the current period loan balances to determine the required reserve. We then apply additional general loss factors to the different segments of loans to reflect various environmental factors. For individually evaluated loans, we do additional analyses to determine any impairment. In general, this impairment is included as part of the Allowance. These loss estimates are performed under multiple economic scenarios to establish a range of potential outcomes for each criterion. Management applies judgment to develop its own view of loss probability within that range, using external and internal parameters with the objective of establishing an Allowance inherent within these portfolios as of the reporting date.

The following table presents by portfolio segment, the changes in the Allowance, and the recorded investment in loans as of and for the year ended December 31, 2015:
	Commercial	Commercial Mortgage	Commercial Construction	Consumer Construction	Residential Mortgage	Consumer	Unallocated	Total
	(dollars in thousands)
Allowance:
Beginning Balance	$51	$352	$163	$168	$599	$100	$—	$1,433
Charge-offs	(236)	(67)	—	—	(1,295)	(995)	—	(2,593)
Recoveries	271	15	3	—	125	359	—	773
Net recoveries
(charge offs)	35	(52)	3	—	(1,170)	(636)	—	(1,820)
Provision for (reversal of) loan losses	692	584	(128)	(114)	902	1,255	—	3,191
Ending Balance	$778	$884	$38	$54	$331	$719	$—	$2,804
Ending balance – individually evaluated for impairment	$—	$168	$—	$—	$141	$308	$—	$617
Ending balance – purchased impaired loans	—	—	—	—	—	303	—	303
Ending balance – collectively evaluated for impairment	778	716	38	54	190	108	—	1,884
	$778	$884	$38	$54	$331	$719	$—	$2,804
Recorded Investment:
Ending loan balance – individually evaluated for impairment	$—	$2,925	$—	$58	$9,144	$1,760		$13,887
Ending loan balance – purchased impaired loans	1,408	10,856	7,464	1,740	2,728	761		24,957
Ending loan balance – collectively evaluated for impairment	76,785	179,086	7,190	9,233	138,571	93,623		504,488
	$78,193	$192,867	$14,654	$11,031	$150,443	$96,144		$543,332

The following table presents by portfolio segment, the changes in the Allowance, and the recorded investment in loans as of and for the period of inception through December 31, 2014:
	Commercial	Commercial Mortgage	Commercial Construction	Consumer Construction	Residential Mortgage	Consumer	Unallocated	Total
	(dollars in thousands)
Allowance:
Beginning Balance	$—	$—	$—	$—	$—	$—	$—	$—
Charge-offs	—	(52)	—	—	(211)	(607)	—	(870)
Recoveries	271	8	17	—	51	336	—	683
Net recoveries
(charge offs)	271	(44)	17	—	(160)	(271)	—	(187)
(Reversal of) provision for loan losses	(220)	396	146	168	759	371	—	1,620
Ending Balance	$51	$352	$163	$168	$599	$100	$—	$1,433
Ending balance – individually evaluated for impairment	$—	$—	$—	$—	$549	$—	$—	$549
Ending balance – purchased impaired loans	—	1	55	145	32	—	—	233
Ending balance – collectively evaluated for impairment	51	351	108	23	18	100	—	651
	$51	$352	$163	$168	$599	$100	$—	$1,433
Recorded Investment:
Ending loan balance – individually evaluated for impairment	$—	$4,836	$—	$—	$3,660	$417		$8,913
Ending loan balance – purchased impaired loans	1,483	20,121	6,464	1,900	4,056	888		34,912
Ending loan balance – collectively evaluated for impairment	41,405	165,092	14,540	8,652	123,204	105,381		458,274
	$42,888	$190,049	$21,004	$10,552	$130,920	$106,686		$502,099

We use creditworthiness categories to grade commercial loans. Our internal grading system is based on experiences with similarly graded loans. Category ratings are reviewed each quarter. Our internal risk ratings are as follows:
Superior Credit Quality (“RR1”) — This category includes credits that are secured by up to 95% advance against cash balances, municipal or corporate bonds carrying an A rating or better (subject to maturity), U.S. Government securities (subject to maturity), and fully marketable securities of companies with an A or better debt rating. In addition, the borrower must have a reasonable financial condition evidenced by complete financial statements.
High Credit Quality (“RR2”) — This category generally includes credits that are secured by up to 70% advance against municipal or corporate bonds carrying an A rating or better, U.S. Government securities, and marketable securities of companies with an A or better debt rating, or for individual credits, a first deed of trust on residential owner-occupied property with an LTV ratio of 80% or less and adequate cash flow to service the debt. At December 31, 2015 and 2014, none of our loans carried this risk rating.
Above Average Credit Quality (“RR3”) — This category includes business loans to publicly traded companies with a B rating or better, commercial construction loans with a contingent-free take-out or substantial pre-leasing (75% or more of leasable space) with an LTV ratio of 70% or less, residential construction loans with pre-sold units and an LTV ratio of 75% or less as long as sales are on a noncontingent basis and the overall project is progressing on schedule as originally determined, loans to individuals with liquid assets and strong net worth and the additional ability to service the debt from sources unrelated to the purpose of the credit extension, and monitored credits to borrowers of sound financial condition with approved advance rates providing adequate margin so that collateral can be easily liquidated within 90 days or less.
Average/Satisfactory Credit Quality (“RR4”) — In general, this category includes small-to-medium sized companies with satisfactory financial condition, cash flow, profitability, and balance sheet and income statement ratios, term loans and revolving credits with annual clean-up requirements, the majority of retail commercial credits, loans to partnerships or small businesses, most wholesale sales finance lines, wholesale distributors whose capital position and profitability are at Risk Management Association averages, and loans to individuals with acceptable financial condition and sufficient net cash flow to service the debt as long as the source of repayment is identifiable and sufficient to liquidate the debt within an acceptable period of time and a secondary source of repayment is evident.
Acceptable With Care (“RR5”) — This category includes secured loans to small or medium sized companies which have suffered a financial setback where a convincing plan for correction demonstrates the deficiency is temporary in nature, loans with debt service coverage ratios below or LTV ratios above policy guidelines, most construction and development loans, permanent loans underwritten based on pro forma rents as opposed to historical or actual rents, real estate loans where the project is moderately off the original projections as to cost estimates or absorption, and loans where the interest reserve is no longer adequate, but the customer or guarantor has a proven ability to carry the interest expense out of pocket for an extended time period without undue financial strain.
Watch Credits (“RR6”) — This category includes loans to borrowers who have experienced a temporary setback or deterioration in financial condition that should correct itself during the next twelve months, companies whose financial condition has been marginally acceptable for a period of time and prospects for significant improvement are limited, loans to individuals with marginal financial condition, and most credits for start-up operations. Also included in this category are real estate loans where the project is moderately off original projections, interest reserve may be depleted, with the borrower or guarantor having a questionable or unproved ability to pay interest out of pocket. These credits are considered marginally acceptable.
Special Mention (“RR7”) — special mention credits are characterized as adequately covered by collateral (if any) and/or the paying capacity of the borrower, but are subject to one or more deteriorating trends. These credits constitute an undue and unwarranted credit risk, but not to the point of justifying a classification of substandard. These credits have potential weaknesses which, if not examined and corrected, may weaken the asset or inadequately protect the Bank’s credit position at some future date.
Substandard (“RR8”) — Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses, which jeopardize the orderly liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. The borrower’s financial condition indicates an inability to repay, even if restructured. Prospects for improvement in the borrower’s financial condition are poor. Primary repayment source appears to be shifting from cash flow to liquidation of collateral.
Doubtful (“RR9”) — Doubtful classifications have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently known facts, conditions, and values highly questionable and improbable. A doubtful classification may be appropriate in cases where significant risk exposures are perceived, but loss cannot be determined because of specific, reasonable, and pending factors which may strengthen and work to the advantage of the credit in the near term. Account officers attempt to identify any principal loss in the credit, where possible, thereby limiting the excessive use of the doubtful classification. The classification is a deferral of the estimated loss until its more exact status may be determined. At December 31, 2015 and 2014, none of our loans carried this risk rating.

Loss (“RR10”) — Losses must be taken as soon as they are realized. In some instances and on a temporary basis, a portion of a loan may receive this rating (split rating) when the actual loss cannot be currently identified. In these instances, additional facts or information is necessary to determine the final amount to be charged against the loan loss reserve. When applied for these purposes, this risk rating may be used for a period not to exceed six months. Subsequent to the identification of this split rating, the remaining balance will be risk rated substandard. At December 31, 2015 and 2014, none of our loans carried this risk rating.
The following table shows the credit quality breakdown of our commercial loan portfolio by class as of December 31:
	Commercial		Commercial Mortgage		Commercial Construction		Consumer Construction		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	(dollars in thousands)
RR8	$2,180	$—	$20,843	$20,853	$2,337	$12,930	$58	$—	$25,418	$33,783
RR7	4,512	4,639	6,858	11,346	2,396	2,469	—	—	13,766	18,454
RR6	4,268	7,385	28,097	25,163	—	429	—	—	32,365	32,977
RR5	38,728	10,770	76,655	91,583	5,263	5,176	—	—	120,646	107,529
RR4	28,329	20,075	47,761	29,259	4,658	—	10,973	10,552	91,721	59,886
RR3	176	—	12,653	11,845	—	—	—	—	12,829	11,845
RR1	—	19	—	—	—	—	—	—	—	19
	$78,193	$42,888	$192,867	$190,049	$14,654	$21,004	$11,031	$10,552	$296,745	$264,493

We do not individually grade residential mortgage or consumer loans. Such loans are classified as performing or nonperforming. Loan performance is reviewed each quarter. The following table shows performing and nonperforming (nonaccrual) residential mortgage and consumer loans by class as of December 31:
	Residential Mortgage		Home Equity & 2nd Mortgage		Other Consumer		Total
	2015	2014	2015	2014	2015	2014	2015	2014
	(dollars in thousands)
Nonaccrual loans	$5,989	$2,855	$948	$401	$—	$16	$6,937	$3,272
Performing loans	144,454	128,065	74,453	87,714	20,743	18,555	239,650	234,334
	$150,443	$130,920	$75,401	$88,115	$20,743	$18,571	$246,587	$237,606

The following table shows the aging of our loans receivable by class at December 31, 2015:
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due	Purchased Impaired	Current	Total Loans
	(dollars in thousands)
Commercial	$20	$—	$—	$—	$20	$1,408	$76,765	$78,193
Commercial mortgage	1,171	—	229	2,925	4,325	10,856	177,686	192,867
Commercial construction	173	—	—	—	173	7,464	7,017	14,654
Consumer construction	439	191	—	58	688	1,740	8,603	11,031
Residential mortgage	4,302	3,390	256	5,989	13,937	2,728	133,778	150,443
Home equity and 2nd mortgage	791	514	—	948	2,253	598	72,550	75,401
Other consumer	9	—	—	—	9	163	20,571	20,743
	$6,905	$4,095	$485	$9,920	$21,405	$24,957	$496,970	$543,332

The following table shows the aging of our loans receivable by class at December 31, 2014:
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due	Purchased Impaired	Current	Total Loans
	(dollars in thousands)
Commercial	$—	$—	$—	$—	$—	$1,483	$41,405	$42,888
Commercial mortgage	1,964	1,020	4,336	4,836	12,156	20,121	157,772	190,049
Commercial construction	—	—	96	—	96	6,464	14,444	21,004
Consumer construction	832	226	—	—	1,058	1,900	7,594	10,552
Residential mortgage	3,781	8,657	541	2,855	15,834	4,056	111,030	130,920
Home equity and 2nd mortgage	2,978	1,319	—	401	4,698	742	82,675	88,115
Other consumer	31	9	—	16	56	146	18,369	18,571
	$9,586	$11,231	$4,973	$8,108	$33,898	$34,912	$433,289	$502,099

The interest which would have been recorded on the above nonaccrual loans if those loans had been performing in accordance with their contractual terms was approximately $690,000 and $125,000 for the year ended December 31, 2015 and the period of inception through December 31, 2014, respectively. The actual interest income recorded on those loans was approximately $401,000 and $41,000 for the year ended December 31, 2015 and the period of inception through December 31, 2014, respectively.
Impaired loans include nonaccrual loans and accruing TDRs. The following tables show the breakout of impaired loans (excluding purchased impaired loans of  $24.9 million at December 31, 2015 and $34.9 million at December 31, 2014) by class:
	As of and For the Year Ended December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
With no related allowance:
Commercial	$—	$—	$—	$—	$—
Commercial mortgage	2,471	2,840	—	3,953	132
Commercial construction	—	—	—	—	—
Consumer construction	58	58	—	46	—
Residential mortgage	7,223	8,151	—	5,203	320
Home equity & 2nd mortgage	1,220	1,248	—	723	78
Other consumer	—	—	—	6	—
With a related allowance:
Commercial	—	—	—	—	—
Commercial mortgage	454	466	168	91	12
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	1,921	1,921	141	1,876	85
Home equity & 2nd mortgage	540	819	308	202	45
Other consumer	—	—	—	—	—
Totals:
Commercial	—	—	—	—	—
Commercial mortgage	2,925	3,306	168	4,044	144
Commercial construction	—	—	—	—	—
Consumer construction	58	58	—	46	—
Residential mortgage	9,144	10,072	141	7,079	405
Home equity & 2nd mortgage	1,760	2,067	308	925	123
Other consumer	—	—	—	6	—

	As of and For the Period of Inception Through December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
With no related allowance:
Commercial	$—	$—	$—	$—	$—
Commercial mortgage	4,836	4,836	—	967	3
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	—	—	—	481	—
Home equity & 2nd mortgage	401	401	—	156	7
Other consumer	16	16	—	3	—
With a related allowance:
Commercial	—	—	—	—	—
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	3,660	4,209	549	990	31
Home equity & 2nd mortgage	—	—	—	—	—
Other consumer	—	—	—	—	—
Totals:
Commercial	—	—	—	—	—
Commercial mortgage	4,836	4,836	—	967	3
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	3,660	4,209	549	1,471	31
Home equity & 2nd mortgage	401	401	—	156	7
Other consumer	16	16	—	3	—
TDRs
In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a TDR. These loans are excluded from pooled loss forecasts and a separate allocated portion of the allowance is provided under the accounting guidance for loan impairment. At the time that a loan is modified, management evaluates any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole remaining source of repayment for the loan is the liquidation of the collateral. In these cases, we use the current fair value of the collateral, less selling costs, instead of discounted cash flows. Any impairment amount is then set up as an allocated portion of the Allowance.

The following table shows the breakdown of loans we modified:
	For the Year Ended December 31, 2015			For the Period of Inception Through December 31, 2014
	Number of Modifications	Recorded Investment Prior to Modification	Recorded Investment After Modification	Number of Modifications	Recorded Investment Prior to Modification	Recorded Investment After Modification
	(dollars in thousands)
Commercial mortgage	1	$598	$598	—	$—	$—
Residential mortgage	5	2,445	2,445	2	1,358	1,358
Home equity & 2nd Mortgage	1	494	494	—	—	—
	7	$3,537	$3,537	2	$1,358	$1,358

Our TDRs are the result of renewals where the only concession is that the interest rate is not considered to be a market rate. As such, the best illustration of the financial impact of the TDRs is the effect on the Allowance. The TDRs described above increased the Allowance by $141,000 and $59,000 during 2015 and 2014, respectively.
There were no TDR modifications for which there was a payment default within the lesser of the period of inception through December 31, 2015 or 2014, or the twelve months following the modification.
Total TDRs as of December 31, 2015 amounted to $4.5 million, $559,000 of which were in nonaccrual status. Total TDRs as of December 31, 2014 amounted to $1.4 million, none of which were in nonaccrual status.
Residential mortgage loans in the process of foreclosure amounted to $8.7 million at December 31, 2015.
(6)
Premises and Equipment

We own premises and equipment as follows at December 31:
	2015	2014
	(dollars in thousands)
Land	$1,892	$1,888
Buildings and improvements	31,667	32,785
Leasehold improvements	1,439	1,124
Furniture, fixtures, automobiles, and equipment	2,287	3,095
Total, at cost	37,285	38,892
Less: accumulated depreciation and amortization	(3,997)	(1,976)
Net premises and equipment	$33,288	$36,916

Depreciation and amortization expense for the year ended December 31, 2015 and for the period from inception through December 31, 2014 was $3.3 million and $2.0 million, respectively.
We lease various branch and general office facilities to conduct our operations. The leases have remaining terms which range from a period of less than 1 year to 10 years. Most leases contain renewal options which are generally exercisable at increased rates. Some of the leases provide for increases in the rental rates at specified times during the lease terms, prior to the expiration dates. The leases generally provide for payment of property taxes, insurance, and maintenance costs by the Bank. The total rental expense for all real property leases amounted to $3.7 million and $2.3 million for the year ended December 31, 2015 and for the period of inception through December 31, 2014, respectively.

Our minimum lease payments due for each of the next five years are as follows (dollars in thousands):
2016	$3,311
2017	1,173
2018	762
2019	494
2020	318
Thereafter	1,595
$7,653

(7)
Goodwill and Other Intangible Assets

The Bank’s goodwill and other intangible assets related to the acquisition of the Bank by RKJS Bank in June, 2014 were as follows as of and for the year ended December 31, 2015 (dollars in thousands):
		Other Intangible Assets
	Goodwill	Trade Name	Core Deposit Intangible	Total
Beginning balance	$10,502	$3,515	$3,569	$7,084
Amortization	—	(370)	(679)	(1,049)
Ending balance	$10,502	$3,145	$2,890	$6,035

The Bank’s similar goodwill and other intangible assets were as follows as of and for the period from inception through December 31, 2014 (dollars in thousands):
		Other Intangible Assets
	Goodwill	Trade Name	Core Deposit Intangible	Total
Beginning balance	$—	$—	$—	$—
Addition to intangibles	10,502	3,700	3,995	7,695
Amortization	—	(185)	(426)	(611)
Ending balance	$10,502	$3,515	$3,569	$7,084

Both the core deposit intangible and the trade name are being amortized over 10 years. The estimated amortization expense for both intangibles is as follows as of December 31, 2015 (dollars in thousands):
	Trade Name	Core Deposit Intangible	Total
2016	$370	$528	$898
2017	370	437	807
2018	370	378	748
2019	370	341	711
2020	370	312	682
Thereafter	1,295	894	2,189
	$3,145	$2,890	$6,035

(8)
Deposits

Deposits are summarized as follows at December 31:
	2015		2014
	Amount	Weighted- Average Effective Rate	Amount	Weighted- Average Effective Rate
	(dollars in thousands)
Transaction accounts:
NOW	$72,137	0.16%	$52,912	0.16%
Savings	69,518	0.15%	62,915	0.15%
Money market	95,799	0.24%	119,169	0.24%
Noninterest-bearing demand	134,311		112,317
Total transaction accounts	371,765		347,313
Certificates of deposit:
Original maturities:
Under 12 months	87,884	0.85%	88,458	0.38%
12 to 60 months	260,965	0.64%	219,194	0.61%
IRA and KEOGH	30,105	0.55%	35,164	0.34%
Total certificates of deposit	378,954		342,816
Total deposits	$750,719		$690,129

Time deposits mature as follows as of December 31:
	2015		2014
	Amount	% of Total	Amount	% of Total
	(dollars in thousands)
Within 6 months	$55,165	14.6%	$121,071	35.3%
Over 6 months – 12 months	35,192	9.3%	102,583	29.9%
Over 12 months – 24 months	146,875	38.7%	96,777	28.2%
Over 24 months – 36 months	84,210	22.2%	18,704	5.5%
Over 36 months – 48 months	5,780	1.5%	3,671	1.1%
Over 48 months	51,732	13.7%	10	—
	$378,954	100.0%	$342,816	100.0%

The Bank offers certain certificate products that provide customers a “one-time” withdrawal option that the customer may exercise at any time without penalty. As of December 31, 2015, certificates that permitted early withdrawal totaled $107.4 million.
Certificates of deposit of  $250,000 or more totaled $60.3 million and $29.1 million at December 31, 2015 and 2014, respectively.
The FDIC, through the Deposit Insurance Fund, insures deposits of accountholders up to $250,000. The Bank pays an annual premium to provide for this insurance.

(9)
Borrowings

Our borrowings consist of retail repurchase agreements, short- and long-term advances from the FHLB, a short-term note, and various long-term notes related to sales of consumer loans not treated as sales for accounting purposes.
The FHLB advances are available under a specific collateral pledge and security agreement, which requires that we maintain collateral for all of our borrowings equal to 100% of advances. We may pledge as collateral specific first- and second-lien mortgage loans or commercial mortgages for borrowings up to 15% of the Bank’s total assets. The advances are fixed-rate instruments with a specific maturity date. As of December 31, 2015, our total credit line with the FHLB was $133.9 million, with an outstanding balance of $60.0 million and $25.0 million at December 31, 2015 and 2014, respectively.
Certain information regarding our borrowings is as follows as of December 31:
	2015	2014
	(dollars in thousands)
Amount outstanding at year-end:
FHLB short-term advances	$40,000	$25,000
Retail repurchase agreements	462	498
Short-term note payable	17	—
FHLB long-term advances	20,000	—
Long-term notes payable	1,933	50
Weighted-average interest rate at year-end:
FHLB short-term advances	0.44%	0.19%
Retail repurchase agreements	0.01%	0.01%
Short-term note payable	—	—
FHLB long-term advances	0.96%	—
Long-term notes payable	5.58%	—
Maximum outstanding at any month-end:
FHLB short-term advances	$50,000	$25,000
Retail repurchase agreements	718	6,651
Short-term note payable	50	—
FHLB long-term advances	20,000	—
Long-term notes payable	2,724	500
Average outstanding:
FHLB short-term advances	$16,123	$2,263
Retail repurchase agreements	405	4,832
Short-term note payable	36	—
FHLB long-term advances	3,562	—
Long-term notes payable	2,337	204
Weighted-average interest rate during the year:
FHLB short-term advances	0.23%	0.39%
Retail repurchase agreements	0.01%	0.26%
Short-term note payable	—	—
FHLB long-term advances	0.96%	—
Long-term notes payable	5.70%	—
The short-term note payable (long-term in 2014) is noninterest-bearing and matures in 2016.

At December 31, 2015, we had pledged loans with a carrying value of  $147.4 million as collateral for FHLB advances. We had pledged securities with an aggregate carrying value (fair value) of  $1.4 million as collateral for the retail repurchase agreements and $11.4 million as collateral for potential FRB borrowings at December 31, 2015.
(10)
Regulatory Matters and Capital Adequacy

Various regulatory capital requirements administered by the federal banking agencies apply to the Bank. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
In July 2014, federal bank regulatory agencies issued final results to revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act (“Basel III”). On January 1, 2015, the Basel III rules became effective and include transition provisions which implement certain portions of the rules through January 1, 2019. Under the final rules, the effects of certain accumulated other comprehensive items are not excluded, however, banking organizations like us that are not considered “advanced approaches” banking organizations may make a one-time permanent election to continue to exclude these items. With the submission of the Call Report for the first quarter of 2015, we made this election in order to avoid significant variations in the level of capital that can be caused by interest rate fluctuations on the fair value of the Bank’s AFS securities portfolio. As of the date of the last regulatory exam, the Bank was considered “well capitalized” and as of December 31, 2015, the Bank continued to meet the requirements to be considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements.
Our regulatory capital amounts and ratios were as follows. The December 31, 2015 ratios were calculated in accordance with Basel III requirements and the December 31, 2014 ratios were calculated under pre-existing rules.
	Actual Amount	Ratio	Minimum Requirements for Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provision
			Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2015:
Common Equity Tier 1 Capital	$51,071	8.6%	$26,626	4.5%	$38,459	6.5%
Total capital (to risk-weighted assets)	90,250	15.3%	47,334	8.0%	59,168	10.0%
Tier 1 capital (to risk-weighted assets)	86,553	14.6%	35,501	6.0%	47,334	8.0%
Tier 1 capital (to average quarterly assets)	86,553	9.6%	35,936	4.0%	44,920	5.0%
December 31, 2014:
Total capital (to risk-weighted assets)	$89,631	16.0%	$44,717	8.0%	$55,896	10.0%
Tier 1 capital (to risk-weighted assets)	87,449	15.6%	22,358	4.0%	33,537	6.0%
Tier 1 capital (to average quarterly assets)	87,449	10.7%	32,836	4.0%	41,044	5.0%
The Bank was under an Agreement with the FDIC and the Commissioner of Financial Regulation for the state of Maryland (the “Commissioner”) (entered into on September 18, 2009, prior to the sale of the Bank to RKJS Bank), pursuant to which it consented to the entry of an Order to Cease and Desist (“the Order”), which directed the Bank to, among other things, (i) increase capitalization, (ii) improve earnings, (iii) reduce nonperforming loans, (iv) strengthen management policies and practices, and (v) reduce reliance on noncore funding. The Order was lifted on June 18, 2015. Upon the termination of the Order, we entered into agreements with the FDIC and the Commissioner (“Agreements”). The material terms of the Agreements require us to: (i) improve our asset quality; (ii) maintain adequate capital levels; (iii) quantitatively and qualitatively enhance our allowance for loan loss policy; (iv) enhance Board participation in the affairs of the Bank; (v) implement an effective interest rate risk monitoring program; (vi) formulate and submit to the FDIC and the Commissioner a written profit and budget plan in accordance with specified timelines; (vii) revise and enhance our Contingency Funding Plan (liquidity); (viii) appoint a Board Compliance Committee; and (ix) furnish progress reports on the status of each item to the FDIC and the Commissioner in accordance with specified timelines.
As a condition of approval of the merger between the Bank and RKJS Bank, the Bank is subject to an Order and Basis for Corporation Approval (“Approval Order”) by the FDIC that requires the Bank to (i) maintain at not less than 8%, a Tier 1 capital to assets leverage ratio for the first seven years after consummation of the merger, (ii) maintain an adequate allowance for loan and lease losses, (iii) operate within the parameters of the business plan submitted to the FDIC, and for the first seven years after consummation of the merger, obtain approval from the FDIC Regional Director for any proposed major deviation or material change from the submitted business plan before consummation of the change, (iv) submit to the appropriate FDIC office, within 60 days before the end of the third year of operation, pro forma financial statements and a business plan for operating years four through seven, (v) for the three-year period after the consummation of the merger, obtain the written non-objection of the FDIC Regional Director prior to implementation of any stock benefit plans, including stock options, stock warrants, and/or other similar stock-based compensation plans, (vi) not declare or pay dividends without prior written approval of the FDIC Regional Director for three years following the consummation of the merger, (vii) obtain the written approval of the FDIC Regional Director prior to adding or replacing any individual as a director or senior executive officer, or changing the responsibilities of any senior executive officer position for three years after the consummation of the merger.
The Bank is also subject to requirements of the Commissioner as conditions of the merger. The Bank is required to (i) remain well capitalized and in satisfactory condition following the merger, (ii) obtain written approval from the Commissioner prior to making any material changes to the Business Plan, for the three-year period immediately following the effective date of the merger, (iii) provide prior notifications to and receive written approval from the Commissioner before making any changes to the Bank’s senior management or board of directors for the at least the three-year period immediately following the effective date of the merger, with an additional three-year period requirement possible at the discretion of the Commissioner, (iv) not pay any dividends unless prior written approval has been received from the Commissioner, (v) submit to the Commissioner financial statements in a prescribed format in accordance with specified timelines.
As of December 31, 2015, we have met all provisions of the Agreements and the Approval Order.
(11)
Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed after adjusting the denominator of the basic loss per share computation for the effects of all dilutive potential common shares outstanding during the period. The dilutive effects of options, warrants, and their equivalents are computed using the “treasury stock” method. For the year ended December 31, 2015 and the period of inception through December 31, 2014, all common stock equivalents were antidilutive.
Information relating to the calculations of our loss per common share is summarized as follows:
	For the Year Ended December 31, 2015	For the Period of Inception Through December 31, 2014
Weighted-average share outstanding – basic and diluted	3,725,893	3,725,893
Net loss (dollars in thousands)	$(5,757)	$(4,965)
Net loss per share – basic and diluted	$(1.55)	$(1.33)

(12)
Other Comprehensive (Loss) Income

The following table presents the changes in the components of accumulated other comprehensive (loss) income for the year ended December 31, 2015:
Accumulated Other Comprehensive (Loss) Income — AFS securities
(dollars in thousands)
Balance at beginning of period	$386
Other comprehensive loss before reclassification	(1,329)
Amounts reclassified from accumulated other comprehensive (loss) income	(300)
Balance at end of period	$(1,243)

The following table presents the changes in the components of accumulated other comprehensive income from the date of inception through December 31, 2014:
Accumulated Other Comprehensive Income — AFS securities
(dollars in thousands)
Balance at beginning of period	$—
Other comprehensive income before reclassification	560
Amounts reclassified from accumulated other comprehensive income	(174)
Balance at end of period	$386

The following table presents the amounts reclassified out of the components of accumulated other comprehensive (loss) income for the year ended December 31, 2015:
	Accumulated Other Comprehensive Loss — AFS securities	Affected Line Item in the Statement Where Net Loss is Presented
	(dollars in thousands)
Realized gain on sale of AFS securities	$(300)	Gain on sale of AFS securities, net
The followings table presents the amounts reclassified out of the components of accumulated other comprehensive income from the date of inception through December 31, 2014:
	Accumulated Other Comprehensive Income — AFS securities	Affected Line Item in the Statement Where Net Loss is Presented
	(dollars in thousands)
Realized gain on sale of AFS securities	$(174)	Gain on sale of AFS securities, net

(13)
Stock Options

Information with respect to stock options is as follows for the year ended December 31, 2015:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding at beginning of year	—	$—
Granted	613,000	20.00
Oustanding at end of year	613,000	20.00	9.7	$—
Exercisable at end of year	—	—	—	$—

As of December 31, 2015, there were no options to purchase common stock that were fully vested and 613,000 shares that vest over the next seven years. All options expire 10 years after the date of grant.
The weighted average fair value of the options issued for year ended December 31, 2015 at the time of issuance was $6.61. The fair values of the options were calculated using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions at the time of issuance:
Dividend yield	—
Expected volatility	27.40%
Risk-free interest rate	1.85%
Expected term	7 years
The dividend yield is based on estimated future dividend yields. The risk-free rate for periods within the contractual term of the share option is based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatilities were determined utilizing an appropriate peer group as we have no historical pricing activity of our own. The expected term of share options granted is generally based upon the vesting term of the options.
Compensation expense is recognized on a straight-line basis over the vesting period of the respective stock options. We recognized stock based compensation cost of  $191,000 for the year ended December 31, 2015. We did not recognize any stock based compensation costs during 2014. We expect to incur approximately $3.9 million in additional stock based compensation expense related to the unvested portion of options over the next seven years.
(14)
Other Expenses

The following summarizes our other noninterest expenses:
	For the Year Ended December 31, 2015	For the Period of Inception Through December 31, 2014
	(dollars in thousands)
Office supplies	$312	$176
Overnight delivery/courier	236	164
Dues and subscriptions	298	148
Director fees	242	134
Security	181	100
Postage	146	71
Automobile	90	69
Printing	77	55
Travel and entertainment	285	54
Employee education and training	52	29
Other	835	387
	$2,754	$1,387

(15)
Income Taxes

Our income tax expense consists of the following:
	For the Year Ended December 31, 2015	For the Period of Inception Through December 31, 2014
(dollars in thousands)
Current	$—	$—
Deferred	—	—
Income tax expense	$—	$—

The income tax expense is reconciled to the amount computed by applying the federal corporate tax rate of 34% to the net loss before taxes as follows:
	For the Year Ended December 31, 2015		For the Period of Inception Through December 31, 2014
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Tax at statutory federal rate	$(1,957)	(34.0)%	$(1,688)	(34.0)%
Change in valuation allowance	2,244	39.1%	1,879	37.9%
BOLI	(362)	(6.3)%	(182)	(3.7)%
Incentive stock options	26	0.4%	—	—
Other permanent M-1 adjustments	49	0.8%	(9)	(0.2)%
	$—	—%	$—	—%

The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities relate to the following at December 31:
	2015	2014
	(dollars in thousands)
Deferred tax assets:
Net operating loss carryforward	$40,967	$31,892
Allowance for loan losses	1,106	565
Purchase accounting fair value adjustments	3,162	6,807
Real estate acquired through foreclosure	2,086	4,569
Deferred rent	—	66
Nonaccrual interest	114	61
Accrued expenses	1,594	1,242
Tax credits	1,518	1,518
Nonqualifying stock options	45	—
Charitable contributions	19	6
Miscellaneous	88	—
Total gross deferred tax assets	50,699	46,726
Less: valuation allowance	(48,008)	(43,402)
	2,691	3,324
Deferred tax liabilities:
Accrued intangibles	(2,380)	(2,795)
Depreciation	(311)	(513)
Other	—	(16)
Total gross deferred tax liabilities	(2,691)	(3,324)
Net deferred tax assets	$—	$—

Certain reclassifications have been made to the 2014 deferred tax presentation. The most significant reclassification related to the purchase accounting fair value adjustment, which was disclosed as a $7.8 million deferred tax liability in 2014. The reclassifications did not have an impact on total equity or net income.
On the date of acquisition in 2014, the Bank carried a deferred tax asset of  $23.5 million. The Bank determined that it is more likely than not that the deferred tax asset will not be realized and, accordingly, provided a valuation allowance for the full amount of the net deferred tax asset at that point in time. Additionally, as of December 31, 2015, the Bank determined, based on the weight of available evidence, that it was more likely than not that the deferred tax assets would not be realized and, accordingly, has provided a valuation allowance for the full amount of the net deferred tax assets as of December 31, 2015.
As of December 31, 2015, we had net operating loss carryforwards available for federal income tax purposes of approximately $103.9 million. In conjunction with the June 17, 2014 acquisition of First Mariner Bank by RKJS Bank, the Bank underwent an ownership change within the meaning of Internal Revenue Code Section 382 (“IRC 382”). As a result, applicable federal and state tax laws place an annual limitation of approximately $3.7 million on the amount of certain losses that may be used, including built-in losses that existed at the date of the ownership change. The deferred tax asset for net operating losses that existed at the time of the ownership change has been reduced to reflect the amount of net operating losses that can be utilized considering the limitation of IRC 382. The net operating loss carryforwards begin to expire in 2029 through 2034.
Our income tax returns are subject to review and examination by federal and state taxing authorities. We are no longer subject to examination by federal tax authorities for the years ended before 2012. The years open to examination by state taxing authorities vary by jurisdiction.
(16)
Fair Value

We classify financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1
Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

We record transfers between levels at the end of the reporting period in which the change in significant inputs occurs.

Assets and Liabilities Measured on a Recurring Basis
The following tables present fair value measurements for assets and liabilities that are and were measured at fair value on a recurring basis as of and for the year ended December 31, 2015:
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Changes In Fair Values Included In Period Loss
	(dollars in thousands)
ASSETS:
Securities:
Mortgage-backed securities	$149,179	$—	$149,179	$—	$—
Trust preferred securities	3,037	—	3,037	—	—
U.S. government agency notes	17,636	—	17,636	—	—
Corporate bonds	4,880	—	4,880	—	—
Equity securities – mutual funds	756	—	756	—	—
	$175,488	$—	$175,488	$—	$—
LHFS	$52,438	$—	$52,438	$—	$(544)
IRLCs	1,198	—	1,198	—	(575)
LIABILITIES:
Forward contracts to sell mortgage-backed securities	27	—	27	—	643
The following tables present fair value measurements for assets and liabilities that are and were measured at fair value on a recurring basis as of and for the period of inception through December 31, 2014:
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Changes In Fair Values Included In Period Loss
	(dollars in thousands)
ASSETS:
Securities:
Mortgage-backed securities	$46,569	$—	$46,569	$—	$—
Trust preferred securities	3,068	—	3,068	—	—
U.S. government agency notes	10,591	—	10,591	—	—
Equity securities – mutual funds	760	—	760	—	—
	$60,988	$—	$60,988	$—	$—
LHFS	$63,032	$—	$63,032	$—	$760
IRLCs	1,772	—	1,772	—	(1,720)
LIABILITIES:
Forward contracts to sell mortgage-backed securities	708	—	708	—	(2,128)
There were no transfers between any of Levels 1, 2, and 3 for the year ended December 31, 2015 or the period from inception through December 31, 2014.
AFS Securities
The estimated fair values of AFS equity securities are determined by obtaining quoted prices on nationally recognized exchanges. The estimated fair values for our debt securities are obtained from a nationally-recognized pricing service. This pricing service develops estimated fair values by analyzing like securities and applying available market information through processes such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing, to prepare valuations. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things, and are based on market data obtained from sources independent from the Bank. The Level 2 investments in the Bank’s portfolio are priced using those inputs that, based on the analysis prepared by the pricing service, reflect the assumptions that market participants would use to price the assets. The Bank has determined that the Level 2 designation is appropriate for these securities because, as with most fixed-income securities, those in the Bank’s portfolio are not exchange-traded, and such nonexchange-traded fixed income securities are typically priced by correlation to observed market data. The Bank has reviewed the pricing service’s methodology to confirm its understanding that such methodology results in a valuation based on quoted market prices for similar instruments traded in active markets, quoted markets for identical or similar instruments traded in markets that are not active, and model-based valuation techniques for which the significant assumptions can be corroborated by market data as appropriate to a Level 2 designation.
LHFS
LHFS are carried at fair value, which is determined based on outstanding investor commitments or, in the absence of such commitments, on current investor yield requirements or third party pricing models.
IRLCs
We utilize a third party specialist model to estimate the fair value of our IRLCs, which are valued based upon mandatory pricing quotes from correspondent lenders less estimated costs to process and settle the loan. Fair value is adjusted for the estimated probability of the loan closing with the borrower.
Forward Contracts to Sell Mortgage-Backed Securities
Fair value of these commitments is determined based upon the quoted market values of the securities.
Assets Measured on a Nonrecurring Basis
We may be required, from time to time, to measure certain other assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of LCM accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the assets as of December 31 that were valued during the period:
	2015
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Range Of Discount	Weighted Average
	(dollars in thousands)
Impaired loans	$2,826	$—	$—	$2,826	0% – 8%	8%
Real estate acquired through foreclosure	1,721	—	—	1,721	0% – 8%	8%
	2014
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Range Of Discount	Weighted Average
	(dollars in thousands)
Impaired loans	$7,560	$—	$—	$7,560	0% – 8%	8%
Real estate acquired through foreclosure	6,835	—	—	6,835	0% – 8%	8%

Impaired Loans
Collateral-dependent impaired loans are classified as Level 3 assets and the estimated fair value of the collateral is based on the appraised value or other reasonable offers less estimated costs to sell. We generally obtain certified external appraisals of impaired loans and estimate fair value using those appraisals. Other valuation sources may be used, including broker price opinions, letters of intent, and executed sale agreements.
For all collateral-dependent impaired loans, when the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through an allocated portion of the Allowance or is charged off. The amount shown is the balance of impaired loans, net of any charge-offs and any related Allowance.
Real Estate Acquired Through Foreclosure
We record foreclosed real estate assets at the fair value less estimated selling costs on their acquisition dates and at the lower of such initial amount or estimated fair value less estimated selling costs thereafter. We generally obtain certified external appraisals of real estate acquired through foreclosure and estimate fair value using those appraisals. Other valuation sources may be used, including broker price opinions, letters of intent, and executed sale agreements.
Fair Value of All Financial Instruments
The carrying value and estimated fair value of all financial instruments are summarized in the following table as of December 31. The descriptions of the fair value calculations for AFS securities, LHFS, impaired loans, real estate acquired through foreclosure, IRLCs, and forward contracts to sell mortgage-backed securities are included in the discussions above.
	2015
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Assets:
Cash and cash equivalents	$39,317	$39,317	$—	$—	$39,317
Certificates of deposit	992	992	—	—	992
AFS securities	175,488	—	175,488	—	175,488
LHFS	52,438	—	52,438	—	52,438
Loans receivable	543,332	—	—	541,121	541,121
Restricted stock investments	3,364	—	3,364	—	3,364
IRLCs	1,198	—	1,198	—	1,198
Liabilities:
Deposits	750,719	—	—	751,808	751,808
Borrowings	62,412	—	—	62,492	62,492
Forward contracts to sell mortgage-backed securities	27	—	27	—	27

	2014
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Assets:
Cash and cash equivalents	$90,087	$90,087	$—	$—	$90,087
AFS securities	60,988	—	60,988	—	60,988
LHFS	63,032	—	63,032	—	63,032
Loans receivable	502,099	—	—	503,399	503,399
Restricted stock investments	2,103	—	2,103	—	2,103
IRLCs	1,772	—	1,772	—	1,772
Liabilities:
Deposits	690,129	—	—	691,542	691,542
Borrowings	25,548	—	—	25,564	25,564
Forward contracts to sell mortgage-backed securities	708	—	708	—	708
At December 31, 2015 and 2014, the Bank had commitments of  $78.8 million and $68.0 million, respectively, and standby letters of credit outstanding of  $389,000 and $945,000, respectively. The fair value of these commitments is nominal.
Pricing or valuation models are applied using current market information to estimate fair value. In some cases considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.
Cash and Cash Equivalents
The carrying amount for cash and cash equivalents approximates fair value due to the liquid nature and short maturity of these instruments.
Certificates of Deposit
The carrying amount for certificates of deposit approximates fair value as they are similar to cash and cash equivalents except for maturity term.
Loans Receivable
Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily, residential and nonresidential construction and land, home equity and second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed- and adjustable-rate interest terms and performing and nonperforming categories. The fair value of each loan category was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, and discount rate. From time to time, nonrecurring fair value adjustments to collateral-dependent impaired loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of collateral.
Restricted Stock Investments
The carrying value of restricted stock investments is a reasonable estimate of fair value as these investments do not have a readily available market.
Deposits
The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, interest-bearing NOW accounts, money market, and savings accounts, is deemed to be equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

Borrowings
Long-term and short-term borrowings were segmented into categories with similar financial characteristics. Carrying values were discounted using a cash flow approach based on market rates.
Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from a one-time sale of our total holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.
(17)
Credit Commitments

We are party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include loan commitments, unused lines of credit, and standby letters of credit. We use these financial instruments to meet the financing needs of our customers. Financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk.
Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. These commitments are subject to the same credit policy as a similar on-balance sheet instrument. Commitments for first mortgage loans generally expire within 60 days and are normally funded with loan principal repayments, excess liquidity, and deposits. The majority of these commitments are committed for sale in the secondary market. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent our future cash requirements.
We also have commitments to loan funds under unused home equity lines of credit and unused commercial lines of credit, retail checking lines of credit, as well as unfunded construction, commercial, and consumer commitments. Such commitments generally carry a fixed rate of interest, while interest rates for home equity lines of credit are generally variable.
Substantially all outstanding commitments are for loans to be secured by real estate with appraised values in excess of the commitment amounts. Our exposure to credit loss under these contracts in the event of nonperformance by the other parties is represented by the commitment amounts, assuming the collateral has no value.
Standby letters of credit are commitments issued to guarantee the performance of a customer to a third party.
Outstanding loan commitments and lines and letters of credit were as follows as of December 31:
	2015	2014
	(dollars in thousands)
1st mortgage loans on residential real estate	$52,998	$68,912
HELOCs	40,885	45,914
Other unused lines of credit	37,960	22,111
Standby letters of credit	389	945
(18)
Derivatives and Hedging

IRLCs and forward commitments for the future sale of mortgage-backed securities are considered derivatives. It is our practice to enter into forward commitments for the future sale of mortgage-backed securities when IRLCs are entered into in order to economically hedge the effect of changes in interest rates resulting from commitments to fund loans. These mortgage-banking derivatives are not designated as hedge relationships.

We recognize gains and losses on IRLCs and forward sales commitments through mortgage-banking revenue in the Consolidated Statement of Operations.
Information pertaining to the carrying amounts of our derivative financial instruments follows as of December 31:
	2015		2014
	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
	(dollars in thousands)
Asset – IRLCs	$52,998	$1,198	$68,912	$1,772
Liability – Forward contracts to sell mortgage-backed securities	88,604	27	44,661	708
At December 31, 2015, we had pledged securities with an aggregate carrying value (fair value) of  $6.9 million and pledged cash of  $6.9 million as collateral for hedging activities.
(19)
Related Party Transactions

As of December 31, 2015 and 2014, there were no loans to principal officers, directors, or affiliates. Deposits from principal officers, directors, or affiliates were approximately $22.6 million and $17.9 million as of December 31, 2015 and 2014, respectively.
(20)
Contingencies — Legal Proceedings

We are party to legal actions that are routine and incidental to our business, including the mortgage-banking business. In management’s opinion, the outcome of these matters, individually or in the aggregate, will not have a material effect on our results of operations or financial condition.
(21)
Self-Insurance

We are self-insured with respect to employee-related health insurance claims. We use commercial insurance above our self-insured retentions to reduce our risk of catastrophic loss. Our reserves for self-insured losses are estimated based on employee claim history. Our self-insurance liability totaled $500,000 and $255,000 as of December 31, 2015 and 2014, respectively.
(22)
Recent Accounting Pronouncements

Pronouncements Adopted
In November 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-17, Business Combinations (Topic 805): Pushdown Accounting (a Consensus of the FASB Emerging Issues Task Force), which amends the standards for business combinations and gives acquiring companies more flexibility in determining how newly acquired businesses value their assets acquired and liabilities assumed. The guidance was effective for acquisitions after November 18, 2014. Adoption of the guidance did not have a significant impact on the Bank’s financial condition or results of operations.
In August 2014, FASB issued ASU 2014-14, Receivables — Troubled Debt Restructuring by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force,) which requires mortgage lenders that originate loans guaranteed by government agencies to measure foreclosed loans using the unpaid principal and interest expected to be recovered through the loan guarantee. ASU 2014-14 requires the loan to be removed from the lender’s asset total and added to the balance sheet as a new receivable. Adoption of the guidance was effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The guidance did not have a significant impact on the Bank’s financial condition or results of operations.
In January 2014, FASB issued ASU 2014-04, Receivables — Troubled Debt Restructuring by Creditors (Subtopic 310-40), clarifying that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the guidance requires interim and annual disclosure of the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amended guidance was effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Adoption of the amended guidance did not have a significant impact on the Bank’s financial condition, results of operations, or financial statement disclosures.
In January 2014, FASB issued ASU 2014-02, Intangibles — Goodwill and Other (Topic 350), which amended existing guidance to permit a private company to amortize goodwill on a straight-line basis over a period of ten years, or less if the company demonstrates that another useful life is more appropriate. It also permits a private company to apply a simplified impairment model to goodwill. If elected, these amendments were effective for annual periods beginning after December 15, 2014 and interim periods within annual periods beginning after December 15, 2015. Adoption of the guidance did not have a significant impact on the Bank’s financial condition or results of operations.
Pronouncements Issued
In February 2016, FASB issued ASU 2016-02, Leases (Topic 842, which requires companies that lease valuable assets like aircraft, real estate, and heavy equipment to recognize on their balance sheets the assets and liabilities generated by contracts longer than a year. The guidance is effective for public business entities and certain other entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For entities such as First Mariner, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.
In January 2016, FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which changes how to recognize and measure financial assets and liabilities. The guidance is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019.
In September 2015, FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments , which amends the guidance for amounts that are adjusted in a merger or acquisition. The guidance is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017.
In May 2015, FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a Consensus of the Emerging Issues Task Force), which widens the use of the net asset value per share method for valuing some investments. The guidance is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. A reporting entity should apply the amendments retrospectively to all periods presented. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.
In April 2015, FASB issued ASU 2015-05, Intangibles — Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which adds guidance to help businesses determine whether the purchase of cloud services should be accounted for as the purchase of a license to own the software or a service contract. The guidance is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments are effective for annual periods beginning after December 15, 2015, and interim periods in annual periods beginning after December 31, 2016. Early adoption of the amendments is permitted. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.
In November 2014, FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a Consensus of the FASB Emerging Issues Task Force), which clarifies GAAP for hedge accounting as it’s applied to preferred stock and other types of hybrid financial instruments. The guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.
In August, 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.

Consolidated Financial Statements
As of and For the Period of Inception Through December 31, 2014

Consolidated Statement of Financial Condition
(dollars in thousands)
December 31, 2014
ASSETS
Cash and due from banks	$7,753
Federal funds sold and interest-bearing deposits	82,334
Cash and cash equivalents	90,087
Securities available for sale (“AFS”), at fair value	60,988
Loans held for sale (“LHFS”), at fair value	63,032
Loans receivable	502,099
Allowance for loan losses	(1,433)
Loans receivable, net	500,666
Real estate acquired through foreclosure	7,580
Restricted stock investments	2,103
Premises and equipment, net	36,916
Goodwill	10,502
Other intangible assets	7,084
Accrued interest receivable	2,336
Bank-owned life insurance (“BOLI”)	40,585
Prepaid expenses and other assets	10,425
Total assets	$832,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$112,317
Interest-bearing	577,812
Total deposits	690,129
Short-term borrowings	25,498
Long-term borrowings	50
Accrued expenses and other liabilities	11,206
Total liabilities	726,883

Stockholders’ equity:
Preferred stock, $10 par value; 10,000,000 shares authorized; Series A, noncumulative perpetual preferred stock; 1,774,125 shares issued and outstanding	17,741
Common stock, $10 par value; 10,000,000 shares authorized; 3,725,893 shares issued and outstanding	37,259
Additional paid-in capital	55,000
Accumulated deficit	(4,965)
Accumulated other comprehensive income	386
Total stockholders’ equity	105,421
Total liabilities and stockholders’ equity	$832,304

See accompanying notes to Consolidated Financial Statements

Consolidated Statement of Operations
(dollars in thousands, except per share data)
June 17, 2014 (Inception) Through December 31, 2014
Interest income:
Loans	$16,510
Securities and other earning assets	1,039
Total interest income	17,549
Interest expense:
Deposits	1,596
Short-term borrowings	11
Long-term borrowings	89
Total interest expense	1,696
Net interest income	15,853
Provision for loan losses	1,620
Net interest income after provision for loan losses	14,233
Noninterest income:
Mortgage-banking revenue	8,276
ATM fees	1,178
Service fees on deposits	1,053
Gain on sale of AFS securities, net	174
Loss on disposal of premises and equipment	(409)
Commissions on sales of nondeposit investment products	123
Income from BOLI	537
Other	478
Total noninterest income	11,410
Noninterest expense:
Salaries and employee benefits	15,568
Occupancy	4,517
Furniture, fixtures, and equipment	910
Professional services	706
Advertising	933
Marketing/promotion	257
Data processing	1,183
ATM servicing	226
Write-downs, losses, and costs of real estate acquired through foreclosure	665
Federal Deposit Insurance Corporation (“FDIC”) insurance premiums	814
Service and maintenance on facilities	1,117
Corporate insurance	428
Consulting fees	496
Loan expenses	790
Amortization of intangible assets	611
Other	1,387
Total noninterest expense	30,608
Net loss before income taxes	(4,965)
Income tax expense	—
Net loss	$(4,965)
Net loss per common share – basic	$(1.33)

See accompanying notes to Consolidated Financial Statements

Consolidated Statement of Comprehensive Loss
(dollars in thousands)
June 17, 2014 (Inception) Through December 31, 2014
Net loss	$(4,965)
Other comprehensive income:
Unrealized holding gains on securities arising during the period	560
Reclassification adjustment for net gains on securities	(174)
Total other comprehensive income	386
Total comprehensive loss	$(4,579)

See accompanying notes to Consolidated Financial Statements

Consolidated Statement of Changes in Stockholders’ Equity
(dollars in thousands, except number of shares)
	June 17, 2014 (Inception) Through December 31, 2014
	Number of Shares of Preferred Stock	Number of Shares of Common Stock	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at inception	—	—	$—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(4,965)	—	(4,965)
Change in unrealized gains and losses on AFS securities	—	—	—	—	—	—	386	386
Preferred stock issued, net of costs	1,774,125	—	17,741	—	17,741	—	—	35,482
Common stock issued, net of costs	—	3,725,893	—	37,259	37,259	—	—	74,518
Balance at December 31, 2014	1,774,125	3,725,893	$17,741	$37,259	$55,000	$(4,965)	$386	$105,421

See accompanying notes to Consolidated Financial Statements

Consolidated Statement of Cash Flows
(dollars in thousands)
June 17, 2014 (Inception) Through December 31, 2014
Cash flows from operating activities:
Net loss	$(4,965)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	1,976
Amortization of unearned loan fees and costs, net	108
Accretion of discounts on purchased loans, net	(1,515)
Amortization of premiums on AFS securities	135
Amortization of intangible assets	611
Amortization of premiums on purchased deposits	(963)
Gains on sales of LHFS	(13,188)
Decrease in accrued interest receivable	69
Gain on sale of AFS securities, net	(174)
Provision for loan losses	1,620
Write-downs and losses on sales of real estate acquired through foreclosure	585
Loss on disposal of premises and equipment	409
Increase in cash surrender value of BOLI	(537)
Originations of mortgage LHFS	(463,119)
Proceeds from mortgage LHFS	450,657
Net decrease in accrued expenses and other liabilities	(5,747)
Net decrease in prepaid expenses and other assets	3,759
Net cash used in operating activities	(30,279)
Cash flows from investing activities:
Cash received in purchase of Bank	116,089
Purchase of Bank	(18,726)
Loan principal repayments, net of disbursements	21,806
Proceeds from sales of loans	6,567
Repurchases of loans previously sold	(571)
Purchases of premises and equipment, net of proceeds from disposals	(791)
Activity in AFS securities:
Maturities/calls/repayments	12,512
Sales	29,017
Proceeds from sales of real estate acquired through foreclosure	5,126
Net cash provided by investing activities	171,029
Cash flows from financing activities:
Net decrease in deposits	(151,931)
Net decrease in other borrowed funds	(8,732)
Net proceeds from stock issuance	110,000
Net cash used in financing activities	(50,663)
Increase in cash and cash equivalents	90,087
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$90,087
Supplemental information:
Interest paid on deposits and borrowed funds	$1,846
Transfer of loans to real estate acquired through foreclosure	518
Transfers of LHFS to loan portfolio	4,164
Noncash assets acquired	786,392
Noncash liabilities assumed	894,257
See accompanying notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
As of and For the Period of Inception Through December 31, 2014
(1)
Summary of Significant Accounting Policies

Organization
First Mariner Bank (“First Mariner,” “the Bank,” “we,” “our,” or “us”) is a bank incorporated under the laws of the state of Maryland and is headquartered in Baltimore, Maryland. The Bank was previously owned by First Mariner Bancorp, which filed bankruptcy in February of 2014. The Bank was purchased out of bankruptcy by RKJS Bank on June 17, 2014 in a transaction that was accounted for as a business combination (see Note 2), with First Mariner Bank being the successor bank after merging with RKJS Bank. The majority of the Bank’s private ownership group now consists of private equity investment firms, with the four largest investors consisting of Priam Capital Fund I LP, Patriot Financial Partners II, L.P., Greenhill Capital Partners III L.P., and TFO Financial Institutions Restructuring Fund II LLC. In conjunction with the merger, and as a condition of the merger by regulators, the entire board of directors and senior management team of the Bank was replaced.
The purchase price of the Bank was $18.7 million. The Bank raised $110.0 million in capital in the form of both common and preferred stock sales. The preferred stock is noncumulative perpetual preferred stock, with no stated interest rate, no voting rights, and is not convertible to common stock until such an event as a public offering of stock occurs. Additionally, 75,000 warrants were issued as past compensation for one of the investors, with immediate vesting and a 10 year expiration period.
Basis of Presentation, and Use of Estimates
We provide financial services to customers primarily within the Central Maryland region. A portion of activities related to mortgage lending are more dispersed and cover parts of the Mid-Atlantic region and other regions outside of the state of Maryland. Our primary deposit products are checking, savings, and term certificate accounts, and our primary lending products are residential mortgage, commercial, and installment loans. See Note 5 for more information on our lending activities. We do not have any concentrations to any one industry or customer. However, our customers’ ability to repay loan agreements is dependent on the real estate and general economic conditions of the area.
Our consolidated financial statements include the accounts of the Bank and its subsidiaries, FM Appraisals, LLC (“FM Appraisals”) and Canton Crossing II, LLC (“CCII”). All significant intercompany accounts and transactions have been eliminated in consolidation. Events occurring through June 29, 2015, the date the financial statements were available to be issued, were considered in the preparation of the financial statements. Certain amounts have been restated to conform with the presentation of the other 1st Mariner Bank financial statements included in this S-4 filing.
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S.”) (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses (the “Allowance”), real estate acquired through foreclosure, impairment of AFS securities, valuations of financial instruments, acquisition day asset and liability valuations, and deferred income taxes. In connection with these determinations, management evaluates historical trends and ratios and, where appropriate, obtains independent appraisals for significant assets and prepares fair value analyses. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents
We consider all highly liquid securities with original maturities of three months or less to be cash equivalents. For reporting purposes, assets grouped in the Consolidated Statement of Financial Condition under the captions “Cash and due from banks” and “Federal funds sold and interest-bearing deposits” are considered cash or cash equivalents. For financial statement purposes, these assets are carried at cost. Federal funds sold and interest-bearing deposits have overnight maturities and are generally in excess of amounts that would be recoverable under FDIC insurance.
Securities
We designate securities into one of two categories at the time of purchase. Debt securities that we have the intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt securities not classified as held to maturity and equity securities are considered AFS and are reported at estimated fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity in accumulated other comprehensive income.
AFS Securities are evaluated periodically to determine whether a decline in value is other than temporary. The term “other than temporary” is not intended to indicate a permanent decline in value. Rather, it means that the prospects for near term recovery of carrying value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the security.
The initial indications of other-than-temporary impairment (“OTTI”) for both debt and equity securities are a decline in the fair value below the amount recorded for a security and the severity and duration of the decline. In determining whether an impairment is other than temporary, we consider the length of time and the extent to which the fair value has been below cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, our intent to sell the security, and if it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. For marketable equity securities, we also consider the issuer’s financial condition, capital strength, and near-term prospects. For debt securities, we also consider the cause of the price decline (general level of interest rates and industry- and issuer-specific factors), the issuer’s financial condition, near-term prospects and current ability to make future payments in a timely manner, the issuer’s ability to service debt, and any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action. Once a decline in value is determined to be other than temporary, the security is segmented into credit- and noncredit-related components. Any impairment adjustment due to identified credit-related components is recorded as an adjustment to current period earnings, while noncredit-related fair value adjustments are recorded through accumulated other comprehensive income. In situations where we intend to sell or it is more likely than not that we will be required to sell the security, the entire OTTI loss is recognized in earnings.
Gains or losses on the sales of securities are calculated using a specific-identification basis and are determined on a trade-date basis. Premiums and discounts on securities are amortized (accreted) over the term of the security using methods that approximate the interest method.
LHFS
Loans originated for sale are carried at fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, on current investor yield requirements or third party pricing models. Gains and losses on loan sales are determined using the specific-identification method and are recognized through mortgage-banking revenue in the Consolidated Statement of Operations.
When we sell mortgage loans, we make certain representations to the purchaser related to loan ownership, loan compliance and legality, and accurate documentation, among other things. If a loan is found to be out of compliance with any of the representations subsequent to the date of purchase, we may be required to repurchase the loan or indemnify the purchaser for losses related to the loan, depending on the agreement with the purchaser. In addition other factors may cause us to be required to repurchase or “make-whole” a loan previously sold.

The most common reason for a loan repurchase is due to a documentation error or disagreement with an investor or, on rare occasions, for borrower fraud. Repurchase requests are negotiated with each investor at the time we are notified of the demand and an appropriate reserve is taken at that time. Repurchase and or “make-whole” requests are initially negotiated by the secondary marketing department and monitored by the secondary marketing committee where most disagreements are resolved with no reserve requirement or loss to the Bank. In the event there is an unresolved repurchase or “make-whole” request, the loan is managed by the secondary marketing committee and is elevated to be monitored by the mortgage overview committee to determine the final settlement terms with the investor. Repurchases amounted to $571,000 during 2014. Our reserve for potential repurchase losses was $744,000 as of December 31, 2014.
Loans Receivable
Our loans receivable are stated at their principal balance outstanding, net of related deferred fees and costs.
Risk Characteristics
Commercial Portfolio
Credit risk in commercial lending, which includes commercial, commercial mortgage, commercial construction, and consumer construction loans, can vary significantly, as losses as a percentage of outstanding loans can shift widely during economic cycles and are particularly sensitive to changing economic conditions.
The risks associated with each commercial portfolio class are as follows:
Commercial and Commercial Mortgage — The primary loan-specific risks in commercial and commercial mortgage loans are: deterioration of the business and/or collateral values, deterioration of the financial condition of the borrowers and/or guarantors, which creates a risk of default, and the risk that real estate collateral value determined through appraisals are not reflective of the true property values.
Portfolio risk includes condition of the economy, changing demand, large concentrations, and geographic concentrations.
Commercial Construction — loan-specific and portfolio risks related to commercial construction loans also carry the loan-specific and portfolio risks of commercial and commercial mortgage loans as described above. Additional loan-specific risks include project budget overruns and performance variables related to the contractor and subcontractors. An additional loan-specific risk for commercial construction of residential developments is the risk that the builder has a geographical concentration of developments.
Consumer Construction — loan-specific and portfolio risks related to consumer construction loans to builders and ultimate homeowners carry the same loan-specific and portfolio risks as commercial construction loans as described above.
In general, improving economic conditions may result in improved operating results on the part of commercial customers, enhancing their ability to meet debt service requirements. However, any improvements in operating cash flows can be offset by the impact of rising interest rates that could occur during improved economic times. Declining economic conditions may have an adverse effect on the operating results of commercial customers, reducing their ability to meet debt service obligations.
Consumer Portfolio
Our consumer portfolio includes first- and second-lien mortgage loans and other loans to individuals. The risks associated with each portfolio class are as follows:
Residential Mortgage, Home Equity, and 2nd Mortgage — The primary loan-specific risks related to residential mortgage, home equity, and 2nd mortgage lending include: unemployment, deterioration in real estate values, our ability to assess the creditworthiness of the customer, deterioration in the borrowers financial condition, whether the result of personal issues or a general economic downturn, and the risk that property values determined through appraisals are not reflective of the true property values. The portfolio risks for these types of loans are the same as for commercial and commercial mortgages as described above.
Other Consumer — The primary loan-specific risks of consumer loans are: unemployment, deterioration of the borrower’s financial condition, whether the result of personal issues or a general economic downturn, and for certain consumer loans such as auto loans and boat loans, there is also a risk of deterioration in the value of the collateral. The portfolio risks for these types of loans are the same as for commercial and commercial mortgages as described above.
Generally, consumer loans are segregated into homogeneous pools with similar risk characteristics. We do not individually grade consumer loans. Such loans are classified as performing or nonperforming. Trends such as delinquency and loss and current economic conditions in consumer loan pools are analyzed and historical loss experience is adjusted accordingly.
Income recognition
Interest income on loans is accrued at the contractual rate based on the principal outstanding. Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual loan terms or until the date of sale or disposition. Accrual of interest is discontinued when its receipt is in doubt, which typically occurs when a loan becomes impaired. Any interest accrued to income in the year when interest accruals are discontinued is generally reversed. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of the collateral is sufficient to satisfy the principal balance and accrued interest. Payments on nonaccrual loans are applied to principal. See additional information on loan impairment and nonaccrual status below.
Nonaccrual status
For smaller noncommercial loans, we place loans in nonaccrual status when they are contractually past due 90 days as to either principal or interest, unless the loan is well secured and in the process of collection, or earlier, when, in the opinion of management, the collection of principal and interest is in doubt. For all commercial loans and larger loans, management applies Financial Accounting Standards Board (“FASB”) guidance on impaired loan accounting to determine accrual status. Under that guidance, when it is probable that we will be unable to collect all payments due, including interest, we place the loan in nonaccrual status. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Specifically, in order for a nonaccrual loan to be returned to accrual status, a borrower must make six consecutive monthly payments and the borrower must demonstrate the ability to keep the loan current going forward. When a loan is partially charged off, the remaining balance remains in nonaccrual status.
As a result of our ongoing review of the loan portfolio, we may classify loans as nonaccrual even though the presence of collateral or the borrower’s financial strength may be sufficient to provide for ultimate repayment. In general, loans are charged off when a loan or a portion thereof is considered uncollectible. We determine that the entire balance of a loan is contractually delinquent for all classes if the minimum payment is not received by the specified due date. Interest and fees continue to accrue on past due loans until the date the loan goes in nonaccrual status.
Impairment
We determine a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, impaired loans consist of nonaccrual loans and troubled debt restructures (“TDR” or “TDRs”) (see separate discussion on TDRs below). We do not consider a loan impaired during a period of delay in payment if we expect to collect all amounts due, including interest past due. Generally we consider a period of delay in payment to include delinquency up to 90 days, but may extend this period if the loan is collateralized by residential or commercial real estate with a low loan-to-value (“LTV”) ratio, and where collection and repayment efforts are progressing. In general, we evaluate our commercial, commercial mortgage, commercial construction, and consumer construction classes of loans individually for impairment and evaluate larger groups of smaller-balance homogeneous loans, which include our residential mortgage, home equity and second mortgage, and other consumer classes of loans, for impairment at the time certain events occur, such as delinquency or notification by the borrower of financial trouble.
We measure loan impairment (1) at the present value of expected cash flows discounted at the loan’s effective interest rate, (2) at the observable market price, or (3) at the fair value of the collateral, less estimated costs to sell, if the loan is collateral dependent. If our measure of the impaired loan is less than the recorded investment in the loan, we recognize an impairment loss through the allowance for loan losses.
When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreement.
See separate discussion of purchased impaired loans below.
Fees and costs
Origination and commitment fees and direct origination costs on loans held for investment generally are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Fees to extend loans three months or less are recognized in income upon receipt. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.
Transfers of LHFS to the loan portfolio
In accordance with FASB guidance on mortgage-banking activities, any loans which are originally originated for sale into the secondary market and which we subsequently elect to transfer into the Bank’s loan portfolio are valued at lower of cost or market value (“LCM”) at the time of the transfer with any decline in value recorded as a charge against mortgage-banking revenue in noninterest income.
Purchased loans
Acquired loans are recorded at their initial fair value. Purchased loans are segregated into pools of loans with credit deterioration and loans with no credit deterioration. Credit deterioration is determined based on the probability of collection of all contractually required principal and interest payments. The determination of credit quality deterioration as of the purchase date may include parameters such as past due and nonaccrual status, commercial risk ratings, cash flow projections, type of loan and collateral, collateral value, and recent LTV ratios or appraised values. For loans acquired with no evidence of credit deterioration, the fair value discount or premium is amortized over the contractual life of the loan as an adjustment to yield. For loans acquired with evidence of credit deterioration, the Bank determines at the acquisition date the excess of the loan’s contractually required payments over all cash flows expected to be collected as an amount that should not be accreted into interest income (nonaccretable difference). The remaining amount, representing the difference in the expected cash flows of acquired loans and the initial investment in the acquired loans, is accreted into interest income over the remaining life of the loan or pool of loans (accretable yield) using the interest method. Subsequent to the purchase date, increases in expected cash flows over those expected at the purchase date are recognized prospectively as interest income over the remaining life of the loan as an adjustment to the accretable yield. The present value of any decreases in expected cash flows after the purchase date is recognized as an impairment through a charge to the provision for loan losses. Subsequent to the purchase date, the methods utilized to estimate the required allowance for loan losses are similar to originated loans.
TDRs
We strive to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related now-modified loan is classified as a TDR. These modified terms may include rate reductions, principal forgiveness, payment extensions, payment forbearance, and/or other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. These loans are excluded from pooled loss forecasts and a separate reserve, included in the Allowance, is provided under the accounting guidance for loan impairment. At the time that a loan is modified, we evaluate any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole remaining source of repayment for the loan is the liquidation of the collateral. In these cases, we use the current fair value of the collateral, less selling costs, instead of discounted cash flows. Any impairment amount is then established as an allocated portion of the Allowance.
Allowance for Loan Losses
Our Allowance represents an estimated amount that, in management’s judgment, will be adequate to absorb probable incurred losses on existing loans. Management uses a disciplined process and methodology to establish the Allowance each quarter. To determine the Allowance, we estimate the reserves needed for each loan class, including loans analyzed individually and loans analyzed on a pooled basis.
To determine the general portion of the Allowance, loans are pooled by loan class and losses are determined using historical experience, quantitative analysis, and other mathematical techniques over the loss emergence period. Historical loss factors are applied to the pools based on the risk profile in each pool to determine the appropriate reserve related to those loans. Additionally, environmental factors are applied to each loan class that are based upon management’s evaluation of various conditions that are not directly measured in the determination of the formula and other allowances.
On a quarterly basis, we also analyze our purchased loan portfolios to determine if any allowance is required. We perform cash flow analyses on impaired purchased loan pools to determine if any deterioration has occurred in the pools. If deterioration has occurred, we compare the deterioration to any remaining discount on the pools to determine if additional reserves are required as part of the Allowance.
The establishment of the Allowance relies on a consistent process that requires management review and judgment and responds timely to changes in economic conditions and other influences. From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the Allowance.
We monitor differences between estimated and actual incurred loan losses utilizing charge-off history. Loans deemed uncollectible are charged against, while recoveries are credited to, the Allowance. Management adjusts the level of the Allowance through the provision for loan losses, which is recorded as a current period operating expense.
Commercial (including commercial mortgages) and construction loans (including both commercial and consumer) are generally evaluated for impairment when the loan becomes 90 days past due and/or is rated as substandard. The difference between the fair value of the collateral, less estimated selling costs, and the carrying value of the loan is charged off at that time. Residential mortgage loans are generally charged down to the estimated collectible amount when the loan becomes 120 days past due or is placed in nonaccrual status, whichever is earlier. Consumer loans are generally charged off when the loan becomes 120 days past due or when it is determined that the amounts due are uncollectible (whichever is earlier). The above charge-off guidelines may not apply if the loan is both well secured and in the process of collection.
Real Estate Acquired Through Foreclosure
We record real estate acquired through foreclosure at the fair value, less estimated costs to sell, on the acquisition date and at the lower of such initial amount or estimated fair value less estimated selling costs thereafter. Estimated fair value is based upon many subjective factors, including location and condition of the property and current economic conditions, among other things. Because the calculation of fair value relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Write-downs at the time of transfer are made through the Allowance. Write-downs subsequent to transfer are included in noninterest expense, along with operating income, net of related expenses of such properties and gains or losses realized upon disposition.
Restricted Stock Investments
The Bank is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) based on specific percentages of outstanding mortgages, total assets, or FHLB advances. Purchases and sales of stock are made directly with the Bank at par value. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.
The Bank maintains an investment in capital stock of a bankers’ bank. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.
Premises and Equipment
Our premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using straight-line and accelerated methods over the estimated useful lives of the assets. Additions and betterments are capitalized and charges for repairs and maintenance are expensed when incurred. The cost and accumulated depreciation or amortization is eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income. Premises and equipment have estimated useful lives ranging from 3 to 39 years.
BOLI
BOLI is carried at the aggregate cash surrender value of life insurance policies owned where the Bank is named beneficiary. Increases in cash surrender value derived from crediting rates for underlying insurance policies are credited to noninterest income.
Goodwill and Other Intangible Assets
Goodwill represents the excess purchase price paid over the fair value of the net assets acquired in a business combination and is allocated to the Bank’s reporting units. We have two reporting units – commercial and consumer banking (includes administration functions) and mortgage-banking. As of the date of the issuance of the financial statements, we had not yet completed the allocation process.
Goodwill is not amortized but is tested for impairment periodically. We assess goodwill for potential impairment near the end of each fiscal year, or during the year if an event or other circumstance indicates that we may not be able to recover the carrying amount of the asset. In evaluating goodwill for impairment, we first assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. If we conclude that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then no further testing of the goodwill is required. However, if we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment to be recognized, if any.
In the first step of the review process, we compare the estimated fair value of a reporting unit with its carrying value. If the estimated fair value of a reporting unit exceeds its carrying amount, no further analysis is needed.
If the estimated fair value of a reporting unit is less than its carrying amount, we proceed to the second step of the review process to calculate the implied fair value of the goodwill in order to determine whether any impairment is required. We calculate the implied fair value of the goodwill by allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss for that excess amount. In allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit, we use industry and market data, as well as knowledge of the industry.

At December 31, 2014, there was no evidence of impairment of goodwill.
Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Our other intangible assets include the fair value of our trade name and a core deposit intangible. The trade name intangible and the core deposit intangible are amortized over an estimated useful life of 10 years.
Impairment of Long-Lived Assets
We continually monitor events and changes in circumstances that could indicate that our carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through a requirement to repurchase them before their maturity.
Income Taxes
Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred income taxes are provided on income and expense items when they are reported for financial statement purposes in periods different from the periods in which these items are recognized in the income tax returns. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based upon consideration of available evidence, including tax planning strategies and other factors. As of December 31, 2014, we maintained a valuation allowance against the full amount of our deferred tax assets.
The calculation of tax assets and liabilities is complex and requires the use of estimates and judgment since it involves the application of complex tax laws that are subject to different interpretations by us and the various tax authorities. These interpretations are subject to challenge by the tax authorities upon audit or to reinterpretation based on management’s ongoing assessment of facts and evolving case law.
Periodically and in the ordinary course of business, we are involved in inquiries and reviews by tax authorities that normally require management to provide supplemental information to support certain tax positions we take in our tax returns. Uncertain tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit or liability that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. For tax positions not meeting the “more likely than not” test, no tax benefit or liability is recorded. Management believes it has taken appropriate positions on its tax returns, although the ultimate outcome of any tax review cannot be predicted with certainty. No assurance can be given that the final outcome of these matters will not be different than what is reflected in the financial statements.
We recognize interest and penalties related to income tax matters in income tax expense.
Advertising
We expense our advertising costs as incurred, except payments for major sponsorships which are amortized over an estimated life not to exceed one year. Advertising expenses amounted to $933,000 for the period from inception through December 31, 2014.

Derivatives and Hedging Activities
We maintain and account for derivatives in accordance with FASB guidance on accounting for derivative instruments and hedging activities. When we enter into the derivative contract, we designate a derivative as held for trading, an economic hedge, or a qualifying hedge as detailed in the literature. The designation may change based upon management’s reassessment or changing circumstances.
We designate at inception whether a derivative contract is considered hedging or nonhedging. All of our derivatives are nonexchange traded contracts, and as such, their fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation.
For qualifying hedges, we formally document at inception all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various accounting hedges. We utilize derivatives to manage interest rate sensitivity in certain cases.
Derivatives utilized by the Bank include interest rate lock commitments (“IRLC” or “IRLCs”) and forward settlement contracts as described below.
The Bank, through First Mariner Mortgage (a division of the Bank), enters into IRLCs, under which we originate residential mortgage loans with interest rates determined prior to funding. IRLCs on mortgage loans that we intend to sell in the secondary market are considered derivatives. For these IRLCs, we protect the Bank from changes in interest rates through the use of forward sales of to be issued (“TBA”) mortgage-backed securities. We are exposed to price risk from the time a mortgage loan closes until the time the loan is sold. We utilize forward sales of TBA mortgage-backed securities to manage exposure to price risk. During the period of the rate lock commitment and from the time a loan is closed with the borrowers and sold to investors, we remain exposed to basis (execution, timing, and/or volatility) risk in that the changes in value of our forward sales commitments may not equal or completely offset the changes in value of the rate commitments. We also mitigate counterparty risk by entering into commitments with proven counterparties and pre-approved financial intermediaries.
The market value of IRLCs is not readily ascertainable with precision because they are not actively traded in stand-alone markets. The Bank determines the fair value of IRLCs by measuring the change in the value of the underlying asset, while taking into consideration the probability that the IRLCs will close.
Changes in interest rates could materially affect the fair value of the IRLCs or the forward commitments. In the case of the loan related derivatives, fair value is also impacted by the probability that the rate lock commitment will close (“fallout factor”). Changes in interest rates could result in changes in the fallout factor, which might magnify or counteract the sensitivities. The impact of an interest rate shift on the fallout ratio is nonsymmetrical and nonlinear.
At December 31, 2014, we did not have any designated hedges as we do not designate IRLCs or forward sales commitments on LHFS originations as hedges. We recognize any gains and losses on IRLCs and forward sales commitments on LHFS originations through mortgage-banking revenue in the Consolidated Statement of Operations.
(2)
Business Combination

On June 17, 2014, RKJS Bank acquired the Bank in a transaction that was accounted for as a business combination. The purchase price of the Bank was $18.7 million.
The transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed, and consideration transferred were recorded at the estimated fair value on the acquisition date.

The following table shows the net assets at fair value of the Bank as of June 17, 2014, the date of the acquisition (dollars in thousands):
Consideration paid – cash	$18,726
Assets acquired:
Cash and due from banks and interest-bearing deposits	116,089
AFS Securities	102,091
LHFS	41,545
Loans receivable	525,036
Real estate acquired through foreclosure	12,773
Core deposit intangible	3,995
Trade name	3,700
Other assets	97,252
Total assets	902,481
Liabilities assumed:
Deposits	843,023
Borrowings	34,280
Other liabilities	16,954
Total liabilities	894,257
Net assets acquired at fair value	8,224
Goodwill resulting from acquisition	$10,502

(3)
Restrictions on Cash and Due From Banks

The Bank is required by the Federal Reserve Board (“FRB”) to maintain certain cash reserve balances based principally on deposit liabilities. Due to large vault cash amounts at December 31, 2014, no additional reserves were required at the FRB. The Bank pledged $1.7 million in cash for exposure on debit card transactions as of December 31, 2014.
(4)    AFS Securities
The composition of our AFS securities portfolio is as follows at December 31, 2014:
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Mortgage-backed securities	$46,170	$448	$49	$46,569
Trust preferred securities	3,065	3	—	3,068
U.S. government agency notes	10,617	2	28	10,591
Equity securities - mutual funds	750	10	—	760
	$60,602	$463	$77	$60,988

Contractual maturities of debt securities at December 31, 2014 are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Due in one year or less	$3,504	$3,484
Due after one year through five years	7,113	7,107
Due after ten years	3,065	3,068
Mortgage-backed securities	46,170	46,569
	$59,852	$60,228

The following table shows the level of our gross unrealized losses and the fair value of the associated securities by type and duration of loss position for AFS securities at December 31, 2014:
	Less than 12 months		12 months or more		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(dollars in thousands)
Mortgage-backed securities	$19,268	$49	$—	$—	$19,268	$49
U.S. government agency notes	9,062	28	—	—	9,062	28
	$28,330	$77	$—	$—	$28,330	$77

For AFS securities, gross unrealized losses totaled $77,000 as of December 31, 2014 and equaled 0.3% of the fair value of securities with unrealized losses as of that date. A total of 16 securities were in an unrealized loss position as of December 31, 2014, with the largest single unrealized loss in any one security totaling $21,000. No securities were in an unrealized loss position for twelve months or more.
All of the securities that are impaired are so due to declines in fair values resulting from changes in interest rates or increased credit/liquidity spreads since the time they were purchased. We have the intent to hold these debt securities to maturity, and, for equity securities in a loss position, for the foreseeable future and believe it is not more likely than not, that we will be required to sell the securities before anticipated recovery. We expect these securities will be repaid in full, with no losses realized. As such, management considers the impairments to be temporary.
During the period of inception through December 31, 2014, we recognized gross gains and gross losses on the sale of AFS securities of  $175,000 and $1,000, respectively.
At December 31, 2014, we held securities with an aggregate carrying value (fair value) of  $20.3 million that we have pledged as collateral for certain mortgage-banking and hedging activities and borrowings.
(5)
Loans Receivable and Allowance for Loan Losses

Loans receivable are summarized as follows at December 31, 2014 (dollars in thousands):
Commercial	$43,038
Commercial mortgage	190,522
Commercial construction	21,023
Consumer construction	10,679
Residential mortgage	131,001
Consumer	107,623
Total loans	503,886
Unearned loan fees, net	(1,787)
$502,099

Included in consumer loan totals in the above table are overdrawn commercial and retail checking accounts totaling approximately $90,000 as of December 31, 2014.
At December 31, 2014, we had pledged loans with carrying values of  $112.7 million and $1.9 million as collateral for FHLB advances and for our operating account with the FRB, respectively.
Purchased Credit-Impaired Loans
We have purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected.
The carrying amount of those loans is as follows as of December 31, 2014 (dollars in thousands):
Commercial	$1,766
Commercial mortgage	24,828
Commercial construction	8,713
Consumer construction	2,158
Residential mortgage	4,822
Consumer	1,049
Outstanding balance	43,336
Net discount on purchased impaired loans	(8,424)
Net carrying amount	$34,912

For those purchased credit impaired loans disclosed above, we increased the allowance for loan losses by $233,000 for the period from inception through December 31, 2014.
The following table presents changes in the accretable discount on purchased credit-impaired loans for the period from inception through December 31, 2014 (dollars in thousands):
Beginning balance	$—
Purchases	2,883
Accretion	(1,026)
Reclassification	1,383
Ending balance	$3,240

Credit Quality
Management has an established methodology to determine the adequacy of the Allowance that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the Allowance, we have segmented our loan portfolio by product type. Our portfolio loan segments are commercial, commercial mortgage, commercial construction, consumer construction, residential mortgage, and consumer. We have evaluated all segments to determine if subcategorization into classes is warranted based upon our credit review methodology. We have divided consumer loans into two classes, (1) home equity and second mortgage loans and (2) other consumer loans.
To establish the general portion of the Allowance, loans are pooled by portfolio class and a historical loss percentage is applied to each class of nonimpaired loans. Those percentages are then applied to the current period loan balances to determine the required reserve. We then apply additional general loss factors to the different segments of loans to reflect various environmental factors. For individually evaluated loans, we do additional analyses to determine any impairment. In general, this impairment is included as part of the Allowance. These loss estimates are performed under multiple economic scenarios to establish a range of potential outcomes for each criterion. Management applies judgment to develop its own view of loss probability within that range, using external and internal parameters with the objective of establishing an Allowance inherent within these portfolios as of the reporting date.

The following tables presents by portfolio segment, the changes in the Allowance, and the recorded investment in loans as of and for the period of inception through December 31, 2014:
	Commercial	Commercial Mortgage	Commercial Construction	Consumer Construction	Residential Mortgage	Consumer	Unallocated	Total
	(dollars in thousands)
Beginning Balance	$—	$—	$—	$—	$—	$—	$—	$—
Charge-offs	—	(52)	—	—	(211)	(607)	—	(870)
Recoveries	271	8	17	—	51	336	—	683
Net recoveries (charge offs)	271	(44)	17	—	(160)	(271)	—	(187)
(Reversal of) provision for loan losses	(220)	396	146	168	759	371	—	1,620
Ending Balance	$51	$352	$163	$168	$599	$100	$—	$1,433
Ending balance – individually evaluated for impairment	$—	$—	$—	$—	$549	$—	$—	$549
Ending balance – purchased impaired loans	—	1	55	145	32	—	—	233
Ending balance – collectively evaluated for impairment	51	351	108	23	18	100	—	651
	$51	$352	$163	$168	$599	$100	$—	$1,433
Ending loan balance – individually evaluated for impairment	$—	$4,836	$—	$—	$3,660	$417		$8,913
Ending loan balance – purchased impaired loans	1,483	20,121	6,464	1,900	4,056	888		34,912
Ending loan balance – collectively evaluated for impairment	41,405	165,092	14,540	8,652	123,204	105,381		458,274
	$42,888	$190,049	$21,004	$10,552	$130,920	$106,686		$502,099

We use creditworthiness categories to grade commercial loans. Our internal grading system is based on experiences with similarly graded loans. Category ratings are reviewed each quarter. Our internal risk ratings are as follows:
Superior Credit Quality (“RR1”) — This category includes credits that are secured by up to 95% advance against cash balances, municipal or corporate bonds carrying an A rating or better (subject to maturity), U.S. Government securities (subject to maturity), and fully marketable securities of companies with an A or better debt rating. In addition, the borrower must have a reasonable financial condition evidenced by complete financial statements.
High Credit Quality (“RR2”) — This category generally includes credits that are secured by up to 70% advance against municipal or corporate bonds carrying an A rating or better, U.S. Government securities, and marketable securities of companies with an A or better debt rating, or for individual credits, a first deed of trust on residential owner-occupied property with an LTV ratio of 80% or less and adequate cash flow to service the debt. At December 31, 2014, none of our loans carried this risk rating.
Above Average Credit Quality (“RR3”) — This category includes business loans to publicly traded companies with a B rating or better, commercial construction loans with a contingent-free take-out or substantial pre-leasing (75% or more of leasable space) with an LTV ratio of 70% or less, residential construction loans with pre-sold units and an LTV ratio of 75% or less as long as sales are on a noncontingent basis and the overall project is progressing on schedule as originally determined, loans to individuals with liquid assets and strong net worth and the additional ability to service the debt from sources unrelated to the purpose of the credit extension, and monitored credits to borrowers of sound financial condition with approved advance rates providing adequate margin so that collateral can be easily liquidated within 90 days or less.

Average/Satisfactory Credit Quality (“RR4”) — In general, this category includes small-to-medium sized companies with satisfactory financial condition, cash flow, profitability, and balance sheet and income statement ratios, term loans and revolving credits with annual clean-up requirements, the majority of retail commercial credits, loans to partnerships or small businesses, most wholesale sales finance lines, wholesale distributors whose capital position and profitability are at Risk Management Association averages, and loans to individuals with acceptable financial condition and sufficient net cash flow to service the debt as long as the source of repayment is identifiable and sufficient to liquidate the debt within an acceptable period of time and a secondary source of repayment is evident.
Acceptable With Care (“RR5”) — This category includes secured loans to small or medium sized companies which have suffered a financial setback where a convincing plan for correction demonstrates the deficiency is temporary in nature, loans with debt service coverage ratios below or LTV ratios above policy guidelines, most construction and development loans, permanent loans underwritten based on pro forma rents as opposed to historical or actual rents, real estate loans where the project is moderately off the original projections as to cost estimates or absorption, and loans where the interest reserve is no longer adequate, but the customer or guarantor has a proven ability to carry the interest expense out of pocket for an extended time period without undue financial strain.
Watch Credits (“RR6”) — This category includes loans to borrowers who have experienced a temporary setback or deterioration in financial condition that should correct itself during the next twelve months, companies whose financial condition has been marginally acceptable for a period of time and prospects for significant improvement are limited, loans to individuals with marginal financial condition, and most credits for start-up operations. Also included in this category are real estate loans where the project is moderately off original projections, interest reserve may be depleted, with the borrower or guarantor having a questionable or unproved ability to pay interest out of pocket. These credits are considered marginally acceptable.
Special Mention (“RR7”) — special mention credits are characterized as adequately covered by collateral (if any) and/or the paying capacity of the borrower, but are subject to one or more deteriorating trends. These credits constitute an undue and unwarranted credit risk, but not to the point of justifying a classification of substandard. These credits have potential weaknesses which, if not examined and corrected, may weaken the asset or inadequately protect the Bank’s credit position at some future date.
Substandard (“RR8”) — Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses, which jeopardize the orderly liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. The borrower’s financial condition indicates an inability to repay, even if restructured. Prospects for improvement in the borrower’s financial condition are poor. Primary repayment source appears to be shifting from cash flow to liquidation of collateral.
Doubtful (“RR9”) — Doubtful classifications have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently known facts, conditions, and values highly questionable and improbable. A doubtful classification may be appropriate in cases where significant risk exposures are perceived, but loss cannot be determined because of specific, reasonable, and pending factors which may strengthen and work to the advantage of the credit in the near term. Account officers attempt to identify any principal loss in the credit, where possible, thereby limiting the excessive use of the doubtful classification. The classification is a deferral of the estimated loss until its more exact status may be determined. At December 31, 2014, none of our loans carried this risk rating.
Loss (“RR10”) — Losses must be taken as soon as they are realized. In some instances and on a temporary basis, a portion of a loan may receive this rating (split rating) when the actual loss cannot be currently identified. In these instances, additional facts or information is necessary to determine the final amount to be charged against the loan loss reserve. When applied for these purposes, this risk rating may be used for a period not to exceed six months. Subsequent to the identification of this split rating, the remaining balance will be risk rated substandard. At December 31, 2014, none of our loans carried this risk rating.

The following table shows the credit quality breakdown of our commercial loan portfolio by class as of December 31, 2014:
	Commercial	Commercial Mortgage	Commercial Construction	Consumer Construction	Total
	(dollars in thousands)
RR8	$—	$20,853	$12,930	$—	$33,783
RR7	4,639	11,346	2,469	—	18,454
RR6	7,385	25,163	429	—	32,977
RR5	10,770	91,583	5,176	—	107,529
RR4	20,075	29,259	—	10,552	59,886
RR3	—	11,845	—	—	11,845
RR1	19	—	—	—	19
	$42,888	$190,049	$21,004	$10,552	$264,493

We do not individually grade residential mortgage or consumer loans. Such loans are classified as performing or nonperforming. Loan performance is reviewed each quarter. The following table shows performing and nonperforming (nonaccrual) residential mortgage and consumer loans by class as of December 31, 2014:
	Residential Mortgage	Home Equity & 2nd Mortgage	Other Consumer	Total
	(dollars in thousands)
Nonaccrual loans	$2,855	$401	$17	$3,273
Performing loans	128,065	87,714	18,554	234,333
	$130,920	$88,115	$18,571	$237,606

The following table shows the aging of our loans receivable by class at December 31, 2014:
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due	Purchased Impaired	Current	Total Loans
	(dollars in thousands)
Commercial	$—	$—	$—	$—	$—	$1,483	$41,405	$42,888
Commercial mortgage	1,964	1,020	4,336	4,836	12,156	20,122	157,771	190,049
Commercial construction	—	—	96	—	96	6,464	14,444	21,004
Consumer construction	832	226	—	—	1,058	1,899	7,595	10,552
Residential mortgage	3,781	8,657	541	2,855	15,834	4,055	111,031	130,920
Home equity and 2nd mortgage	2,978	1,319	—	401	4,698	743	82,674	88,115
Other consumer	31	9	—	16	56	146	18,369	18,571
	$9,586	$11,231	$4,973	$8,108	$33,898	$34,912	$433,289	$502,099

The interest which would have been recorded on the above nonaccrual loans if those loans had been performing in accordance with their contractual terms was approximately $125,000 in 2014. The actual interest income recorded on those loans in 2014 was approximately $41,000.

Impaired loans include nonaccrual loans and accruing TDRs. The following tables show the breakout of impaired loans (excluding purchased impaired loans of  $34.9 million) by class as of and for the period of inception through December 31, 2014:
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
With no related allowance:
Commercial	$—	$—	$—	$—	$—
Commercial mortgage	4,836	4,836	—	967	3
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	—	—	—	481	—
Home equity & 2nd mortgage	401	401	—	156	7
Other consumer	16	16	—	3	—
With a related allowance:
Commercial	—	—	—	—	—
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	3,660	4,209	549	990	31
Home equity & 2nd mortgage	—	—	—	—	—
Other consumer	—	—	—	—	—
Totals:
Commercial	—	—	—	—	—
Commercial mortgage	4,836	4,836	—	967	3
Commercial construction	—	—	—	—	—
Consumer construction	—	—	—	—	—
Residential mortgage	3,660	4,209	549	1,471	31
Home equity & 2nd mortgage	401	401	—	156	7
Other consumer	16	16	—	3	—
The following table shows the breakdown of loans we modified and consider to be TDRs during the period from inception through December 31, 2014:
	Number of Modifications	Recorded Investment Prior to Modification	Recorded Investment After Modification
	(dollars in thousands)
Residential mortgage	2	$1,358	$1,358
Our TDRs are the result of renewals where the only concession is that the interest rate is not considered to be a market rate. As such, the best illustration of the financial impact of the TDRs is the effect on the Allowance. The TDRs described above increased the Allowance by $59,000 during 2014.
There were no TDR modifications for which there was a payment default within the lesser of the period of inception through December 31, 2014 or the twelve months following the modification.
Total TDRs as of December 31, 2014 amounted to $1.4 million, none of which were in nonaccrual status.

(6)
Premises and Equipment

We own property and equipment as follows at December 31, 2014 (dollars in thousands):
Land	$1,888
Buildings and improvements	32,785
Leasehold improvements	1,124
Furniture, fixtures, automobiles, and equipment	3,095
Total, at cost	38,892
Less: accumulated depreciation and amortization	(1,976)
Net premises and equipment	$36,916

Depreciation and amortization expense for the period from inception through December 31, 2014 was $2.0 million.
We lease various branch and general office facilities to conduct our operations. The leases have remaining terms which range from a period of less than 1 year to 5 years. Most leases contain renewal options which are generally exercisable at increased rates. Some of the leases provide for increases in the rental rates at specified times during the lease terms, prior to the expiration dates. The leases generally provide for payment of property taxes, insurance, and maintenance costs by the Bank. The total rental expense for all real property leases amounted to $2.3 million for 2014.
Our minimum lease payments due for each of the next five years are as follows (dollars in thousands):
2015	$4,165
2016	2,872
2017	792
2018	407
2019	155
Thereafter	—
$8,391

(7)
Goodwill & Other Intangible Assets

The Bank’s goodwill and other intangible assets related to the acquisition of the Bank by RKJS Bank in June, 2014 were as follows for the period from inception through December 31, 2014 (dollars in thousands):
		Other Intangible Assets
	Goodwill	Trade Name	Core Deposit Intangible	Total
Beginning balance	$—	$—	$—	$—
Addition to intangibles	10,502	3,700	3,995	7,695
Amortization	—	(185)	(426)	(611)
Ending balance	$10,502	$3,515	$3,569	$7,084

Both the core deposit intangible and the trade name are being amortized over 10 years. The estimated amortization expense for both intangibles is as follows (dollars in thousands):
	Trade Name	Core Deposit Intangible	Total
2015	$370	$679	$1,049
2016	370	528	898
2017	370	437	807
2018	370	378	748
2019	370	341	711
Thereafter	1,665	1,206	2,871
	$3,515	$3,569	$7,084

(8)
Deposits

Deposits are summarized as follows at December 31, 2014:
	Amount	Weighted- Average Effective Rate
	(dollars in thousands)
Transaction accounts:
NOW	$52,912	2.12%
Savings	62,915	0.15%
Money market	119,169	0.17%
Noninterest-bearing demand	112,317
Total transaction accounts	347,313
Certificates of deposit:
Original maturities:
Under 12 months	88,458	0.38%
12 to 60 months	219,194	0.61%
IRA and KEOGH	35,164	0.34%
Total certificates of deposit	342,816
Total deposits	$690,129

Time deposits mature as follows as of December 31, 2014:
	Amount	% of Total
	(dollars in thousands)
Within 6 months	$121,071	35.3%
Over 6 months – 12 months	102,583	29.9%
Over 12 months – 24 months	96,777	28.2%
Over 24 months – 36 months	18,704	5.5%
Over 36 months – 48 months	3,671	1.1%
Over 48 months	10	0.1%
	$342,816	100.0%

The Bank offers certain certificate products that provide customers a “one-time” withdrawal option that the customer may exercise at any time without penalty. As of December 31, 2014, certificates that permitted early withdrawal totaled $69.4 million.
Certificates of deposit of  $250,000 or more totaled $29.1 million at December 31, 2014.

The FDIC, through the Deposit Insurance Fund, insures deposits of accountholders up to $250,000. The Bank pays an annual premium to provide for this insurance.
(9)
Borrowings

Our borrowings consist of retail repurchase agreements, short-term advances from the FHLB, and a long-term note.
The FHLB advances are available under a specific collateral pledge and security agreement, which requires that we maintain collateral for all of our borrowings equal to 125% of advances. We may pledge as collateral specific first- and second-lien mortgage loans or commercial mortgages for borrowings up to 10% of the Bank’s total assets. The advances are fixed-rate instruments with a specific maturity date. As of December 31, 2014, our total credit line with the FHLB was $82.6 million, with an outstanding balance at December 31, 2014 of  $25.0 million and a remaining available line of  $57.6 million.
Certain information regarding our borrowings is as follows as of December 31, 2014 (dollars in thousands):
Amount outstanding at year-end:
FHLB short-term advances	$25,000
Retail repurchase agreements	498
Long-term note	50
Weighted-average interest rate at year-end:
FHLB short-term advances	0.19%
Retail repurchase agreements	0.01%
Long-term note	—
Maximum outstanding at any month-end:
FHLB short-term advances	$25,000
Retail repurchase agreements	6,651
Long-term note	500
Average outstanding:
FHLB short-term advances	$2,263
Retail repurchase agreements	4,832
Long-term note	204
Weighted-average interest rate during the year:
FHLB short-term advances	0.39%
Retail repurchase agreements	0.26%
Long-term note	—
The long-term note is noninterest-bearing and matures in 2016.
At December 31, 2014, we had pledged securities with an aggregate carrying value (fair value) of  $15.2 million and loans with a carrying value of  $112.7 million as collateral for FHLB advances. We had also pledged securities with an aggregate carrying value (fair value) of  $2.0 million as collateral for the retail repurchase agreements.
(10)
Regulatory Matters and Capital Adequacy

Various regulatory capital requirements administered by the federal banking agencies apply to the Bank. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average quarterly assets (“leverage”). As of December 31, 2014, the Bank met the requirements for “well capitalized” under the regulatory framework for prompt corrective action.
Our regulatory capital amounts and ratios as of December 31, 2014 were as follows:
	Actaul Amount		Minimum Requirements for Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provision
		Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
Total capital (to risk-weighted assets)	$89,631	16.0%	$44,717	8.0%	$55,896	10.0%
Tier 1 capital (to risk-weighted assets)	87,449	15.6%	22,358	4.0%	33,537	6.0%
Tier 1 capital (to average quarterly assets)	87,449	10.7%	32,836	4.0%	41,044	5.0%
The Bank is under an Agreement with the FDIC and the Commissioner of Financial Regulation for the state of Maryland (the “Commissioner”) (entered into on September 18, 2009, prior to the sale of the Bank to RKJS Bank), pursuant to which it consented to the entry of an Order to Cease and Desist (“the Order”), which directed the Bank to (i) increase its capitalization, (ii) improve earnings, (iii) reduce nonperforming loans, (iv) strengthen management policies and practices, and (v) reduce reliance on noncore funding. The Order required the Bank to adopt a plan to achieve and maintain a leverage capital ratio of at least 7.5% and a total risk-based capital ratio of at least 11%. As part of the Order, within 30 days after the end of each calendar year, the Bank must submit an annual budget and profit plan and a plan that takes into account the Bank’s pricing structure, the Bank’s cost of funds and how this can be reduced, and the level of provision expense for adversely classified loans. To address reliance on noncore funding, the Bank was required to submit a liquidity plan intended to reduce the Bank’s reliance on noncore funding, wholesale funding sources, and high-cost rate-sensitive deposits. While the Order is in effect, the Bank may not pay dividends or management fees without the FDIC’s prior consent, may not accept, renew, or roll over any brokered deposits, and is restricted in the yields that it may pay on deposits. As of December 31, 2014, we have met all provisions of the Order.
As a condition of the merger between the Bank and RKJS Bank, the Bank is subject to an Order and Basis for Corporation Approval (“Approval Order”) by the FDIC that requires the Bank to (i) maintain at not less than 8%, a Tier 1 capital to assets leverage ratio for the first seven years after consummation of the merger, (ii) maintain an adequate allowance for loan and lease losses, (iii) operate within the parameters of the business plan submitted to the FDIC, and for the first seven years after consummation of the merger, obtain approval from the FDIC Regional Director for any proposed major deviation or material change from the submitted business plan before consummation of the change, (iv) submit to the appropriate FDIC office, within 60 days before the end of the third year of operation, pro forma financial statements and a business plan for operating years four through seven, (v) for the three-year period after the consummation of the merger, obtain the written non-objection of the FDIC Regional Director prior to implementation of any stock benefit plans, including stock options, stock warrants, and/or other similar stock-based compensation plans, (vi) not declare or pay dividends without prior written approval of the FDIC Regional Director for three years following the consummation of the merger, (vii) obtain the written approval of the FDIC Regional Director prior to adding or replacing any individual as a director or senior executive officer, or changing the responsibilities of any senior executive officer position for three years after the consummation of the merger.
The Bank is also subject to requirements of the Commissioner as conditions of the merger. The Bank is required to (i) remain well capitalized and in satisfactory condition following the merger, (ii) obtain written approval from the Commissioner prior to making any material changes to the Business Plan, for the three-year period immediately following the effective date of the merger, (iii) provide prior notifications to and receive written approval from the Commissioner before making any changes to the Bank’s senior management or board of directors for the at least the three-year period immediately following the effective date of the merger, with an additional three-year period requirement possible at the discretion of the

Commissioner, (iv) not pay any dividends unless prior written approval has been received from the Commissioner, (v) on or before January 30, 2015, and on or before July 31, 2015, submit to the Commissioner financial statements, as of December 31, 2014 and June 30, 2015, respectively, in the same format as the final pro forma financials submitted with the merger application to the Commissioner.
The foregoing may subject us to increased regulatory scrutiny and may have an adverse impact on our business operations. Failure to comply with the provisions of these regulatory requirements may result in more restrictive actions from our regulators, including more severe and restrictive enforcement actions. As of December 31, 2014, we have met all provisions of the Order and the Approval Order.
(11)
Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed after adjusting the denominator of the basic loss per share computation for the effects of all dilutive potential common shares outstanding during the period. The dilutive effects of options, warrants, and their equivalents are computed using the “treasury stock” method. For the period from inception through December 31, 2014, we had no common stock equivalents that were required to be used in the loss per share calculations.
Information relating to the calculations of our loss per common share is summarized as follows for the period from inception through December 31, 2014 (dollars in thousands, except for per share data):
Weighted-average share outstanding – basic	3,725,893
Net loss	$(4,965)
Net loss per share – basic	$(1.33)

(12)
Other Comprehensive Income

The following table presents the changes in the components of accumulated other comprehensive income from the date of inception through December 31, 2014:
Accumulated Other Comprehensive Income — AFS securities
(dollars in thousands)
Balance at beginning of period	$—
Other comprehensive income before reclassification	560
Amounts reclassified from accumulated other comprehensive income	(174)
Balance at end of period	$386

The followings table presents the amounts reclassified out of the components of accumulated other comprehensive income from the date of inception through December 31, 2014:
	Accumulated Other Comprehensive Income — AFS securities	Affected Line Item in the Statement Where Net Loss is Presented
	(dollars in thousands)
Realized gain on sale of AFS securities	$(174)	Gain on sale of AFS securities, net
(13)
Other Expenses

The following summarizes our other noninterest expenses for the period of inception through December 31, 2014 (dollars in thousands):
Office supplies	$176

Overnight delivery/courier	164
Dues and subscriptions	148
Director fees	134
Security	100
Postage	71
Automobile	69
Printing	55
Travel and entertainment	54
Employee education and training	29
Other	387
$1,387

(14)    Income Taxes
Our income tax expense consists of the following for the period from inception through December 31, 2014 (dollars in thousands):
Current	$—
Deferred	—
Income tax expense	$—

The income tax expense is reconciled to the amount computed by applying the federal corporate tax rate of 35% to the net loss before taxes as follows for the period of inception through December 31, 2014:
	Amount	Rate
	(dollars in thousands)
Tax at statutory federal rate	$(1,688)	(34.0)%
Change in valuation allowance	1,631	32.8%
BOLI	(183)	(3.6)%
Other permanent M-1 adjustments	(9)	(0.2)%
Other	249	5.0%
	$—	—%

The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities relate to the following at December 31, 2014 (dollars in thousands):
Deferred tax assets:
Allowance for loan losses	$565
Net operating loss carryforward	29,693
Real estate acquired through foreclosure	4,569
Deferred rent	51
Nonaccrual interest	96
Accrued expenses	209
Tax credits	1,518
Charitable contributions	6
Total gross deferred tax assets	36,707
Less: valuation allowance	(25,131)
11,576
Deferred tax liabilities:
Purchase accounting fair value adjustments	(7,823)
Accrued intangibles	(2,795)
Loan discount reduction	(251)
Depreciation	(707)
Total gross deferred tax liabilities	(11,576)
Net deferred tax assets	$—

As of December 31, 2014, the Bank determined, based on the weight of available evidence, that it is more likely than not that the deferred tax assets will not be realized and, accordingly, has provided a valuation allowance for the full amount of the net deferred tax assets.
On the date of acquisition, the Bank carried a deferred tax asset of  $23.5 million. The Bank determined that it is more likely than not that the deferred tax asset will not be realized and, accordingly, provided a valuation allowance for the full amount of the net deferred tax asset at that point in time.
We have net operating loss carryforwards available for federal income tax purposes of approximately $75.3 million. Internal Revenue Code Section 382 (“IRC 382”) places an annual limitation on a corporation’s ability to utilize its net operating loss carryforward if there is a greater than 50% change in ownership. The acquisition of First Mariner Bank by RKJS Bank met the definition of a change of ownership and First Mariner Bank’s net operating losses are now limited by IRC 382. Management has estimated the amount of the IRC 382 limitation. The deferred tax asset for net operating losses has been reduced to reflect the estimated amount of net operating losses that can be utilized considering the IRC 382 limitation. The formal section 382 limitation analysis has not been fully completed, accordingly the gross deferred tax asset may be adjusted upon completion of the analysis. The net operating loss carryforwards begin to expire in 2029 through 2034.
Our income tax returns are subject to review and examination by federal and state taxing authorities. We are currently open to audit under the applicable statutes of limitations by the Internal Revenue Service for the years ended December 31, 2011 through 2013. The years open to examination by state taxing authorities vary by jurisdiction.

(15)
Fair Value

We classify financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
We record transfers between levels at the end of the reporting period in which the change in significant inputs occurs.
Assets and Liabilities Measured on a Recurring Basis
The following tables present fair value measurements for assets and liabilities that are measured at fair value on a recurring basis as of and for the period of inception through December 31, 2014:
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Changes In Fair Values Included In Period Income
	(dollars in thousands)
ASSETS:
Securities:
Mortgage-backed securities	$46,569	$—	$46,569	$—	$—
Trust preferred securities	3,068	—	3,068	—	—
U.S. government agency notes	10,591	—	10,591	—	—
Equity securities - mutual funds	760	—	760	—	—
	$60,988	$—	$60,988	$—	$—
LHFS	$63,032	$—	$63,032	$—	$760
IRLCs	1,772	—	1,772	—	(1,720)
LIABILITIES:
Forward contracts to sell mortgage-backed securities	708	—	708	—	(2,128)
There were no transfers between any of Levels 1, 2, and 3 for the period from inception through December 31, 2014.
AFS Securities
The estimated fair values of AFS equity securities are determined by obtaining quoted prices on nationally recognized exchanges. The estimated fair values for our debt securities are obtained from a nationally-recognized pricing service. This pricing service develops estimated fair values by analyzing like securities and applying available market information through processes such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing, to prepare valuations. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things, and are based on market data obtained from sources independent from the Bank. The Level 2 investments in the Bank’s portfolio are priced using those inputs that, based on the analysis prepared by the pricing service, reflect the assumptions that market participants would use to price the assets. The Bank has determined that the Level 2 designation is appropriate for these securities because, as with most fixed-income securities, those in the Bank’s portfolio are not exchange-traded, and such nonexchange-traded fixed income securities are typically priced by correlation to observed market data. The Bank has reviewed the pricing service’s methodology to confirm its understanding that such methodology results in a valuation based on quoted market prices for similar instruments traded in active markets, quoted markets for identical or similar instruments traded in markets that are not active, and model-based valuation techniques for which the significant assumptions can be corroborated by market data as appropriate to a Level 2 designation.
LHFS
LHFS are carried at fair value, which is determined based on outstanding investor commitments or, in the absence of such commitments, on current investor yield requirements or third party pricing models.
IRLCs
We utilize a third party specialist model to estimate the fair value of our IRLCs, which are valued based upon mandatory pricing quotes from correspondent lenders less estimated costs to process and settle the loan. Fair value is adjusted for the estimated probability of the loan closing with the borrower.
Forward Contracts to Sell Mortgage-Backed Securities
Fair value of these commitments is determined based upon the quoted market values of the securities.
Assets Measured on a Nonrecurring Basis
We may be required, from time to time, to measure certain other assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of LCM accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the assets as of December 31, 2014:
	Carrying Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Range Of Discount	Weighted Average
	(dollars in thousands)
Impaired loans	$7,560	$—	$—	$7,560	0% – 37%	30%
Real estate acquired through foreclosure	6,835	—	—	6,835	0% – 168%	13%
Impaired Loans
Collateral-dependent impaired loans are classified as Level 3 assets and the estimated fair value of the collateral is based on the appraised value or other reasonable offers less estimated costs to sell. We generally obtain certified external appraisals of impaired loans and estimate fair value using those appraisals. Other valuation sources may be used, including broker price opinions, letters of intent, and executed sale agreements.

For all collateral-dependent impaired loans, when the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through an allocated portion of the Allowance or is charged off. The amount shown is the balance of impaired loans, net of any charge-offs and any related Allowance.
Real Estate Acquired Through Foreclosure
We record foreclosed real estate assets at the fair value less estimated selling costs on their acquisition dates and at the lower of such initial amount or estimated fair value less estimated selling costs thereafter. We generally obtain certified external appraisals of real estate acquired through foreclosure and estimate fair value using those appraisals. Other valuation sources may be used, including broker price opinions, letters of intent, and executed sale agreements.
Fair Value of All Financial Instruments
The carrying value and estimated fair value of all financial instruments are summarized in the following table as of December 31, 2014. The descriptions of the fair value calculations for AFS securities, LHFS, impaired loans, real estate acquired through foreclosure, IRLCs, and forward contracts to sell mortgage-backed securities are included in the discussions above.
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Assets:
Cash and cash equivalents	$90,087	$90,087	$—	$—	$90,087
AFS securities	60,988	—	60,988	—	60,988
LHFS	63,032	—	63,032	—	63,032
Loans receivable	502,099	—	—	503,399	503,399
Restricted stock investments	2,103	—	2,103	—	2,103
IRLCs	1,772	—	1,772	—	1,772
Liabilities:
Deposits	690,129	—	—	691,542	691,542
Borrowings	25,548	—	—	25,564	25,564
Forward contracts to sell mortgage-backed securities	708	—	708	—	708
At December 31, 2014, the Bank had commitments of  $68.0 million and standby letters of credit outstanding of  $945,000. The fair value of these commitments is nominal.
Pricing or valuation models are applied using current market information to estimate fair value. In some cases considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.
Cash and Cash Equivalents
The carrying amount for cash and cash equivalents approximates fair value due to the short maturity of these instruments.
Loans Receivable
Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily, residential and nonresidential construction and land, home equity and second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed- and adjustable-rate interest terms and performing and nonperforming categories. The fair value of each loan category was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, and discount rate. From time to time, nonrecurring fair value adjustments to collateral-dependent impaired loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of collateral.
Restricted Stock Investments
The carrying value of restricted stock investments is a reasonable estimate of fair value as these investments do not have a readily available market.
Deposits
The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, interest-bearing NOW accounts, money market, and savings accounts, is deemed to be equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.
Borrowings
Long-term and short-term borrowings were segmented into categories with similar financial characteristics. Carrying values were discounted using a cash flow approach based on market rates.
Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from a one-time sale of our total holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.
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Credit Commitments

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. These commitments are subject to the same credit policy as a similar on-balance sheet instrument. At December 31, 2014, we had commitments to originate first mortgage loans on real estate (IRLCs) of approximately $68.9 million, most of which were committed for sale in the secondary market.
Commitments for first mortgage loans generally expire within 60 days and are normally funded with loan principal repayments, excess liquidity, and deposits. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent our future cash requirements. See Note 17 below for additional information on these derivatives.
At December 31, 2014, we also had commitments to loan funds under unused home equity lines of credit aggregating approximately $45.9 million and unused commercial lines of credit, retail checking lines of credit, as well as unfunded construction, commercial, and consumer commitments aggregating approximately $22.1 million. Such commitments generally carry a fixed rate of interest, while home equity lines of credit are generally variable.
Substantially all outstanding commitments at December 31, 2014 are for loans to be secured by real estate with appraised values in excess of the commitment amounts. Our exposure to credit loss under these contracts in the event of nonperformance by the other parties is represented by the commitment amounts, assuming the collateral has no value.
Letters of credit are commitments issued to guarantee the performance of a customer to a third party. At December 31, 2014, letters of credit totaled $945,000.

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Derivatives and Hedging

IRLCs and forward commitments for the future sale of mortgage-backed securities are considered derivatives. It is our practice to enter into forward commitments for the future sale of mortgage-backed securities when IRLCs are entered into in order to economically hedge the effect of changes in interest rates resulting from commitments to fund loans. These mortgage-banking derivatives are not designated as hedge relationships.
We recognize gains and losses on IRLCs and forward sales commitments through mortgage-banking revenue in the Consolidated Statement of Operations.
Information pertaining to the carrying amounts of our derivative financial instruments follows as of December 31, 2014:
	Notional Amount	Estimated Fair Value
	(dollars in thousands)
Asset – IRLCs	$68,912	$1,772
Liability – Forward contracts to sell mortgage-backed securities	44,661	708
At December 31, 2014, we had pledged securities with an aggregate carrying value (fair value) of  $3.1 million and pledged cash of  $8.3 million as collateral for hedging activities.
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Related Party Transactions

As of December 31, 2014, there were no loans to principal officers, directors, or affiliates. Deposits from principal officers, directors, or affiliates were approximately $17.9 million as of December 31, 2014.
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Contingencies — Legal Proceedings

Residential Funding Company, LLC has filed suit against the Bank for breach of contract related to representations and warranties contained in an executed Loan Sale Agreement. The complaint fails to identify any specific loans or breaches of representations. However, the Bank has hired a third party to review relevant loans for a determination of actual exposure. The plaintiff is seeking indemnification based on valuations. The case has been remanded to the U.S. District Court for the District of Minnesota. We have recorded a liability of  $450,000 as a reserve towards loss exposure in this matter.
We are party to other legal actions that are routine and incidental to our business. In management’s opinion, the outcome of these matters, individually or in the aggregate, will not have a material effect on our results of operations or financial condition.
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Self-Insurance

We are self-insured with respect to employee-related health insurance claims. We use commercial insurance above our self-insured retentions to reduce our risk of catastrophic loss. Our reserves for self-insured losses are estimated based on employee claim history. Our self-insurance liability totaled $255,000 as of December 31, 2014.
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Recent Accounting Pronouncements

Pronouncements Issued
In November 2014, FASB issued Accounting Standards Update (“ASU”) 2014-17, Business Combinations (Topic 805): Pushdown Accounting (a Consensus of the FASB Emerging Issues Task Force), which amends the standards for business combinations and gives acquiring companies more flexibility in determining how newly acquired businesses value their assets acquired and liabilities assumed. The guidance was effective for acquisitions after November 18, 2014. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.

In November 2014, FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a Consensus of the FASB Emerging Issues Task Force), which clarifies GAAP for hedge accounting as it’s applied to preferred stock and other types of hybrid financial instruments. The guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.
In August 2014, FASB issued ASU 2014-14, Receivables — Troubled Debt Restructuring by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force,) which requires mortgage lenders that originate loans guaranteed by government agencies to measure foreclosed loans using the unpaid principal and interest expected to be recovered through the loan guarantee. ASU 2014-14 requires the loan to be removed from the lender’s asset total and added to the balance sheet as a new receivable. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.
In August, 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.
In January 2014, FASB issued ASU 2014-04, Receivables — Troubled Debt Restructuring by Creditors (Subtopic 310-40), clarifying that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the guidance requires interim and annual disclosure of the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The amended guidance is not expected to have a significant impact on the Bank’s financial condition, results of operations, or financial statement disclosures.
In January 2014, FASB issued ASU 2014-02, Intangibles — Goodwill and Other (Topic 350), which amended existing guidance to permit a private company to amortize goodwill on a straight-line basis over a period of ten years, or less if the company demonstrates that another useful life is more appropriate. It also permits a private company to apply a simplified impairment model to goodwill. If elected, these amendments are effective for annual periods beginning after December 15, 2014 and interim periods within annual periods beginning after December 15, 2015. The guidance is not expected to have a significant impact on the Bank’s financial condition or results of operations.